    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

             (Exact name of registrant as specified in its charter)

           OKLAHOMA                          4812                  73-1110531
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                           --------------------------

                                                                BRUCE R. KNOOIHUIZEN
         13439 NORTH BROADWAY EXTENSION                    13439 NORTH BROADWAY EXTENSION
                   SUITE 200                                         SUITE 200
         OKLAHOMA CITY, OKLAHOMA 73114                     OKLAHOMA CITY, OKLAHOMA 73114
                 (405) 391-8500                                    (405) 391-8500
  (Address, including Zip Code, and telephone         (Name, address, including Zip Code, and
  number, including area code, of registrant's    telephone number, including area code, of agent
          principal executive offices)                              for service)

                            ------------------------

                                   COPIES TO:

                             THEODORE M. ELAM, ESQ.
                    MCAFEE & TAFT A PROFESSIONAL CORPORATION
                       TENTH FLOOR, TWO LEADERSHIP SQUARE
                               211 NORTH ROBINSON
                         OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 235-9621

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                 REGISTERED         PER UNIT(1)      OFFERING PRICE(1)    REGISTRATION FEE
12 1/4% Senior Notes due 2008....................     $200,000,000            100%            $200,000,000         $55,600(1)

(1) Estimated solely for purposes of computing the registration fee in accordance with Rule 457(f)(2).

                           --------------------------

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8, may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 22, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

                               OFFER TO EXCHANGE
                            ALL OUTSTANDING 12 1/4%
                             SENIOR NOTES DUE 2008
                       ($200,000,000 AGGREGATE PRINCIPAL
                              AMOUNT OUTSTANDING)
                                      FOR
                        12 1/4% SENIOR NOTES DUE 2008 OF

                        DOBSON/SYGNET COMMUNICATIONS COMPANY

                            TERMS OF EXCHANGE OFFER

    - Expires 5:00 p.m., New York City time,         , 1999, unless extended

    - Not subject to any condition other than that the Exchange Offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission

    - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged

    - Tenders of outstanding notes may be withdrawn any time prior to 5:00 p.m. on the business day prior to expiration of the Exchange Offer

    - The exchange of notes will not be a taxable exchange for the U.S. federal income tax purposes

    - We will not receive any proceeds from the Exchange Offer

    - The terms of the notes to be issued are substantially identical to the outstanding notes, except for certain transfer restrictions and registration rights relating to the outstanding notes

SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS         , 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Certain Terms..............................................................................................         iii
Summary....................................................................................................           1
Risk Factors...............................................................................................          13
The Exchange Offer.........................................................................................          21
Selected Consolidated Financial and Other Data.............................................................          29
Pro Forma Consolidated Financial Data......................................................................          31
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          35
Business...................................................................................................          43
Management.................................................................................................          58
Certain Transactions.......................................................................................          60
Principal Shareholder......................................................................................          60
Description of Certain Indebtedness........................................................................          62
Description of the Notes...................................................................................          65
Certain U.S. Federal Tax Consequences to Non-United States Holders.........................................          98
Plan of Distribution.......................................................................................         100
Legal Matters..............................................................................................         101
Experts....................................................................................................         102
Where You Can Find More Information........................................................................         102
Index to Financial Statements..............................................................................         F-1

                            ------------------------

    No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus or the accompanying Letter of Transmittal and, if given or made, such information or representation not contained herein must not be relied upon as having been authorized by us.
                            ------------------------

    The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of our outstanding 12 1/4% senior notes due 2008 ("Old Notes") in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or "Blue Sky" laws of such jurisdiction. Neither the delivery of this prospectus nor the accompanying Letter of Transmittal, nor any exchange made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date hereof.
                            ------------------------

                                 CERTAIN TERMS

    For cellular regulatory purposes, the Federal Communications Commission ("FCC") has designated regions of the United States as either a Metropolitan Statistical Area ("MSA") or a Rural Service Area ("RSA"). Interests in cellular markets are commonly measured on the basis of the population of the MSA or RSA served, with each person in the market area referred to as a "Pop." As used in this offering memorandum, unless otherwise indicated, the term "Pops" means the estimate of the population of an MSA or RSA, as derived from the KAGAN CELLULAR TELEPHONE ATLAS FOR 1998 by Paul Kagan Associates, Inc. MSAs and RSAs are also referred to as "markets." The term "CGSA" refers to the cellular geographic service area. The term "system" means an FCC-licensed cellular telephone system. The term "cell" refers to the service area of an individual transmitter located in a cellular system. The term "footprint" refers to the total system coverage area served under FCC license by a given licensee.

    "Churn" means the number of cellular subscriber cancellations per period as a percentage of the weighted average total cellular subscribers during such period. "Penetration" means the total subscribers at the end of a period divided by total Pops covered by the applicable FCC cellular licenses or authorizations. The term "TDMA" means a digital technology that uses time division multiple access and the term "CDMA" means a digital technology that uses code division multiple access. The term "Telecommunications Act" refers to the Telecommunications Act of 1996.

    The term "AMPS" means advanced mobile phone service. The term "PCS" means personal communications services. The term "ESMR" refers to enhanced specialized mobile radio. The term "BTA" means Basic Trading Area. The term "MTA" means Major Trading Area. The term "CMRS" means commercial mobile radio services. The term "MSS" means mobile satellite services. The term "RF" means radio frequency. The term "CTIA" means the Cellular Telecommunications Industry Association. The term "RBOC" means the five remaining of the seven original Regional Bell Operating Companies established by the Department of Justice's 1982 breakup of the Bell System.

    The term "Dobson" means Dobson Communications Corporation.

    The term "Sygnet" means Sygnet Wireless Inc., its wholly owned subsidiary, Sygnet Communications, Inc. The term "Sygnet Acquisition" means the merger of Dobson/Sygnet Operating Company into Sygnet effective December 23, 1998.

    The term "Horizon Acquisition" refers to the acquisition by Sygnet on October 9, 1996 of the cellular systems and licenses for Pennsylvania 1, Pennsylvania 2 (interim operating authority), Pennsylvania 6, Pennsylvania 7 and New York 3 RSAs from Horizon Cellular Telephone Company of Chautauqua, L.P., Horizon Cellular Telephone Company of Crawford, L.P. and Horizon Cellular Telephone Company of Indiana, L.P. for $252.9 million. The term "Erie Acquisition" refers to the acquisition by Sygnet on September 30, 1995 of 95.5% of the Erie Cellular Telephone Company, which owned the cellular systems and license for the Erie, Pennsylvania MSA, for $40.5 million, and of the remaining 4.5% interest in November 1995 for $1.9 million. The term "Pennsylvania 2 Acquisition" refers to the pending purchase of Pennsylvania 2 RSA under the agreement dated June 8, 1998 between Sygnet and Pinellas Communications for $6.0 million.

    The term "Adjusted EBITDA" represents earnings before interest, income taxes, depreciation and amortization and other non-cash expenses.

    As used herein the following companies and businesses will be identified as indicated: "AirTouch" means AirTouch Communications, Inc.; "ALLTEL" means ALLTEL Corporation; "AT&T Wireless" means AT&T Wireless Services, Inc. and its affiliates; "Bell Atlantic" means Bell Atlantic Corporation; "Ericsson" means Telefonaktiebolaget LM Ericsson and its affiliates; "Fleet Investors" means, collectively, certain affiliates of Fleet Financial Group; "Frontier" means Frontier Communications; "GTE" means GTE Corporation and its affiliates; "ITDS" means International Telecommunications Data Services; "Motorola" means Motorola, Inc.; "NACN" means North American Cellular Network; "Nextel" means Nextel Communications, Inc.; "Northern Telecom" means Northern Telecom, Inc.; "Omnipoint" means Omnipoint Corporation; "SBC Communications" means SBC Communications, Inc.; "Sprint" means Sprint Corporation and affiliated companies; "SWBM" means Southwestern Bell Mobile Systems, Inc.; and "Vanguard" means Vanguard Cellular Systems, Inc.

                                    SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. THE TERMS "DOBSON/SYGNET," THE "COMPANY," "OUR COMPANY" AND "WE" AS USED IN THIS PROSPECTUS REFER TO "DOBSON/SYGNET COMMUNICATIONS COMPANY" AND ITS SUBSIDIARIES AS A COMBINED ENTITY, EXCEPT WHERE IT IS MADE CLEAR THAT SUCH TERM MEANS ONLY THE PARENT COMPANY. REFERENCES TO A FISCAL YEAR END RELATE TO A YEAR ENDING ON DECEMBER 31. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." IN ADDITION, CERTAIN STATEMENTS INCLUDE FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. SEE "FORWARD-LOOKING STATEMENTS."

                               THE EXCHANGE OFFER

    We completed on December 23, 1998 the private offering of $200.0 million of 12 1/4% Senior Notes due 2008. We entered into a registration agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver to you this Prospectus and to complete the Exchange Offer within 180 days of the issuance of the 12 1/4% Senior Notes due 2008. You are entitled to exchange in the Exchange Offer your outstanding notes for registered notes with substantially identical terms. If the Exchange Offer is not completed within 180 days of the issuance of the 12 1/4% Senior Notes due 2008, then the interest rates on the notes will be increased to 12 3/4% per year. You should read the discussion under the heading "Summary Description of the New Notes" and "Description of the New Notes" for further information regarding the registered notes.

    We believe that the notes issued in the Exchange Offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings "Summary of the Terms of Exchange Offer" and "The Exchange Offer" for further information regarding the Exchange Offer and resale of the notes.

                                  THE COMPANY

    We, through our wholly owned subsidiary, Sygnet, own and operate rural and suburban cellular telephone systems serving a single large cluster of properties with approximately 2.4 million Pops and 166,886 subscribers in northeastern Ohio, western Pennsylvania and western New York. The cluster includes Youngstown, Ohio, Erie, Pennsylvania, and suburban and rural areas between the Cleveland, Akron-Canton, Pittsburgh, Buffalo and Rochester metropolitan areas. We are a wholly owned subsidiary of Dobson.

    Sygnet has grown rapidly through selective acquisitions and internal growth. Between 1993 and 1997, Sygnet's revenues increased at a compounded annual growth rate of 56.0% and its Adjusted EBITDA increased at a compounded annual growth rate of 71.1%. Excluding properties acquired during that period, Sygnet's revenues increased at a compounded annual growth rate of 23.9% and its Adjusted EBITDA increased at a compounded annual growth rate of 34.2%, over the same period. In addition, from December 31, 1993 to September 30, 1998, Sygnet's penetration rate increased from 2.5% to 7.0%. For the nine months ended September 30, 1998, Sygnet had revenue of $76.9 million, operating income of $15.1 million and Adjusted EBITDA of $36.4 million.

    On December 23, 1998, Dobson/Sygnet Operating Company, our subsidiary, was merged into Sygnet. Sygnet has established and maintained a strong and visible local presence. Since the merger, Sygnet's existing local management continues to have day-to-day operating authority, with the flexibility to respond to individual market requirements and to foster a strong sense of customer service and community spirit. We expect to benefit from synergies resulting from Dobson's centralization of certain functions such as control of pricing, customer service and marketing, systems design, engineering, purchasing, financial and administrative functions and from the consolidation of billing functions. For example, we expect to consolidate Sygnet's three regional call centers and one of Dobson's existing call centers. In addition, we expect the Sygnet Acquisition to strengthen and expand Dobson's and Sygnet's existing roaming partner relationships with AT&T Wireless because certain Sygnet properties are adjacent to AT&T Wireless properties.

    Sygnet's markets are primarily rural and suburban and include a high concentration of expressway corridors that tend to have a significant amount of roaming activity. Roaming revenue represented approximately 32% (28% excluding roaming by Sygnet customers into other Sygnet markets) of Sygnet's total revenues for both the year ended December 31, 1997 and the nine months ended September 30, 1998. Sygnet has entered into roaming agreements with operators of cellular systems in adjoining MSAs and other MSAs which allow customers to roam at competitive prices which, in certain instances, are comparable to Sygnet's home area rates. Sygnet's principal roaming partners are AT&T Wireless, AirTouch and SBC Communications. Sygnet also has roaming agreements with PCS providers, such as AT&T Wireless and Sprint, to allow the PCS providers' customers with dual mode telephones to roam in certain Sygnet markets.

    Through selective acquisitions, Sygnet has created an integrated network of rural and suburban cellular systems in a contiguous service area. The following table sets forth certain data with respect to Sygnet's cellular systems:

                                TOTAL         TOTAL             MARKET            YEAR ACQUIRED
MARKETS (1)                     POPS     SUBSCRIBERS (2)    PENETRATION (3)         BY SYGNET
----------------------------  ---------  ---------------  -------------------  --------------------
Erie (4)....................    282,300        26,381                9.3%              1995
New York (5)................    480,000        26,409                5.5%              1996
Pennsylvania (6)............    890,300        49,516                5.6%              1996
Youngstown (7)..............    721,400        64,580                9.0%      1985, 1987 and 1991
                              ---------       -------                 --
  Total.....................  2,374,000       166,886                7.0%
                              ---------       -------                 --
                              ---------       -------                 --

------------------------------

(1) Except for Pennsylvania 2 RSA, Sygnet owns 100% of the licenses for these markets.

(2) As of September 30, 1998.

(3) Determined by dividing total Sygnet subscribers by the total Pops covered by the applicable FCC cellular licenses or authorizations held by Sygnet.

(4) The Erie market is composed of Erie, Pennsylvania MSA.

(5) The New York market is composed of New York 3 RSA.

(6) The Pennsylvania market is composed of Pennsylvania 1 RSA, Pennsylvania 2 RSA, Pennsylvania 6 RSA and Pennsylvania 7 RSA. Sygnet had previously operated Pennsylvania 2 RSA under an interim operating authority, which was terminated on June 3, 1997 when the FCC awarded a permanent license to Pinellas Communications. On June 8, 1998, Sygnet entered into an agreement to purchase Pennsylvania 2 RSA for $6.0 million in cash. Since then, Sygnet has been operating Pennsylvania 2 under a management and lease agreement with the present owner of Pennsylvania 2, which will continue in effect until the FCC's grant of the license to the present owner is no longer subject to reconsideration or judicial review.

(7) The Youngstown market is composed of: (i) Youngstown, Ohio MSA, which Sygnet acquired in 1985; (ii) Sharon, Pennsylvania MSA, which Sygnet acquired in 1987; and (iii) Ohio 11 RSA, which Sygnet acquired in 1991.

BUSINESS STRATEGY

    Our business strategy is to focus on integrating our operations with Dobson's, increasing our market penetration and further developing our cellular systems to sustain growth in our cash flows.

SYGNET ACQUISITION AND FINANCING PLAN

    On December 23, 1998, Dobson/Sygnet Operating Company, our subsidiary, was merged with and into Sygnet. After the merger, Sygnet became our wholly owned subsidiary and an indirect wholly owned subsidiary of Dobson. We paid $337.5 million in cash for all of the outstanding capital stock of Sygnet.

    In order to finance the Sygnet Acquisition, we consummated the following transactions:

    - Dobson made an equity contribution of approximately $145.0 million to us (the "Equity Contribution");

    - Dobson/Sygnet Operating Company obtained a $430.0 million bank credit facility with NationsBank, N.A. ("NationsBank"), as agent, consisting of a $50.0 million reducing revolving credit facility (the "Revolving Credit Facility") and $380.0 million of term loans (the "Term Loan Facilities") (together the "New Bank Facilities");

    - we issued and sold $200.0 million aggregate principal amount of the Old Notes, of which approximately $67.7 million was used to purchase a portfolio of U.S. government securities (the "Pledged Securities") that are pledged as security for the first six scheduled interest payments on the Notes;

    - we repaid a $25.0 million loan from a subsidiary of Dobson used to make the deposit for the Sygnet Acquisition;

    - Sygnet repaid all indebtedness outstanding under Sygnet's existing bank facility (the "Old Bank Facility");

    - Sygnet repurchased (the "Sygnet Note Repurchase") all of Sygnet's outstanding 11 1/2% Senior Notes due 2006 (the "Sygnet Notes") that were tendered into Sygnet's offer to purchase the Sygnet Notes, which expired December 21, 1998 (the "Sygnet Tender Offer"); and

    - Sygnet sold substantially all of its owned cellular towers for $25.0 million in cash to Dobson Tower Company, a wholly owned subsidiary of Dobson, which leased the cellular towers back to Sygnet (the "Tower Sale Leaseback").

Each of these transactions (together with the Sygnet Acquisition, the "Transactions") closed concurrently.

    The following table illustrates the sources and uses of funds for the Transactions (in millions):

               SOURCES OF FUNDS                                   USES OF FUNDS
-----------------------------------------------  -----------------------------------------------
Old Notes issued....................  $   200.0  Amount payable in the Sygnet
                                                   Acquisition (2)...................  $   337.5
Equity Contribution.................      145.0
New Bank Facilities (1).............      407.0  Repayment of Old Bank Facility......      199.0
Tower Sale Leaseback................       25.0  Sygnet Note Repurchase..............      136.1
                                                 Purchase of Pledged Securities......       67.7
                                                 Fees and Expenses...................       36.7
                                      ---------                                        ---------
Total Sources of Funds..............  $   777.0  Total Uses of Funds.................  $   777.0
                                      ---------                                        ---------
                                      ---------                                        ---------

------------------------------

(1) Borrowings under the New Bank Facilities will be used to fund the $6.0 million purchase price for the Pennsylvania 2. Neither this amount, nor the additional $25.0 million of borrowings described in Note 2 below, is reflected in the sources and uses table.

(2) Includes $25.0 million borrowed from Dobson that was paid as a deposit for the Sygnet Acquisition and was repaid in the Transactions.

                                  RISK FACTORS

    An investment in the new notes involves a high degree of risk. See "Risk Factors." The risks that a potential investor should consider before making an investment in the new notes include, but are not limited to, risks associated with:

    - our leverage;

    - our ability to meet required debt service;

    - our refinancing risks;

    - our status as a holding company;

    - our ability to incur additional secured indebtedness;

    - covenant restrictions contained in instruments governing our indebtedness, including the notes;

    - our obligation to repurchase the notes upon a change in control;

    - risk associated with the Sygnet Acquisition and conflicts of interest;

    - competition;

    - rapid technological changes;

    - our dependence on our key personnel;

    - our reliance on the use of third party service marks;

    - fraudulent conveyance statutes;

    - regulations;

    - equipment failure and natural disasters;

    - reliance on one billing vendor;

    - radio frequency emissions;

    - the Year 2000 issue; and

    - the absence of a public market for the notes and restrictions on the transferability of the your notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

    The Exchange Offer relates to the exchange of up to $200.0 million aggregate principal amount of outstanding notes for an equal aggregate principal amount of new notes. The new notes will be our obligations entitled to the benefits of the indenture governing the outstanding notes. The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding notes except that the new notes have been registered under the Securities Act of 1933, and therefore are not entitled to the benefits of the registration rights granted under the registration rights agreement, executed as part of the offering of the outstanding notes, dated December 23, 1998 among the Company and the initial purchasers in the private offering, including NationsBanc Montgomery Securities, LLC, Lehman Bankshares Inc., First Union Capital Markets, a division of Wheat First Securities, Inc., and TD Securities (USA) Inc., relating to certain contingent increases in the interest rates provided for pursuant thereto.

Registration Rights
  Agreement...................  You are entitled to exchange your notes for registered notes with substantially identical terms. The Exchange Offer is
                                intended to satisfy these rights. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The Exchange Offer............  We are offering to exchange $1,000 principal amount of
                                12 1/4% Senior Notes due 2008 which have been registered
                                under the Securities Act of 1933 for each $1,000 principal amount of our outstanding 12 1/4% Senior Notes due 2008
                                which were issued in December 1998 in a private offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are
                                validly tendered and not validly withdrawn will be
                                exchanged.

                                As of this date there are $200.0 million principal amount of notes outstanding.

                                We will issue registered notes on or promptly after the
                                expiration of the Exchange Offer.

Resale of the New Notes.......  Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties,
                                including "Exxon Capital Holdings Corporation" (available
                                May 13, 1988) and "Morgan Stanley & Co. Incorporated"
                                (available June 5, 1991), we believe that the notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the
                                registration and prospectus delivery provisions of the
                                Securities Act of 1933 provided that:

                                    - the notes issued in the Exchange Offer are being
                                    acquired in the ordinary course of business;

                                    - you are not participating, do not intend to
                                    participate, and have no arrangement or understanding
                                      with any person to participate, in the distribution of
                                      the notes issued to you in the Exchange Offer;

                                    - you are not a broker-dealer who purchased such
                                    outstanding notes directly from us for resale pursuant
                                      to Rule 144A or any other available exemption under
                                      the Securities Act of 1933; and

                                    - you are not our "affiliate".

                                If our belief is inaccurate and you transfer any note issued to you in the Exchange Offer without delivering a prospectus meeting the requirement of the Securities Act of 1933 or
                                without an exemption from registration of your notes from
                                such requirements, you may incur liability under the
                                Securities Act of 1933. We do not assume or indemnify you
                                against such liability.

                                Each broker-dealer that is issued notes in the Exchange
                                Offer for its own account in exchange for notes which were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the
                                Securities Act of 1933, in connection with any resale of the notes issued in the Exchange Offer. The Letter of
                                Transmittal states that by so acknowledging and by
                                delivering a prospectus, such broker-dealer will not be
                                deemed to admit that it is an "underwriter" within the
                                meaning of the Securities Act of 1933. A broker-dealer may use this Prospectus for an offer to resell, resale or other retransfer of the notes issued to it in the Exchange Offer.
                                We have agreed that, for a period of 180 days after the date of this Prospectus, we will make this Prospectus and any
                                amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such
                                resales. We believe that no registered holder of the
                                outstanding notes is an affiliate (as such term is defined in Rule 405 of the Securities Act of 1933) of the Company.

                                The Exchange Offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this Exchange Offer or the
                                acceptance thereof would not be in compliance with the
                                securities or blue sky laws of such jurisdiction.

Expiration Date...............  The Exchange Offer will expire at 5:00 p.m., New York City
                                time,           , 1999, unless we decide to extend the
                                expiration date.

Accrued Interest on the New
  Notes and the Outstanding
  Notes.......................  The new notes will bear interest from December 23, 1998.
                                Holders of outstanding notes whose notes are accepted for
                                exchange will be deemed to have waived the right to receive any payment of interest on such outstanding notes accrued
                                from December 23, 1998 to the date of the issuance of the
                                new notes. Consequently, holders who exchange their
                                outstanding notes for new notes will receive the same
                                interest payment on June 15, 1999 (the first interest
                                payment date with respect to the outstanding notes and the new notes to be issued in the Exchange Offer) that they
                                would have received had they not accepted the Exchange
                                Offer.

Termination of the Exchange
  Offer.......................  We may terminate the Exchange Offer if we determine that our ability to proceed with the Exchange Offer could be
                                materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation. We do

                                not expect any of the foregoing conditions to occur,
                                although there can be no assurance that such conditions will not occur. Holders of outstanding notes will have certain
                                rights against our Company under the registration rights
                                agreement executed as part of the offering of the
                                outstanding notes should we fail to consummate the Exchange
                                Offer.

Procedures for Tendering
  Outstanding Notes...........  If you are a holder of a note and you wish to tender your note for exchange pursuant to the Exchange Offer, you must transmit to United States Trust Company of New York, as
                                exchange agent, on or prior to the Expiration Date:

                                either

                                    - a properly completed and duly executed Letter of
                                      Transmittal, which accompanies this Prospectus, or a
                                      facsimile of the Letter of Transmittal, including all
                                      other documents required by the Letter of Transmittal,
                                      to the Exchange Agent at the address set forth on the
                                      cover page of the Letter of Transmittal; or

                                    - a computer-generated message transmitted by means of
                                      DTC's Automated Tender Offer Program system and
                                      received by the Exchange Agent and forming a part of a
                                      confirmation of book entry transfer in which you
                                      acknowledge and agree to be bound by the terms of the
                                      Letter of Transmittal;

                                and, either

                                    - a timely confirmation of book-entry transfer of your
                                      outstanding notes into the Exchange Agent's account at
                                      The Depository Trust Company ("DTC") pursuant to the
                                      procedure for book-entry transfers described in this
                                      Prospectus under the heading "The Exchange
                                      Offer--Terms of the Exchange Offer--Procedures for
                                      Tendering Old Notes" must be received by the Exchange
                                      Agent on or prior to the Expiration Date; or

                                    - the documents necessary for compliance with the
                                      guaranteed delivery procedures described below.

                                By executing the Letter of Transmittal, each holder will
                                represent to us that, among other things, (i) the notes to be issued in the Exchange Offer are being obtained in the
                                ordinary course of business of the person receiving such new notes whether or not such person is the holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the
                                distribution of such new notes and (iii) neither the holder nor any such other person is an "affiliate," as defined in
                                Rule 405 under the Securities Act of 1933 of the Company.

Special Procedures for
  Beneficial Owners...........  If you are the beneficial owner of notes and your name does not appear on a security position listing of DTC as the
                                holder of such

                                notes or if you are a beneficial owner of registered notes that are registered in the name of a broker, dealer,
                                commercial bank, trust company or other nominee and you wish to tender such notes or registered notes in the Exchange
                                Offer, you should contact such person whose name your notes or registered notes are registered promptly and instruct
                                such person to tender on your behalf. If such beneficial
                                holder wished to tender on his own behalf such beneficial
                                holder must, prior to completing and executing the Letter of
                                Transmittal and delivering its outstanding notes, either
                                make appropriate arrangements to register ownership of the outstanding notes in such holder's name or obtain a properly completed bond power from the registered holder. The
                                transfer of record ownership may take considerable time.

Guaranteed Delivery
  Procedures..................  If you wish to tender your notes and time will not permit your required documents to reach the Exchange Agent by the
                                Expiration Date, or the procedure for book-entry transfer
                                cannot be completed on time or certificates for registered notes cannot be delivered on time, you may tender your notes pursuant to the procedures described in this Prospectus
                                under the heading "The Exchange Offer--Terms of the Exchange
                                Offer--Guaranteed Delivery Procedures."

Withdrawal Rights.............  You may withdraw the tender of your notes at any time prior
                                to 5:00 p.m., New York City time, on           , 1999, the
                                business day prior to the Expiration Date, unless your notes were previously accepted for exchange.

Acceptance of Outstanding
  Notes and Delivery of
  Exchange Notes..............  Subject to certain conditions (as summarized above in
                                "Termination of the Exchange Offer" and described more fully under "The Exchange Offer--Conditions of the Exchange
                                Offer"), we will accept for exchange any and all outstanding notes which are properly tendered in the Exchange Offer
                                prior to 5:00 p.m., New York City time, on the Expiration
                                Date. The notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.

Certain U.S. Federal Income
  Tax Consequences............  The exchange of the notes will generally not be a taxable exchange for United States federal income tax purposes. We believe you will not recognize any taxable gain or loss or any interest income as a result of such exchange.

Use of Proceeds...............  We will not receive any proceeds from the issuance of notes pursuant to the Exchange Offer. We will pay all expenses
                                incident to the Exchange Offer.

Exchange Agent................  United States Trust Company of New York is serving as exchange agent in connection with the Exchange Offer. The
                                Exchange Agent can be reached at Corporate Trust
                                Administration, 114 West 47th Street, New York, NY
                                10036-1532. For more information with respect to the
                                Exchange Offer, the telephone number for the

                                Exchange Agent is (212) 852-1000 and the facsimile number
                                for the Exchange Agent is (212) 852-1625.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

Notes Offered.................  $200,000,000 aggregate principal amount of 12 1/4% Senior
                                Notes due 2008.

Maturity Date.................  December 15, 2008.

Interest Payment Dates........  June 15 and December 15 of each year, commencing June 15,
                                1999.

Ranking.......................  The notes will be unsecured senior subordinated obligations and will be subordinated to all our exiting and future
                                senior indebtedness. The notes will rank equally with all
                                our other existing and future senior subordinated
                                indebtedness, and will rank senior to all our subordinated indebtedness. The notes effectively will rank junior to all liabilities of our subsidiaries. Because the notes are
                                subordinated, in the event of bankruptcy, liquidation or
                                dissolution, holders of the notes will not receive any
                                payment until holders of senior indebtedness have been paid in full. The terms "senior indebtedness" and "subordinated indebtedness" are defined in the "Description of the
                                Notes--Ranking" and "Description of the Notes--Certain
                                Definitions" sections of this Prospectus.

                                As of September 30, 1998, after giving pro forma effect to the offering of the outstanding notes and our use of the net proceeds from the offering and borrowings related to certain acquisitions and related costs, we would have had no
                                indebtedness other than the notes and our subsidiaries would have had $605.7 million of liabilities, including $398.2
                                million of indebtedness, all of which would have been
                                effectively senior to the notes.

Optional Redemption...........  We may redeem the notes, in whole or in part, at any time on or after December 15, 2003, at the redemption prices set
                                forth in this Prospectus.

Public Equity Offering
  Optional Redemption.........  Before December 15, 2001, we may redeem up to 35% of the aggregate principal amount of the notes with the net
                                proceeds of a public equity offering at 112.25% of the
                                principal amount thereof, plus accrued interest, if at least
                                65% of the aggregate principal amount of the notes
                                originally issued remains outstanding after such redemption.
                                See "Description of the Notes--Optional Redemption."

Change of Control.............  Upon certain change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount
                                thereof, plus accrued interest. See "Description of the
                                Notes--Certain Definitions" for the definition of a Change of Control.

Certain Covenants.............  The indenture governing the notes will contain covenants that, among other things, will limit our ability and the
                                ability of our restricted subsidiaries to:

                                    - incur additional indebtedness,

                                    - pay dividends on, redeem or repurchase our capital
                                      stock,

                                    - make investments,

                                    - issue or sell capital stock of restricted
                                      subsidiaries,

                                    - engage in transaction with affiliates,

                                    - create certain liens,

                                    - sell assets, and

                                    - consolidate, merge or transfer all or substantially
                                    all our assets and the assets of our subsidiaries on a
                                      consolidated basis.

                                These covenants are subject to important exceptions and
                                qualifications, which are described under the heading
                                "Description of the Notes" in this Prospectus.

Exchange Offer; Registration
  Rights......................  Under a registration rights agreement executed as part of the offering of the outstanding notes, we have agreed to:

                                    - prepare and file a registration statement enabling
                                    note holders to exchange the privately placed notes for
                                      publicly registered notes with identical terms,

                                    - use our best efforts to cause the registration
                                    statement to become effective

                                    - and to consummate the exchange offer within 180 days
                                    after December 23, 1998, and

                                    - use our best efforts to file a shelf registration
                                    statement for the resale of the notes if we cannot
                                      effect an exchange offer within the time periods
                                      listed above and in certain other circumstances.

                                The interest rate on the notes will increase if we do not
                                comply with our obligations under the registration rights
                                agreement. See "The Exchange Offer."

Risk Factors..................  See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in the notes.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the issuance of the new notes pursuant to this Prospectus.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following table sets forth certain historical consolidated financial data for Sygnet with respect to each of the three years in the period ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998. The summary historical consolidated financial data as of and for each of the three years in the period 1995 to 1997 have been derived from Sygnet's audited consolidated financial statements. The summary historical consolidated financial data as of and for the nine months ended September 30, 1997 and 1998 have been derived from Sygnet's unaudited consolidated financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as Sygnet's audited consolidated financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of results that may be expected for the full year. The pro forma consolidated statement of operations data give effect to the Transactions as if they occurred on January 1, 1997 and the pro forma consolidated balance sheet data give effect to the Transactions as if they occurred on September 30, 1998. The summary unaudited pro forma consolidated financial data are based on currently available information and certain assumptions that management believes are reasonable. The pro forma consolidated financial information does not purport to represent what the Company's results of operations would have been if the Transactions had been completed on such dates, nor does it purport to indicate the future financial position or results of future operations of the Company. The information as set forth below should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial and Other Data," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto included elsewhere in this offering memorandum.

                                                                                                       NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                      ----------------------------------------------  --------------------
                                                                                          PRO FORMA
                                                       1995 (1)    1996 (2)     1997        1997        1997       1998
                                                      -----------  ---------  ---------  -----------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Subscriber revenue..............................   $  17,191   $  31,085  $  52,639   $  55,154   $  38,531  $  46,738
    Roaming revenue.................................       4,176       9,687     26,993      23,378      19,868     24,753
    Equipment sales.................................       1,529       2,417      4,323       4,323       3,051      4,253
    Other revenue...................................       1,681       1,607      1,679       1,679       1,308      1,190
                                                      -----------  ---------  ---------  -----------  ---------  ---------
    Total revenue...................................      24,577      44,796     85,634      84,534      62,758     76,934
                                                      -----------  ---------  ---------  -----------  ---------  ---------
  Costs and expenses:
    Cost of services................................       3,366       5,509     10,048      10,731       7,175      9,005
    Cost of equipment sales.........................       4,164       5,816      9,663       9,663       6,806      7,790
    General and administrative......................       5,564       9,852     16,976      15,171      11,667     14,665
    Selling and marketing...........................       3,082       6,080     10,841      12,046       7,466      9,057
    Depreciation and amortization...................       3,487      10,038     28,719      74,769      21,143     21,343
                                                      -----------  ---------  ---------  -----------  ---------  ---------
    Total costs and expenses........................      19,663      37,295     76,247     122,380      54,257     61,860
                                                      -----------  ---------  ---------  -----------  ---------  ---------
  Operating income (loss)...........................       4,914       7,501      9,387     (37,846)      8,501     15,074
    Interest expense................................      (2,660)    (11,174)   (29,902)    (60,388)    (22,558)   (21,613)
    Other income (expense), net.....................        (304)       (195)      (101)       (101)          6       (340)
                                                      -----------  ---------  ---------  -----------  ---------  ---------
    Income (loss) before income taxes and
      extraordinary item............................       1,950      (3,868)   (20,616)    (98,285)    (14,051)    (6,879)
    Income tax benefit..............................      --          --         --          37,349      --         --
    Extraordinary loss on extinguishment of debt....      --          (1,420)    --          --          --         --
                                                      -----------  ---------  ---------  -----------  ---------  ---------
    Net income (loss)...............................   $   1,950   $  (5,288) $ (20,616)  $ (60,936)  $ (14,051) $  (6,879)
                                                      -----------  ---------  ---------  -----------  ---------  ---------
                                                      -----------  ---------  ---------  -----------  ---------  ---------


                                                       PRO FORMA
                                                         1998
                                                      -----------

STATEMENT OF OPERATIONS DATA:
  Revenue:
    Subscriber revenue..............................   $  48,876
    Roaming revenue.................................      20,717
    Equipment sales.................................       4,253
    Other revenue...................................       1,190
                                                      -----------
    Total revenue...................................      75,036
                                                      -----------
  Costs and expenses:
    Cost of services................................       8,648
    Cost of equipment sales.........................       7,790
    General and administrative......................      12,067
    Selling and marketing...........................      11,003
    Depreciation and amortization...................      55,788
                                                      -----------
    Total costs and expenses........................      95,296
                                                      -----------
  Operating income (loss)...........................     (20,260)
    Interest expense................................     (45,253)
    Other income (expense), net.....................        (340)
                                                      -----------
    Income (loss) before income taxes and
      extraordinary item............................     (65,853)
    Income tax benefit..............................      25,024
    Extraordinary loss on extinguishment of debt....      --
                                                      -----------
    Net income (loss)...............................   $ (40,829)
                                                      -----------
                                                      -----------

                                              (SEE FOOTNOTES ON FOLLOWING PAGE.)

                                                                                                       NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                      ----------------------------------------------  --------------------
                                                                                          PRO FORMA
                                                       1995 (1)    1996 (2)     1997        1997        1997       1998
                                                      -----------  ---------  ---------  -----------  ---------  ---------
                                                                             (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
  Adjusted EBITDA (3)...............................   $   8,401   $  17,539  $  38,106   $  36,923   $  29,644  $  36,417
  Ratio of earnings to combined fixed charges and
    preferred stock dividends (4)...................        1.67x     --         --          --          --         --
  Capital expenditures, excluding cost of
    acquisitions....................................   $   9,056   $  10,050  $  25,576   $  25,576   $  16,979  $  11,469

OTHER DATA:
  Ending cellular subscribers (at period end).......      44,665     106,574    142,934     142,934     130,146    166,886
  Cellular penetration (at period end) (5)..........         4.4%        4.5%       6.0%        6.0%        5.5%       7.0%
  Cellular churn (6)................................         1.4%        1.3%       1.3%        1.3%        1.3%       1.5%
  Average monthly revenue per cellular subscriber
    (7).............................................   $      46   $      42  $      36   $      38   $      36  $      34
  Marketing and selling costs per gross additional
    cellular subscriber (8).........................   $     370   $     321  $     291   $     312   $     306  $     287
  Cellular cell sites (at period end)...............          41         114        163         163         152        181


                                                       PRO FORMA
                                                         1998
                                                      -----------

OTHER FINANCIAL DATA:
  Adjusted EBITDA (3)...............................   $  35,528
  Ratio of earnings to combined fixed charges and
    preferred stock dividends (4)...................      --
  Capital expenditures, excluding cost of
    acquisitions....................................   $  11,469
OTHER DATA:
  Ending cellular subscribers (at period end).......     166,886
  Cellular penetration (at period end) (5)..........         7.0%
  Cellular churn (6)................................         1.5%
  Average monthly revenue per cellular subscriber
    (7).............................................   $      35
  Marketing and selling costs per gross additional
    cellular subscriber (8).........................   $     331
  Cellular cell sites (at period end)...............         181

                                                                                                           SEPTEMBER 30, 1998
                                                                                                        -------------------------
                                                                                                         ACTUAL      PRO FORMA
                                                                                                        ---------  --------------
                                                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Property and equipment, net.........................................................................  $  52,138    $   42,915
  Total assets........................................................................................    333,296       950,733
  Total debt..........................................................................................    302,644       598,155
  Stockholders' equity................................................................................     12,339       145,000

------------------------------

(1) Includes the operations of the systems acquired in the Erie Acquisition from September 30, 1995, the date of acquisition.

(2) Includes the operations of the systems acquired in the Horizon Acquisition from October 9, 1996, the date of acquisition.

(3) Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, other income, extraordinary items, and changes in accounting principles. In addition, the Indenture governing the Notes contains certain covenant requirements that are based on Adjusted EBITDA. See "Description of the Notes--Covenants." Adjusted EBITDA is not derived pursuant to generally accepted accounting principles and should not be construed as an alternative to net income, as a measure of performance, or to cash flows, as a measure of liquidity. Adjusted EBITDA, as measured by the Company, may differ significantly from similarly named measurements of other companies and, as a consequence, may not provide any degree of reliable comparability. The calculation of Adjusted EBITDA does not include the Company's commitments for capital expenditures or payments of debts and should not be deemed to represent funds available to the Company.

(4) "Earnings" is defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest. For the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998, Sygnet's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by $4.6 million, $22.7 million, $16.2 million and $6.6 million, respectively. On a pro forma basis, for the year ended December 31, 1997 and the nine months ended September 30, 1998, the Company's earnings would have been insufficient to cover its combined fixed charges and preferred stock dividends by $100.4 million and $65.9 million, respectively.

(5) Determined by dividing Sygnet's total ending cellular subscribers for the period by the estimated total Pops covered by applicable FCC cellular licenses or authorizations held by Sygnet.

(6) Churn means the number of cellular subscriber cancellations per period as a percentage of the weighted average total cellular subscribers during such period. Churn is stated as the average monthly churn rate for the period.

(7) Excludes roaming and equipment revenue.

(8) Determined by dividing cellular marketing and selling costs by the gross cellular subscribers added during such period. Cellular marketing and selling costs represent selling expenses and losses incurred on equipment sales and equipment rentals.

                                  RISK FACTORS

    IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS.

LEVERAGE

    We are highly leveraged. At September 30, 1998, assuming that the Transactions had been completed at the time, we would have had approximately $598.2 million of consolidated indebtedness (including $398.2 million under the New Bank Facilities) and $145.0 million of consolidated stockholder's equity. In addition, under the same assumptions, our subsidiaries would have been able to borrow $31.8 million of additional debt under the New Bank Facilities. The indenture governing the notes also allows us and our subsidiaries to incur substantial additional debt in the future. For the year ended December 31, 1997 and the nine months ended September 30, 1998, assuming the Transactions had been completed on January 1, 1997, our Adjusted EBITDA would have been insufficient to cover its interest expense by $23.4 million and $9.7 million, respectively, and our Adjusted EBITDA minus interest expense and capital expenditures (excluding costs of acquisitions) would have been $(49.0) million and $(21.2) million, respectively. For the year ended December 31, 1997, under the same assumptions, our earnings would have been insufficient to cover our combined fixed charges and preferred stock dividends by $100.4 million. For the nine months ended September 30, 1998, under the same assumptions, our earnings would have been insufficient to cover our combined fixed charges and preferred stock dividends by $65.9 million. Our level of indebtedness could have important consequences, including:

    - the debt service requirements could make it more difficult for us to make required payments under the notes;

    - our ability to borrow additional money for working capital, capital expenditures, debt service requirements or other purposes will be limited;

    - a substantial portion of our future cash flow from operations will be required to pay principal and interest on its indebtedness and will not be available for our business;

    - our flexibility in planning for, or reacting to changes in, our business and our ability to take advantage of future business opportunities may be restricted;

    - we may be more highly leveraged than certain of our competitors, which may place us at a competitive disadvantage; and

    - our high degree of leverage could make us more vulnerable in the event of a downturn in our business.

ABILITY TO MEET DEBT SERVICE REQUIREMENTS

    In order for us to be able to meet our debt service requirements, including our obligations under the notes, we must successfully implement our strategy. Our strategy will be to focus on integrating our operations with Dobson's, increasing our market penetration and further developing our cellular systems. We cannot assure you that we will successfully implement our strategy or that we will be able to generate enough cash flow from operating activities to meet our debt service obligations as well as our other cash requirements, including for working capital and capital expenditures. Furthermore, if Sygnet and its subsidiary are unable to satisfy any of the covenants under the New Bank Facilities, including financial covenants, they will be unable to borrow under the New Bank Facilities during that time. Failure to obtain such financing could result in the delay or abandonment of some or all of our plans, which could limit our ability and that of our subsidiaries to meet debt service obligations (including obligations with respect to the notes) and could have a material adverse effect on our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The ability of our subsidiaries to borrow under the New Bank Facilities will be limited by the requirement that, on a quarterly basis beginning December 31, 2000, the amount available under the New Bank Facilities will reduce until they terminate. The reduction in availability may require us to make significant principal payments thereunder. See "Description of Certain Indebtedness."

REFINANCING RISK

    We will need to refinance the New Bank Facilities and the notes at their maturities. Our ability to do so will depend on, among other things, our financial condition at the time, the restrictions in the instruments governing their indebtedness and other factors, including market conditions, beyond our control. If any of this indebtedness cannot be refinanced, it may cause a default under the notes and we may be unable to meet our obligations under the notes. In addition, in the event the implementation of our strategy to maintain and expand our systems is delayed or we do not generate sufficient cash flow to meet our debt service requirements, we may need to seek additional financing. We cannot assure you that we could obtain any such refinancing or financing or that, if obtained, it would be on acceptable terms. In the absence of such refinancing or financing, we could be forced to sell assets at unfavorable prices in order to make up for any shortfall. At September 30, 1998, after giving effect to the Transactions, approximately 86.7% of our assets would have consisted of intangible assets, principally licenses granted by the FCC. The value of our intangible assets will depend upon a variety of factors, including the success of our business and the wireless telecommunications industry in general. In addition, transfers of interests in such licenses require FCC approval. As a result, we cannot assure you that the assets could be sold quickly enough, or for sufficient amounts, to enable us to meet our obligations, including our obligations with respect to the Notes.

HOLDING COMPANY STRUCTURE

    We are a holding company with no direct operations and no significant assets other than the stock of Sygnet and its operating subsidiary, Sygnet Communications, Inc. ("Sygnet Communications"). We will be dependent on the cash flows of Sygnet and its subsidiary to meet our obligations, including our obligations to pay interest and principal on the notes. Sygnet and Sygnet Communications' ability to distribute funds to us will be restricted by the terms of their existing and future indebtedness, including the New Bank Facilities. See "Description of Certain Indebtedness--New Bank Facilities."

    Sygnet and Sygnet Communications are separate legal entities that have no obligation to make any funds available for the notes. Because Sygnet and Sygnet Communications have not guaranteed the notes, any right we may have (and therefore the holders of the notes) to receive assets of Sygnet or Sygnet Communications upon their liquidation or reorganization will be effectively junior to the claims of the creditors of such companies (including trade creditors and holders of indebtedness), except to the extent we are a creditor of Sygnet or Sygnet Communications. Sygnet has pledged the stock of Sygnet Communications to secure borrowings under the New Bank Facilities. In addition, Sygnet and its subsidiary have granted liens on substantially all of their assets as security for the obligations under the New Bank Facilities. At September 30, 1998, after giving effect to the Transactions, Sygnet and its subsidiary would have had $605.7 million of liabilities, including $398.2 million of indebtedness, all of which would have been secured and effectively senior to the Notes. See "Pro Forma Consolidated Financial Data" and "Description of Certain Indebtedness."

ABILITY TO INCUR ADDITIONAL SECURED INDEBTEDNESS

    At September 30, 1998, after giving effect to the Transactions, we would have had no outstanding indebtedness, other than the notes, and our subsidiaries would have had $605.7 million of liabilities, including $398.2 million of secured indebtedness, all of which would have been effectively senior to the notes. The indenture governing the notes permits us and our subsidiaries to incur additional indebtedness and to secure such indebtedness. In the event Sygnet or its subsidiary borrows additional funds under the New Bank Facilities or we or our subsidiaries obtain additional funds through the incurrence of other secured indebtedness and we or our subsidiaries default with respect to any such indebtedness, the holders of such indebtedness would be entitled to payment out of the proceeds of their collateral prior to the holders of general unsecured indebtedness, including the notes, despite the existence of an event of default with respect to the notes. Assets remaining after satisfaction of the claims of creditors of Sygnet and its subsidiaries and the holders of our secured indebtedness of the Company may not be sufficient to pay amounts due on any or all of the notes then outstanding. See "Description of the Notes."

COVENANT RESTRICTIONS

    The indenture governing the notes and the credit agreement relating to the New Bank Facilities (the "Credit Agreement") restrict or prohibit our ability and that of our subsidiaries to incur additional indebtedness, pay dividends, repay subordinated indebtedness prior to their maturities, sell assets, make investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens or engage in mergers or acquisitions. In particular, the New Bank Facilities limit the ability of Sygnet and Sygnet Communications to pay dividends necessary for us to make payments on the notes. In addition, the New Bank Facilities require Sygnet and us to maintain certain financial ratios. See "Description of Certain Indebtedness--New Bank Facilities." These restrictions may limit our ability and that of our subsidiaries to obtain future financings, fund capital expenditures, or engage in other business activities that may be in our interest. Our future indebtedness and that of our subsidiaries may also contain significant restrictions.

    Our failure or that of our subsidiaries to comply with the restrictions in their financing agreements could lead to a default under the terms of such indebtedness and the notes even though we may be able to meet our debt service obligations. In the event of a default, the holders of such indebtedness could elect to declare all such indebtedness to be due and payable together with accrued interest. We cannot assure you that we and our subsidiaries would be able to make such payments or borrow enough funds from other sources to make any such payments. Even if we could obtain additional financing, we cannot assure you that it would be on terms that are acceptable to us. In addition, Sygnet's obligations under the New Bank Facilities are secured by substantially all assets of Sygnet and its subsidiaries. The pledge of the assets of Sygnet and its subsidiaries to existing lenders could impair our ability and that of our subsidiaries to obtain favorable financing. See "Description of Certain Indebtedness."

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

    We must offer to purchase the notes upon the occurrence of a Change of Control at a purchase price equal to 101% of their principal amount, plus accrued interest. See "Description of the Notes-- Repurchase of Notes upon a Change of Control."

    The New Bank Facilities prohibit us from prepaying the notes, including required prepayments following a Change of Control. Prior to commencing an offer to purchase, we would be required to (1) repay in full all of our indebtedness and that of our subsidiaries that would prohibit the repurchase of the notes, including indebtedness under the New Bank Facilities, or (2) obtain any consents required to permit the repurchase. If we were unable to repay all of such indebtedness or were unable to obtain the necessary consents, then we would be unable to offer to purchase the notes, resulting in an event of default under the indenture governing the notes. We cannot assure you that we will have enough funds available at the time of any Change of Control offer to make any debt payment (including repurchases of notes) as described above.

    The events that constitute a Change of Control under the indenture may also be events of default under the New Bank Facilities or our other indebtedness and that of our subsidiaries. Such events may permit the lenders under such debt to declare the debt due and payable and, if the debt is not paid, to require us or our subsidiaries to sell assets that secure such debt in order to repay the lenders. In this case, our ability to raise cash to repurchase the notes would be limited and would reduce the practical benefit of the offer to purchase provisions to the holders of the notes. See "Description of Certain Indebtedness."

RISKS ASSOCIATED WITH THE SYGNET ACQUISITION; CONFLICTS OF INTEREST

    Dobson intends to integrate the operations of Sygnet with its existing cellular operations by centralizing pricing, customer service and marketing, systems design, engineering, purchasing and financial and administrative functions and from the consolidation of billing functions. However, we may face some difficulties as a result of (1) the loss of key Sygnet personnel, (2) the integration of our corporate, accounting, financial reporting and management information systems with Dobson's systems and (3) the strain on Dobson's existing personnel who will largely manage both businesses. In addition, telecommunications providers generally experience higher customer and employee turnover rates during and after an acquisition. We cannot assure you that Dobson will be able to successfully integrate Sygnet's operations or manage Sygnet's business. Failure to integrate operations effectively and on a timely basis could have a material adverse effect on our financial condition and results of operations.

    All of our outstanding capital stock is owned by Dobson. In the future we may engage in transactions with Dobson and its affiliates. Everett R. Dobson, the Chairman and Chief Executive Officer of Dobson, serves as our Chairman and Chief Executive Officer. In addition, G. Edward Evans, President and Chief Operating Officer of Dobson's cellular operations, serves as our President and Chief Operating Officer; Bruce R. Knooihuizen, the Vice President and Chief Financial Officer of Dobson, serves as our Vice President and Chief Financial Officer; and Stephen T. Dobson, the Secretary of Dobson, serves as our Treasurer and Secretary. As a result, we are controlled by Dobson and Dobson is in a position that may result in conflicts of interest with respect to transactions involving Dobson and us, including negotiating the terms for providing services to each other or enforcing any such arrangements. In addition, certain decisions concerning our operations or financial structure may present conflicts of interest between Dobson and the holders of the Notes.

    Certain of Dobson's markets are close to Sygnet's markets in Pennsylvania and New York. Although our directors who are also directors or officers of Dobson have certain fiduciary obligations to us, such directors and Dobson are in positions that may create potential conflicts of interest with respect to certain business opportunities available to and certain transactions involving us. Neither Everett R. Dobson, Mr. Evans, Mr. Knooihuizen, nor Stephen T. Dobson is obligated to present to us any particular investment opportunity which comes to their attention, even if such opportunity is of a character which might be suitable for investment by us.

COMPETITION

    The telecommunications industry is highly competitive. Many of our competitors and potential competitors have substantially greater financial, personnel, technical, marketing and other resources than do we, as well as other competitive advantages. Currently the FCC authorizes only two cellular licensees to operate in each license area and we compete in each of our markets with one other cellular licensee. Competition for subscribers between cellular licensees in a given license area is based principally upon price, the services and enhancements offered, the technical quality of the cellular system, customer service, system coverage and capacity. We also compete, although to a lesser extent, with resellers, paging companies and landline telephone service providers.

    As a result of recent regulatory and legislative initiatives, our cellular operations may face increased competition from entities which use other communications technologies or other radio frequency spectrum such as broadband PCS licensees and enhanced specialized mobile radio ("ESMR") licensees. The FCC has authorized as many as six broadband PCS licensees to provide services in each of our markets, although not all of these licensees have begun servicing those markets. Our operations may also face competition from other technologies developed in the future including, but not limited to, satellite systems and services provided over spectrum allocated to the Wireless Communications Services ("WCS") and General Wireless Communications Services ("GWCS"). While mobile services are not currently feasible on WCS spectrum, and GWCS spectrum has not been licensed, mobile operations are not prohibited on such spectrum and may emerge at some future date. We believe the likelihood of near-term competition from such services is reduced because the areas in which we operate are less densely populated. However, one or more of the technologies we currently use in our business may become inferior or obsolete at some time in the future. See "Business--Competition."

    We may not be able to continue to compete successfully and new technologies and products that are more commercially accepted than ours may be developed. Some competitors may market other services such as long distance, cable television access or landline local exchange services with their wireless offerings. There has been an industry trend of declining average revenue per minute, as competition between service providers has led to reductions in rates for airtime and subscriptions and other charges. We expect that this trend will continue. See "Business--Competition" for more detailed information on our competitive environment.

RAPID TECHNOLOGICAL CHANGES

    The telecommunications industry is subject to rapid and significant changes in technology, including advancements protected by intellectual property laws. Significant changes can be seen in the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, the availability of new radio frequency spectrum allocations for wireless services, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, developments in emerging wireless transmission technologies and changes in end-user requirements and preferences. International standards bodies and national regulators will consider technology standards for new third-generation wireless technologies in coming years, and we cannot assure you that our current technologies will be compatible with such technologies. In addition, we may be required to select in advance one technology over another. However, at the time we must make our investment, we may not be able to accurately predict which technology will prove to be the most economic, efficient or capable of attracting customer usage. We also face uncertainty as to the extent of future customer demand as well as the extent to which airtime and monthly access rates may continue to decline. The effect of technological changes on our business cannot be predicted, and we cannot assure you that technological developments will not have a material adverse effect on us.

DEPENDENCE ON KEY PERSONNEL

    A small number of management and operating personnel at Dobson will also manage and oversee our operations. The loss of certain of these individuals could have a material adverse effect on us. We believe that our ability to successfully manage our planned growth will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. See "--Risks Associated with the Sygnet Acquisition; Conflicts of Interest" and "Management."

RELIANCE ON USE OF THIRD-PARTY SERVICE MARK

    We intend to continue to use the registered service mark CELLULAR ONE-Registered Trademark- to promote the services Sygnet offers. Sygnet has five-year contracts with Cellular One Group, the owner of the service mark, for three of its four markets. These contracts begin to expire in 2001, and Sygnet has an option to renew each of these contracts for two additional five-year terms. See "Business--Service Marks." Under these agreements, Sygnet must meet specified operating and service quality standards for its systems. If these agreements are not renewed or if we fail to meet the applicable quality standards, our ability both to attract new subscribers and retain existing subscribers could be impaired. Recently, AT&T Wireless, which had been the single largest user of the CELLULAR ONE-Registered Trademark- name, has significantly reduced its use of the brand name as a primary service mark. If, for this or some other reason beyond our control, the CELLULAR ONE-Registered Trademark- mark was to suffer diminished marketing appeal, our ability both to attract new subscribers and retain existing subscribers could be materially impaired.

FRAUDULENT CONVEYANCE STATUTES

    Various laws enacted to protect creditors may apply to our incurrence of indebtedness and other obligations in connection with the Transactions, including the issuance of the notes. If a court were to find in a lawsuit by one or more of our unpaid creditors or its or their representatives that we did not receive fair consideration or reasonably equivalent value for incurring such indebtedness or obligation and, at the time of such incurrence, we: (i) were insolvent; (ii) were rendered insolvent by reason of such incurrence; (iii) were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or (iv) intended to incur or believed we would incur obligations beyond our ability to pay such obligations as they mature, such court, subject to applicable statutes of limitation, could decide to invalidate, in whole or in part, such indebtedness and obligations as fraudulent conveyances or subordinate such indebtedness and obligations to our existing or future creditors.

    The measure of insolvency for purposes of determining whether we made a fraudulent conveyance will vary depending on the law of the jurisdiction which is being applied. Generally, however, we would be considered insolvent at a particular time if (i) the sum of our debts was then greater than all of our property at a fair valuation or (ii) if the present fair saleable value of our assets was then less than the amount that would be required to pay our probable liabilities on our existing debts as they became due. On the basis of Sygnet's historical financial information, Sygnet's recent operating history and other factors, our management believes that, after giving effect to the Transactions, we will not be rendered insolvent, will have sufficient capital for the business in which we will be engaged and will be able to pay its debts as they mature; however, our management has not obtained any independent opinion regarding such issues. In addition, we cannot assure you as to what standard a court would apply in making such determinations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FOR ADVERSE REGULATORY CHANGE AND THE NEED FOR REGULATORY APPROVALS

    The licensing, construction, operation, acquisition and sale of cellular systems, as well as the number of cellular and other wireless licensees permitted in each market, are regulated by the FCC. Changes in the regulation of wireless activities and wireless carriers or the loss of any license or licensed area could have a material adverse effect on our operations. In addition, all cellular licenses in the United States must be renewed after the expiration of their initial ten-year term. Our cellular licenses begin to expire in October 2000. We believe that each of these licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period. We cannot assure you, however, that the FCC will renew our licenses. See "Business-- Regulation."

EQUIPMENT FAILURE AND NATURAL DISASTER

    A major equipment failure or a natural disaster affecting our central switching office, our microwave links or certain of our cell sites could have a material adverse effect on our operations.

RELIANCE ON ONE BILLING VENDOR

    We rely primarily on one vendor to produce all of our customer billings. If this billing vendor for any reason were to encounter significant problems affecting its ability to perform its billing functions for us, our ability to generate billings to its customers would be materially impaired, until a new arrangement could be established.

RADIO FREQUENCY EMISSION CONCERNS

    Media reports have suggested that certain radio frequency ("RF") emissions from cellular telephones may be linked to cancer, and may interfere with pacemakers and other medical devices. Concerns over RF emissions may discourage the use of cellular telephones, which could have a material adverse effect on our business. On August 1, 1996, the FCC released a report and order, which became effective in August 1996 as to mobile and portable devices and October 1997 for cellular, that updates the guidelines and methods it uses for evaluating RF emissions from radio equipment, including cellular telephones and transmitting facilities. We do not believe these guidelines will have a material impact on our operations. While the FCC's rules impose more restrictive standards on RF emissions from lower power devices such as cellular telephones, we believe, based on the certificates of manufacturers, that all cellular telephones currently provided by Sygnet to its customers, as well as Sygnet's transmitting facilities, comply with the FCC's standards. See "Business--Regulation."

RISKS ASSOCIATED WITH THE YEAR 2000 ISSUE

    The "Year 2000 Issue" is the result of the inability of some computer programs to distinguish the year 1900 from the year 2000. Most computer programs and operating systems were written using two digits to define the applicable year rather than four digits. This means that any equipment containing computer programs with time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. In some instances this could result in system failures, disruption in operations and possible inaccuracies of data.

    Sygnet has substantially completed an inventory of all its systems and equipment in each market to determine the impact of the Year 2000 Issue. Based on this inventory, Sygnet has contacted its significant vendors to determine how their products and services might be affected by the Year 2000 Issue. Generally, Sygnet is relying upon representations made by the vendors as to their state of readiness for the Year 2000 Issue. Based on internal evaluations and on information provided by these vendors, certain systems have been upgraded and tested for Year 2000 compliance. Sygnet estimates that it is 60% complete with this phase of the project.

    Sygnet is placing special emphasis on areas that present a risk of materially interrupting its revenue stream in the event of a Year 2000 problem. Presently, it appears three main systems have the potential to materially interrupt the revenue stream due to the Year 2000 Issue. They are the two cellular switches, which could prevent calls from being made, and the billing system, which could prevent Sygnet from billing and subsequently receiving revenue from its customers. To address this risk, the Northern Telecom switch, which serves Sygnet's Ohio and Pennsylvania markets, has recently undergone a software upgrade to a Year 2000 compliant version. Sygnet has monitored testing of this software in a Year 2000 situation with commonly known critical dates and has encountered no problems. Accordingly, Sygnet has deemed this system to have a minimal risk of failure regarding the Year 2000 Issue and will not develop contingency plans for the Northern Telecom switch unless new information becomes available that suggests a contingency plan is warranted. The Ericsson switch, which serves Sygnet's New York market, is expected to have its software upgraded to a Year 2000 compliant version in the first quarter of 1999. In connection with the planned upgrade of the New York system, the Company plans to replace the Ericsson switching equipment with Northern Telecom equipment that is believed to be Year 2000 compliant. In addition, the upgrade of the billing system software to a Year 2000 compliant version is expected to be completed in the first quarter of 1999. The vendor that provides this system has indicated that Year 2000 compliance testing will be completed by June of 1999. Sygnet has deemed this system to have a moderate risk of not being able to handle the Year 2000 requirements and a contingency plan is being prepared that may include selecting a new billing vendor in mid-1999.

    The cost of testing and upgrading these systems can not be determined at this time. Our current estimate of the cost of becoming Year 2000 compliant is $250,000 or less. This estimate may change significantly downward or upward as the process continues or if problems arise with either a switch or billing system. Additionally, this estimate may change substantially if other systems or vendors are unable to become Year 2000 compliant causing a material interruption of the revenue stream.

LACK OF PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON TRANSFERABILITY

    The notes are a new issue of securities for which there is currently no active trading market. The notes may trade for less than their initial offering price, depending upon prevailing interest rates, the market for similar securities, our financial condition and prospects and other factors beyond our control, including general economic conditions. We do not intend to apply for a listing or quotation of the notes. Although the Initial Purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so and any such market making activities may be discontinued at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the Notes.

    Your notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, or pursuant to an effective registration statement. We have registered the New Notes under the Securities Act and are obligated to use our best efforts to complete an exchange offer for the Notes or register resales of the Notes under the Securities Act, but we cannot assure you as to the development or liquidity of the trading market of the Notes thereafter. See "Description of the Notes--Registration Rights."

FORWARD-LOOKING STATEMENTS

    The description of our plans set forth herein, including our strategies, planned capital expenditures, Year 2000 preparedness and anticipated cost savings, are forward-looking statements. These plans involve a number of risks and uncertainties. Important factors that could cause actual capital expenditures, Year 2000 preparedness, acquisition activity, or our performance to differ materially from our plans include, without limitation:

    - our ability to satisfy the financial covenants of its existing and future debt instruments and to raise additional capital;

    - our ability to integrate our operations with Dobson's existing operations and to successfully market our services and products to existing and new customers;

    - our ability to install equipment and expand and upgrade our systems in a timely manner and to manage our rapid growth successfully;

    - our ability to compete effectively against competitors with greater financial, technical, marketing and other resources and respond effectively to changes in end-user requirements and preferences;

    - the inability of third party vendors to provide products and services which are Year 2000 compliant;

    - the development of other technologies and products that may gain more commercial acceptance than ours; and

    - adverse regulatory changes.

We cannot assure you that anticipated future results will be achieved. Actual events or results may differ materially as a result of risks to which we are or may be subject. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. We do not intend to update or revise these forward-looking statements to reflect events or circumstances after the date hereof including, without limitation, changes in our business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Old Notes were sold by the Company on December 23, 1998 to NationsBanc Montgomery Securities LLC, Lehman Brothers Inc., First Union Capital Markets, a division of Wheat First Securities, Inc., and TD Securities (USA) Inc. (together, the "Initial Purchasers") in reliance on Section 4(2) of the Securities Act. The Initial Purchasers offered and sold the Old Notes only (i) to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A and (ii) outside the United States to persons other than U.S. Persons, which term includes dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust), in reliance upon Regulation S under the Securities Act.

    In connection with the sale of the Old Notes, the Company and the Initial Purchasers entered into a Registration Rights Agreement dated as of December 23, 1998, which required the Company to file with the Commission a registration statement under the Securities Act with respect to the new notes (the "New Notes," together with the Old Notes, the "Notes") and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement (the "Registration Statement") of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed stock power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Notes by book-entry transfer at DTC.

    The Company has not requested, and does not intend to request, an interpretation by the staff of the Securities and Exchange Commission (the "Commission") with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the "Securities Act"). Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Exchange Date, it will make the Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

    By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the holder nor any such person is engaged in or intends to participate in the distribution of such New Notes, and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

    Following the completion of the Exchange Offer, none of the Old Notes will be entitled to the contingent increase in interest rate applicable to the Old Notes. Following the consummation of the Exchange Offer, holders of Old Notes will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. See "--Consequences of Failure to Exchange." Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "Risk Factors-- Consequences of the Exchange Offer on Non-Tendering holders of the Old Notes."

    Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes may wish to consult their own financial advisors and tax advisors with respect to their particular tax situation in making their own decisions on whether to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

    GENERAL Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

    The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and, therefore, certificates representing New Notes will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered for exchange.

    As of December 31, 1998, $200,000,000 aggregate principal amount of the Old Notes were outstanding. The Prospectus, together with the Letter of Transmittal, is being sent to all registered holders.

    Holders of Old Notes do not have any appraisal or dissenters' rights under the Oklahoma General Corporation Act or the indenture governing the Notes (the "Indenture") in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue, but such Old Notes will not be entitled to any rights or benefits under the Registration Rights Agreement.

    The Company will be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

    EXPIRATION DATE; EXTENSIONS; AMENDMENTS.  The term "Expiration Date" shall
mean 5:00 p.m., New York City time, on           , 1999, unless the Company, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be as soon as practicable following the Expiration Date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions of the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

    In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of Old Notes. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder, unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the Exchange Offer.

    INTEREST ON THE NEW NOTES. Holders of Old Notes that are accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each New Note will bear interest from the most recent date to which interest has been paid on the Old Notes or New Notes, or if no interest has been paid on the Old Notes or the New Notes, from December 23, 1998.

    PROCEDURES FOR TENDERING OLD NOTES. The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below), or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution which is a member of one of the following recognized signature guarantee programs (an "Eligible Institution"): (i) The Securities Transfer Agents Medallion Program (STAMP), (ii) The New York Stock Exchange Medallion Signature Program (MSF), or (iii) The Stock Exchange Medallion Program
(SEMP). If the New Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

    THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO THE EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    The Company understands that the Exchange Agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Old Notes. The Company further understands that the Exchange Agent will request, within two business days after the date the Exchange Offer commences, that DTC establish an account with respect to the Old Notes for the purpose of facilitating the Exchange Offer, and any participant may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange of the Old Notes so tendered will only be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer and timely receipt by the Exchange Agent of an Agent's Message (as defined in the next sentence), and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Old Notes which are the subject of such Book-Entry Confirmation and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

    A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in principal amount greater than the principal amount of Old Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Notes will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion (a) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, and (b) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

    GUARANTEED DELIVERY PROCEDURES. If the holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for the book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly competed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or to transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

    By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "--Purpose and Effect of the Exchange Offer."

    WITHDRAWAL OF TENDERS OF OLD NOTES. Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the names of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing its election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender, and
(v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Old Notes" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

    Notwithstanding any other term of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein on or before the Expiration Date, if:

        (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer; or

        (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer and the Company does not wave such event or change.

    If the Company determines in its sole discretion that any of the above conditions have not been satisfied on or prior to the Expiration Date, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Notes (see "--Terms of the Exchange Offer--Withdrawal of Tenders of Old Notes"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Mail:                       By Overnight Courier:          By Hand:
  United States Trust Company    United States Trust Company    United States Trust Company
  of New York                    of New York                    of New York
  P.O. Box 844                   Corporate Trust Operations     111 Broadway
  Cooper Station                 Department                     Lower Level
  New York, NY 10276-0844        770 Broadway - 13th Floor      New York, NY 10006
  Attn: Corporate Trust          New York, NY 10003             Attn: Corporate Trust
  Services                                                      Services
  (registered or certified
  mail
  recommended)

                                 By Facsimile:
                                 (212) 420-6152
                        (For Eligible Institutions Only)
                             Confirm by Telephone:
                                 (800) 548-6565

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

    The Companyy has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

    The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and transfer agent and registrar, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Old Notes may be resold only (i) to the Company or any subsidiary thereof, (ii) to a qualified institutional buyer in compliance with Rule 144A, (iii) to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Old Notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Role 904 under the Securities Act, (v) pursuant to the exemption from registration provided by
Section 4(2) of under the Securities Act, and Rule 144 adopted thereunder (if available), or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Old Notes could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Senior Preferred Stock will have no further registration rights under the Registration Rights Agreement and will not be entitled to the contingent increase in the dividend rate applicable to the Old Notes.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table sets forth certain historical consolidated financial data for Sygnet with respect to each of the five years in the period ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998. The selected historical consolidated financial data as of each of the five years ended December 31, 1997 were derived from Sygnet's audited consolidated financial statements and for the nine months ended September 30, 1997 and 1998 have been derived from Sygnet's unaudited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as Sygnet's audited consolidated financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of results that may be expected for the full year. The information as set forth below should be read in conjunction with "Use of Proceeds," "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto included elsewhere in this offering memorandum.

                                                                                                             NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                     -----------------------------------------------------  --------------------
                                                       1993       1994      1995(1)    1996(2)     1997       1997       1998
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Subscriber revenue.............................  $   8,878  $  11,312  $  17,191  $  31,085  $  52,639  $  38,531  $  46,738
    Roamer revenue.................................      3,107      4,145      4,176      9,687     26,993     19,868     24,753
    Equipment sales................................      1,098      1,172      1,529      2,417      4,323      3,051      4,253
    Other revenue..................................      1,391      1,420      1,681      1,607      1,679      1,308      1,190
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenue....................................     14,474     18,048     24,577     44,796     85,634     62,758     76,934
  Costs and expenses:
    Cost of services...............................      2,515      3,452      3,366      5,509     10,048      7,175      9,005
    Cost of equipment sales........................        930      1,624      4,164      5,816      9,663      6,806      7,790
    General and administrative.....................      4,412      4,467      5,564      9,852     16,976     11,667     14,665
    Selling and marketing..........................      2,166      2,555      3,082      6,080     10,841      7,466      9,057
    Depreciation and amortization..................      1,951      2,639      3,487     10,038     28,719     21,143     21,343
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.......................     11,974     14,737     19,663     37,295     76,247     54,257     61,860
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income.................................      2,500      3,311      4,914      7,501      9,387      8,501     15,074
    Interest expense...............................       (702)      (988)    (2,660)   (11,174)   (29,902)   (22,558)   (21,613)
    Other income (expense), net....................       (275)      (601)      (304)      (195)      (101)         6       (340)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Income (loss) before extraordinary item........      1,523      1,722      1,950     (3,868)   (20,616)   (14,051)    (6,879)
    Extraordinary loss on extinguishment of debt...     --         --         --         (1,420)    --         --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss)..............................  $   1,523  $   1,722  $   1,950  $  (5,288) $ (20,616) $ (14,051) $  (6,879)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Dividends on preferred stock...................     --         --         --           (718)    (2,122)    (2,122)    --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss) applicable to common
      stockholders.................................  $   1,523  $   1,722  $   1,950  $  (6,006) $ (22,738) $ (16,173) $  (6,879)
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss) per share applicable to
      common stockholders:(3)
      Before extraordinary item....................                                   $    (.74) $   (2.93) $   (2.21) $    (.75)
      Extraordinary item...........................                                        (.23)    --         --         --
                                                                                      ---------  ---------  ---------  ---------
      Net income (loss)............................                                   $    (.97) $   (2.93) $   (2.21) $    (.75)
                                                                                      ---------  ---------  ---------  ---------
                                                                                      ---------  ---------  ---------  ---------
OTHER FINANCIAL DATA:
  Adjusted EBITDA (4)..............................  $   4,451  $   5,950  $   8,401  $  17,539  $  38,106  $  29,644  $  36,417
  Ratio of earnings to combined fixed charges and
    preferred stock dividends (5)..................       3.11x      2.60x      1.67x    --         --         --         --
  Capital expenditures, excluding cost of
    acquisitions...................................  $   3,630  $   5,793  $   9,056  $  10,050  $  25,576  $  16,979  $  11,469
OTHER DATA:
  Ending cellular subscribers (at period end)......     18,037     24,124     44,665    106,574    142,934    130,146    166,886
  Cellular penetration (at period end) (6).........       2.5%       3.3%       4.4%       4.5%       6.0%       5.5%       7.0%
  Cellular churn (7)...............................       1.3%       1.5%       1.4%       1.3%       1.3%       1.3%       1.5%
  Average monthly revenue per cellular subscriber
    (8)............................................  $      50  $      45  $      46  $      42  $      36  $      36  $      34
  Marketing and selling costs per gross additional
    cellular subscriber (9)........................  $     391  $     393  $     370  $     321  $     291  $     306  $     287
  Cellular cell sites (at period end)..............         18         24         41        114        163        152        181

                                              (SEE FOOTNOTES ON FOLLOWING PAGE.)

                                                                                DECEMBER 31,
                                                            -----------------------------------------------------  SEPTEMBER 30,
                                                              1993       1994       1995       1996       1997         1998
                                                            ---------  ---------  ---------  ---------  ---------  -------------
                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Property and equipment, net.............................  $  11,127  $  14,084  $  21,049  $  43,959  $  53,007   $    52,138
  Total assets............................................     20,553     27,418     79,618    344,178    340,986       333,296
  Long-term debt..........................................     10,928     18,264     69,500    312,250    305,500       302,644
  Mandatorily redeemable preferred stock..................     --         --         --         19,718     --           --
  Stockholders' equity (deficit)..........................      5,329      4,769      4,286     (1,982)    19,218        12,339

------------------------------
(1) Includes the operations of the system acquired in the Erie Acquisition from September 30, 1995, the date of acquisition.

(2) Includes the operations of the systems acquired in the Horizon Acquisition from October 9, 1996, the date of acquisition.

(3) Net income (loss) per share applicable to common stockholders for the three years ended December 31, 1995 is not provided because there is no meaningful data for those periods.

(4) Adjusted EBITDA is provided because it is a measure commonly used in the telecommunications industry to determine a company's ability to incur or service debt. Adjusted EBITDA is not derived according to generally accepted accounting principles and should not be considered as an alternative to net income, as a measure of performance, or to cash flows, as a measure of liquidity. The calculation of Adjusted EBITDA does not include the Company's commitments for capital expenditures or payments of debts and should not be deemed to represent funds available to the Company.

(5) "Earnings" is defined as earnings before extraordinary items and accounting changes, interest expense, amortization of deferred financing costs, taxes and the portion of rent expense under operating leases representative of interest. Fixed charges consist of interest expense, amortization of deferred financing costs and a portion of rent expense under operating leases representative of interest. For the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $4.6 million, $22.7 million, $16.2 million, and $6.6 million, respectively.

(6) Determined by dividing Sygnet's total ending cellular subscribers for the period by the estimated total Pops covered by applicable FCC cellular licenses or authorizations held by Sygnet.

(7) Churn means the number of cellular subscriber cancellations per period as a percentage of the weighted average total cellular subscribers during such period. Churn is stated as the average monthly churn rate for the period.

(8) Excludes roaming and equipment revenue.

(9) Determined by dividing cellular marketing and selling costs by the gross cellular subscribers added during such period. Cellular marketing and selling costs represent selling expenses and losses incurred on equipment sales and equipment rentals.

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following unaudited pro forma consolidated condensed financial statements have been prepared to give effect to the Transactions. The accompanying unaudited pro forma consolidated condensed statements of operations of the Company for the year ended December 31, 1997 and the nine months ended September 30, 1998 give effect to the Transactions as if they occurred on January 1, 1997. The accompanying unaudited pro forma consolidated condensed balance sheet as of September 30, 1998 has been prepared as if the Transactions occurred as of that date. The Sygnet Acquisition has been accounted for using the purchase method of accounting. The unaudited pro forma consolidated financial information assumes that all of the Sygnet Notes are tendered in the Sygnet Note Repurchase and the aggregate purchase price for the Sygnet Notes is $135.8 million and does not give effect to the Pennsylvania 2 Acquisition.

    The unaudited pro forma consolidated condensed financial statements have been prepared on the basis of certain assumptions that the Company believes are reasonable, including assumptions relating to the allocation of the consideration to be paid in the Sygnet Acquisition to the assets and liabilities acquired, based on estimates of fair values using available information provided by the management of Sygnet. The unaudited pro forma consolidated condensed financial statements do not give effect to certain cost savings that the Company will seek to obtain following the Sygnet Acquisition.

    The unaudited pro forma consolidated condensed financial statements and notes thereto are provided for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the Transactions been completed on the dates indicated or that may be expected to occur in the future. The unaudited pro forma consolidated financial statements and notes thereto should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business-- Markets and Systems" and the historical financial statements and notes thereto included elsewhere in this offering memorandum.

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                              YEAR ENDED DECEMBER 31, 1997
                                                                       -------------------------------------------
                                                                                                      THE COMPANY
                                                                         SYGNET      ADJUSTMENTS       PRO FORMA
                                                                       ----------  ----------------  -------------
                                                                                 (DOLLARS IN THOUSANDS)
OPERATING REVENUE:
  Subscriber revenue.................................................  $   52,639  $    2,515(1)      $    55,154
  Roaming revenue....................................................      26,993      (3,615)(1)          23,378
  Equipment sales....................................................       4,323         --                4,323
  Other revenue......................................................       1,679         --                1,679
                                                                       ----------    --------        -------------
    Total operating revenue..........................................      85,634      (1,100)             84,534
                                                                       ----------    --------        -------------
OPERATING EXPENSES:
  Service............................................................      10,048         683 (1)(2        10,731
  Equipment..........................................................       9,663         --                9,663
  General and administrative.........................................      16,976      (1,805)(1)          15,171
  Marketing and selling..............................................      10,841       1,205(1)           12,046
  Depreciation and amortization......................................      28,719      46,050 (2)(3        74,769
                                                                       ----------    --------        -------------
    Total operating expenses.........................................      76,247      46,133             122,380
                                                                       ----------    --------        -------------
OPERATING INCOME (LOSS)..............................................       9,387     (47,233)            (37,846)
  Interest expense...................................................     (29,902)    (30,436)(4)         (60,338)
  Other expense, net.................................................        (101)        --                 (101)
                                                                       ----------    --------        -------------
LOSS BEFORE INCOME TAXES.............................................     (20,616)    (77,669)            (98,285)
INCOME TAX BENEFIT...................................................      --          37,349(5)           37,349
                                                                       ----------    --------        -------------
NET LOSS.............................................................  $  (20,616) $  (40,320)        $   (60,936)
                                                                       ----------    --------        -------------
                                                                       ----------    --------        -------------

------------------------------

(1) To reclassify certain operating revenues and expenses to conform with Dobson's presentation.

(2) To reflect the impact of the elimination of the depreciation related to the sale of the towers and the estimated increase in rental expense attributable to the leases, pursuant to the Tower Sale Leaseback.

(3) To reflect the additional depreciation and amortization resulting from the allocation of the purchase price to property and equipment, cellular license acquisition costs and intangible assets. Property and equipment is being depreciated over two to ten years, cellular license acquisition costs over 15 years and intangible assets over five to ten years. The 15 year period used for cellular license acquisition costs is based primarily on the Company's internal analysis of the recovery period for its cellular investments, which indicates that such costs will be recovered through operations over a period of not more than 15 years. Other factors considered include the competitive nature of the cellular industry, the rate of technological change and risk of obsolescence, and the specific terms and characteristics of the licenses. See "Risk Factors--Competition" and "--Rapid Technological Changes."

(4) To reflect (i) the elimination of $29.9 million of interest expense (including $1.1 million of amortization of deferred financing costs) associated with indebtedness of the Sygnet Notes and the Old Bank Facility which will be repaid as part of the Transactions, (ii) $24.5 million of interest expense relating to the $200.0 million principal amount of the Old Notes, (iii) $33.4 million of interest expense relating to the estimated $398.3 million of borrowings under the New Bank Facilities (assuming a weighted average interest rate of 8.38%), (iv) $.2 million of interest expense relating to the unused principal amount of the New Bank Facilities (assuming a commitment fee of .5%), (v) $.8 million of amortization of deferred financing costs relating to the estimated $8.2 million of debt issuance costs incurred in connection with the offering of the Old Notes and
    (vi) $1.5 million of amortization of deferred financing costs relating to the estimated $12.6 million of debt issuance costs incurred in connection with the New Bank Facilities.

   For each .25% change in the assumed interest rate on the New Bank Facilities, interest expense would change by $1.0 million for the year ended December 31, 1997.

(5) To reflect an adjustment to income tax expense for the effects of the Transactions, including an income tax benefit for Sygnet's pro forma pre-tax loss during the period, assuming a 38% effective tax rate.

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                          NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                                      --------------------------------------------
                                                                                                      THE COMPANY
                                                                        SYGNET       ADJUSTMENTS       PRO FORMA
                                                                      ----------  -----------------  -------------
                                                                                 (DOLLARS IN THOUSANDS)
OPERATING REVENUE:
  Subscriber revenue................................................  $   46,738  $     2,138(1)      $    48,876
  Roaming revenue...................................................      24,753       (4,036)(1)          20,717
  Equipment sales...................................................       4,253         --                 4,253
  Other revenue.....................................................       1,190         --                 1,190
                                                                      ----------  -----------------  -------------
    Total operating revenue.........................................      76,934       (1,898)             75,036
                                                                      ----------  -----------------  -------------
OPERATING EXPENSES:
  Service...........................................................       9,005         (357)(1)(2)        8,648
  Equipment.........................................................       7,790         --                 7,790
  General and administrative........................................      14,665       (2,598)(1)          12,067
  Marketing and selling.............................................       9,057        1,946(1)           11,003
  Depreciation and amortization.....................................      21,343       34,445 (2)(3        55,788
                                                                      ----------  -----------------  -------------
    Total operating expenses........................................      61,860       33,436              95,296
                                                                      ----------  -----------------  -------------
OPERATING INCOME (LOSS).............................................      15,074      (35,334)            (20,260)
                                                                      ----------  -----------------  -------------
  Interest expense..................................................     (21,613)     (23,640)(4)         (45,253)
  Other expense, net................................................        (340)        --                  (340)
                                                                      ----------  -----------------  -------------
LOSS BEFORE INCOME TAXES............................................      (6,879)     (58,974)            (65,853)
INCOME TAX BENEFIT..................................................      --           25,024(5)           25,024
                                                                      ----------  -----------------  -------------
NET LOSS............................................................  $   (6,879) $   (33,950)        $   (40,829)
                                                                      ----------  -----------------  -------------
                                                                      ----------  -----------------  -------------

------------------------------

(1) To reclassify certain operating revenues and expenses to conform with Dobson's presentation.

(2) To reflect the impact of the elimination of the depreciation related to the sale of the towers and the estimated increase in rental expense attributable to the leases, pursuant to the Tower Sale Leaseback.

(3) To reflect the additional depreciation and amortization resulting from the allocation of the purchase price to property and equipment, cellular license acquisition costs and intangible assets. Property and equipment is being depreciated over two to ten years, cellular license acquisition costs over 15 years and intangible assets over five to ten years. The 15 year period used for cellular license acquisition costs is based primarily on the Company's internal analysis of the recovery period for its cellular investments, which indicates that such costs will be recovered through operations over a period of not more than 15 years. Other factors considered include the competitive nature of the cellular industry, the rate of technological change and risk of obsolescence, and the specific terms and characteristics of the licenses. See "Risk Factors--Competition" and "--Rapid Technological Changes."

(4) To reflect (i) the elimination of $21.6 million of interest expense (including $.9 million of amortization of deferred financing costs) associated with indebtedness of the Sygnet Notes and the Old Bank Facility which will be repaid as part of the Transactions, (ii) $18.4 million of interest expense relating to the $200 million principal amount of the Old Notes, (iii) $25.0 million of interest expense relating to the estimated $398.3 million of borrowings under the New Bank Facilities (assuming a weighted average interest rate of 8.38%), (iv) $.1 million of interest expense relating to the unused principal amount of the New Bank Facilities (assuming a commitment fee of .5%), (v) $.6 million of amortization of deferred financing costs relating to the estimated $8.2 million of debt issuance costs incurred in connection with the offering of the Old Notes and
    (vi) $1.1 million of amortization of deferred financing costs relating to the estimated $12.6 million of debt issuance costs incurred in connection with the New Bank Facilities.

   For each .25% change in the assumed interest rate on the New Bank Facilities, interest expense would change by approximately $.7 million for the nine months ended September 30, 1998.

(5) To reflect an adjustment to income tax expense for the effects of the Transactions, including an income tax benefit for Sygnet's pro forma pre-tax loss during the period, assuming a 38% effective tax rate.

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                     ASSETS

                                                                          SEPTEMBER 30, 1998
                                                      -----------------------------------------------------------
                                                      DOBSON/SYGNET
                                                        COMBINED                                     THE COMPANY
                                                      COMPANIES(1)     SYGNET       ADJUSTMENTS       PRO FORMA
                                                      -------------  ----------  -----------------  -------------
                                                                        (DOLLARS IN THOUSANDS)
Current Assets......................................    $  --        $   16,443  $      --           $    16,443
Pledged Securities..................................       --            --           67,661(2)           67,661
Deposits............................................       25,000        --          (25,000)(3)         --
Property, Plant and Equipment.......................       --            52,138       (9,223)(3)(4)       42,915
Cellular License Acquisition Cost...................       --           241,062      525,452(3)          766,514
Intangible Assets...................................        3,426        23,653       30,221 (3)(5        57,300
                                                      -------------  ----------  -----------------  -------------
  Total Assets......................................    $  28,426    $  333,296  $   589,111         $   950,833
                                                      -------------  ----------  -----------------  -------------
                                                      -------------  ----------  -----------------  -------------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities.................................    $   3,426    $   18,313  $    (3,426)        $    18,313
Payables--Affiliate.................................       25,000        --          (25,000)(3)         --
Long-term debt, net of current portion..............       --           302,644      295,611(6)          598,255
Deferred Credits....................................       --            --          189,265(3)          189,265
Stockholder's Equity/Net Assets.....................       --            12,339      132,661(7)          145,000
                                                      -------------  ----------  -----------------  -------------
  Total Liabilities and Stockholder's Equity........    $  28,426    $  333,296  $   589,111         $   950,833
                                                      -------------  ----------  -----------------  -------------
                                                      -------------  ----------  -----------------  -------------

------------------------------

(1) Represents the combined historical balance sheets of Dobson/Sygnet Operating Company and the Company.

(2) To reflect the estimated $67.7 million in restricted cash to be held in a pledged account to secure and fund the first six scheduled interest payments on the Notes.

(3) To allocate the purchase price of the Sygnet Acquisition, including the related deferred income tax liability to the assets acquired. The purchase price allocation excludes the $6.0 million to be paid for the Pennsylvania 2 Acquisition.

(4) To reflect the impact of the elimination of the purchase price related to the sale of the towers, pursuant to the Tower Sale Leaseback.

(5) To reflect an estimated $20.8 million of debt issuance costs incurred with the Notes and the New Bank Facilities.

(6) To reflect (i) the elimination of $302.6 million of Sygnet's indebtedness that will be repaid as part of the Transactions (including $110.0 million of Sygnet Notes which the Company estimates will be repurchased for $136.1 million in the Sygnet Note Repurchase), (ii) the incurrence of $398.3 million of indebtedness under the New Bank Facilities and (iii) the issuance of $200.0 million of Notes.

(7) To reflect (i) the elimination of stockholders' equity of Sygnet and (ii) a capital contribution from Dobson of $145.0 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Sygnet owns and operates cellular telephone systems serving a large cluster of properties with approximately 2.4 million Pops and 166,886 subscribers located in northeastern Ohio, western Pennsylvania and western New York. Sygnet's cellular systems are located in Youngstown, Ohio and Erie, Pennsylvania, and in primarily rural and suburban areas between the Cleveland, Akron-Canton, Pittsburgh, Buffalo and Rochester metropolitan areas. The following discussion and analysis is of the historical financial condition and results of operation of Sygnet and should be read in conjunction with Sygnet's consolidated financial statements and the notes thereto appearing elsewhere in this offering memorandum.

    Sygnet's operating results have been significantly affected as a result of the Horizon Acquisition in October 1996 and the Erie Acquisition in September 1995. The systems acquired for $252.9 million in the Horizon Acquisition serve contiguous markets representing approximately 1.4 million Pops in western Pennsylvania and New York. The systems acquired in the Erie Acquisition for $42.5 million represent approximately 282,300 Pops.

    Sygnet's revenues primarily consist of (i) service revenue, which includes charges to the Company's subscribers for access and usage; (ii) roaming revenue, which includes charges to cellular providers for providing service to their subscribers in the Company's service areas; and (iii) equipment revenue, from sales of wireless telephone equipment. There has been an industry trend of declining average revenue per minute, as competition among service providers has led to reductions in rates for airtime and subscriptions and other charges and the Company expects that this trend will continue. The Company believes that the impact of this trend will be mitigated by increases in the number of cellular telecommunications subscribers and the number of minutes of usage per subscriber. There has also been a broad trend in the wireless telecommunications industry of declining average revenue per subscriber. The Company believes that the downward trend is primarily the result of the addition of new lower usage customers who utilize cellular services for personal convenience, security or as a backup for their traditional landline telephone. Although Sygnet has experienced a decline in average revenue per subscriber, Sygnet has introduced new pricing plans, which have increased its number of subscribers.

    Roaming accounted for 31.5% and 32.2% of Sygnet's revenue for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. While the industry trend is to reduce roaming rates, the Company believes that Sygnet's roaming rates are generally lower than rates offered by others in or near its systems. However, the Company cannot assure you that this trend will not materially impact the Company in the future. On a pro forma basis giving effect to the Horizon Acquisition, roaming yield (roamer service revenue, which includes airtime, toll charges and surcharges, divided by roaming minutes of use) was $.57, $.55, $.58 and $.57 per minute for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1998, respectively.

    Included in the Company's roaming revenue for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and September 30, 1998, respectively, was $.1 million, $.9 million, $3.6 million, $2.5 million and $4.0 million attributable to Sygnet customers roaming out of their home areas but in other Sygnet markets.

    The Company's primary operating expense categories include cost of service and equipment, marketing and selling, general and administrative, and depreciation and amortization.

    Cost of service consists primarily of costs associated with billing, amounts paid for interconnection and call delivery and amounts paid to third-party cellular providers for providing service to the Company's subscribers when roaming, offset by the amount billed to the Company's subscribers. Changes in the interconnection charge rate structure imposed by the FCC or mandated by the Telecommunications Act may have a material impact on the Company. See "Business--Regulation."

    Cost of equipment represents the cost associated with telephone equipment and accessories sold to customers. In recent years, Sygnet and other cellular companies have increased the use of discounts on phone equipment and free phone promotions, as competition between service providers has intensified. As a result, Sygnet has incurred, and expects to continue to incur, losses on equipment sales, which have affected marketing and selling costs per gross additional cellular subscriber. While the Company expects to continue these discounts and promotions, the Company believes that the use of such promotions will lead to increased revenue from increases in the number of cellular subscribers.

    Marketing and selling costs primarily consist of advertising costs and compensation paid to sales personnel and independent agents and retail store operations' costs. Commissions are paid to direct sales personnel primarily for the amount of new business generated. Independent sales agents receive commissions for generating new sales and ongoing sales to existing customers.

    General and administrative costs include all infrastructure costs such as customer support, collections, corporate administration, costs to maintain and operate cell sites and customer retention costs.

    Depreciation and amortization relates primarily to switching and cell site equipment, customer lists and license costs.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1997

    REVENUE. For the nine months ended September 30, 1998, Sygnet's total revenue increased 22.6% to $76.9 million, from $62.8 million in the first nine months of 1997. The growth in revenue was the result of continued growth of the subscriber base and increased roaming revenue generated by additional usage.

    Subscriber revenue grew 21.3% to $46.7 million for the nine months ended September 30, 1998 from $38.5 million in the comparable period in 1997 mainly as a result of continued subscriber growth, despite a decline in average revenue per subscriber. Sygnet's number of subscribers increased by 28.2% to 166,886 at September 30, 1998 from 130,146 at September 30, 1997 due to internal growth. On a per subscriber basis, average monthly subscriber revenue per subscriber declined by 6.8% to $33.85 for the nine months ended September 30, 1998 from $36.33 during the comparable period in 1997. This was due to competitive market pressures, continuing promotional activity and the changing mix of subscribers reflecting increasing levels of subscribers who purchase less expensive rate plans that include packaged minutes of use.

    Roamer revenue grew 24.6% to $24.8 million during the nine months ended September 30, 1998 compared to $19.9 million in the comparable period in 1997. This increase was mainly a result of increased roaming traffic throughout all of Sygnet's systems which more than offset the decline in roaming revenue per minute of use. Roaming minutes of use increased by 30.5% to 43.6 million for the nine months ended September 30, 1998 from 33.4 million for the comparable period in 1997. Roaming revenue per minute, including toll, for the nine months ended September 30, 1998 decreased to $0.57 from $0.59 for the comparable period in 1997. This decrease was mainly a result of increased intrasystem roaming traffic that is priced lower than other roaming traffic.

    Equipment sales revenue increased 39.4% to $4.3 million for the nine months ended September 30, 1998 from $3.1 million in the comparable period in 1997. This increase was due mainly to an increased number of telephones and accessories sold to new customers as well as from additional sales of equipment to existing customers for retention purposes for which credits are given on the sales price and reflected in general and administrative costs.

    COST OF SERVICES. Cost of services increased 25.5% to $9.0 million for the nine months ended September 30, 1998 from $7.2 million for the comparable period in 1997. This increase was mainly a result of an increase in home subscriber net roaming costs as well as increased billing and call delivery expenses associated with the growth in the subscriber base. The increase in net roaming costs is attributed mostly to increased levels of intrasystem roaming for which rates to customers are lower than other roaming traffic which has stimulated usage. Partially offsetting this increase are lower costs to Sygnet for long distance charges and the elimination of costs associated with a terminated switching agreement. As a percentage of total revenue, cost of services was 11.7% for the nine months ended September 30, 1998 compared to 11.4% for the same period in 1997.

    COST OF EQUIPMENT SALES. Cost of equipment sales increased 14.5% to $7.8 million for the nine months ended September 30, 1998 from $6.8 million in the comparable 1997 period. This increase was due mainly to an increased number of telephones and accessories sold to existing subscribers, as well as equipment subsidies and sales to new subscribers, offset by a reduction in the average cost of telephones and accessories.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs increased 25.7% to $14.7 million for the nine months ended September 30, 1998 from $11.7 million for the comparable period in 1997. This increase was mainly a result of the growth in the subscriber base which caused an increase in compensation and increased customer retention costs due to competitive pressures. As a percentage of total revenues, general and administrative expense was 19.1% for the nine months ended September 30, 1998 compared to 18.6% for the same period in 1997.

    SELLING AND MARKETING COSTS. Selling and marketing costs increased 21.3% to $9.1 million for the nine months ended September 30, 1998 from $7.5 million for the comparable period in 1997. This increase is mainly due to an increase in new subscribers added period to period which caused higher compensation and commission expenses as well as an increase in advertising and promotional expenses. Selling and marketing cost per gross new subscriber, including equipment subsidies, decreased by 6.2% to $287 for the nine months ended September 30, 1998 from $306 for the comparable period in 1997. This was primarily a result of an improvement in the margin on telephone and accessory subsidies and sales.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 1.0% to $21.3 million for the nine months ended September 30, 1998 from $21.1 million for the comparable period in 1997 due primarily to the depreciation on higher levels of fixed assets resulting from capital expenditures for system growth. This increase more than offset the decrease in depreciation due to certain cell site equipment obtained in the Horizon Acquisition which become fully depreciated in April 1998. For the nine months ended September 30, 1998, Sygnet incurred $11.5 million in capital expenditures, primarily for cell site and system enhancements.

    INTEREST EXPENSE, NET. Interest expense decreased 4.2% to $21.6 million for the nine months ended September 30, 1998 from $22.6 million for the comparable period in 1997. This decrease was primarily a result of a lower level of borrowing due to the repayment of certain indebtedness with the proceeds from the sale of common stock.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUE. For 1997, Sygnet's total revenue increased 91.2% to $85.6 million from $44.8 million for 1996. The growth in revenue was the result of the Horizon Acquisition, which occurred on October 9, 1996, and continued growth of the subscriber base.

    Subscriber revenue grew by 69.3% to $52.6 million for 1997 from $31.1 million for 1996 mainly as a result of the Horizon Acquisition and continued subscriber growth. Subscriber revenue, on a pro forma basis giving effect to the Horizon Acquisition, would have grown by 22.7% due to growth in the subscriber base, offset by a decline in average revenue per subscriber. Sygnet's subscribers grew by 34.1% to 142,934 at December 31, 1997 from 106,574 at December 31, 1996 due mainly to internal growth. On a pro forma basis giving effect to the Horizon Acquisition, average monthly subscriber revenue per subscriber would have declined by 7.3% to $35.91 during 1997 from $38.75 in 1996. This was due to the changing mix of subscribers reflecting increasing levels of subscribers purchasing less expensive rate plans that include limited free minutes of use, increased promotional activity and competitive market pressures.

    Roamer revenue increased 178.6% to $27.0 million during 1997 from $9.7 million for 1996. This increase was mainly a result of the Horizon Acquisition as well as increased roaming traffic throughout all of Sygnet's systems. On a pro forma basis giving effect to the Horizon Acquisition, roamer revenue would have grown by 21.5% due to a greater volume of roaming traffic offset by a reduction in roaming revenue per minute. Roaming revenue per minute for 1997 would have decreased to $0.58 from $0.59 for 1996 on a pro forma basis giving effect to the Horizon Acquisition mainly as a result of reductions in roaming rates with roaming partners.

    Equipment sales increased 78.9% to $4.3 million for 1997 compared to $2.4 million for 1996. This increase was due mainly to the Horizon Acquisition, an increased number of telephones and accessories distributed as new subscriber acquisitions increased, as well as from additional sales of equipment to existing customers. On a pro forma basis giving effect to the Horizon Acquisition, equipment sales for 1997 would have increased 12.4% over 1996.

    COST OF SERVICES. Cost of services increased 82.4% to $10.0 million during 1997 from $5.5 million for 1996 due mainly to the Horizon Acquisition. On a pro forma basis giving effect to the Horizon Acquisition, cost of services for 1997 would have increased by 12.0% from 1996. This increase was mainly a result of an increase in billing, call delivery and roaming costs associated with the growth in the subscriber base, partially offset by lower rates for interconnection and long distance charges. As a percentage of total revenues, on a pro forma basis giving effect to the Horizon Acquisition, cost of services was 11.7% in 1997 compared to 12.7% in 1996.

    COST OF EQUIPMENT SALES. Cost of equipment sales increased 66.2% to $9.7 million for 1997 from $5.8 million in 1996. This increase was due mainly to the Horizon Acquisition and to an increased number of telephones and accessories distributed as new subscriber acquisitions increased. Sales of equipment to existing subscribers were also responsible for a portion of this increase. On a pro forma basis giving effect to the Horizon Acquisition, cost of equipment sales for 1997 would have increased 18.6% over 1996.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs grew 72.3% to $17.0 million in 1997 from $9.9 million in 1996. This increase was due primarily to the Horizon Acquisition and an increase in costs due to internal growth. On a pro forma basis giving effect to the Horizon Acquisition, general and administrative expenses for 1997 would have increased 19.8% over 1996. This increase was mainly a result of an increase in compensation, customer retention, occupancy and maintenance expenses associated with the growth in the subscriber base as well as the additional cell sites added during 1997. As a percentage of total revenues, on a pro forma basis giving effect to the Horizon Acquisition, general and administrative expense would have been 19.8% in 1997 compared to 20.0% in 1996.

    SELLING AND MARKETING COSTS. Selling and marketing costs grew 78.3% to $10.8 million for 1997 from $6.1 million in 1996. This increase is due to the Horizon Acquisition and a higher level of new subscribers added period to period. On a pro forma basis giving effect to the Horizon Acquisition, selling and marketing costs grew by 12.3% and selling and marketing cost per gross new subscriber decreased to $291 in 1997 from $324 in 1996 reflecting a decrease in cost of telephone and accessories in addition to improved operating efficiencies.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $28.7 million for 1997 from $10.0 million in 1996 due to depreciation on higher levels of fixed assets resulting from the Horizon Acquisition and purchases of equipment to enhance systems in existing markets, and amortization of the license acquired in the Horizon Acquisition. The amortization of the acquired cellular licenses and subscriber lists contributed $10.3 million to this increased amortization. For 1997, the Company spent $25.6 million in capital expenditures, primarily for new cell sites, cell site conversions, and system growth.

    INTEREST EXPENSE, NET. Interest expense increased to $29.9 million in 1997 from $11.2 million in 1996. This increase was primarily a result of increased borrowings associated with the Horizon Acquisition.

    NET OPERATING LOSSES. At December 1997, Sygnet had a net operating loss carryforward of $28.7 million. No benefit of the loss carryforward has been recorded in 1997. If, in the future, this loss carryforward is utilized, the related benefits will be recorded.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUE. For 1996, Sygnet's total revenue increased 82.3% to $44.8 million from $24.6 million for 1995. The growth in revenue was the result of the Horizon and Erie Acquisitions and continued growth of the subscriber base.

    Subscriber revenue grew 80.8% to $31.0 million for 1996 compared to $17.2 million for 1995 mainly as a result of the Horizon and Erie Acquisitions and continued subscriber growth. Sygnet's subscribers increased to 106,574 at December 31, 1996 from 44,665 at December 31, 1995 due mainly to the Horizon Acquisition as well as internal growth. On a pro forma basis giving effect to the Horizon Acquisition, the subscriber base increased by 36.8% to 106,574 at December 31, 1996 from 77,891 at December 31, 1995. On a per subscriber basis giving effect to the Horizon Acquisition, average monthly subscriber revenue would have declined to $38.75 during 1996 from $41.66 in 1995 due in part to the changing mix of subscribers reflecting increasing levels of subscribers purchasing less expensive rate plans that include limited free minutes of use as well as competitive market pressures.

    Roamer revenue increased 132.0% to $9.7 million during 1996 compared to $4.2 million in 1995. This increase was mainly a result of the Horizon and Erie Acquisitions as well as increased roaming traffic throughout all of Sygnet's systems. Roamer revenue per minute during 1996 decreased to $.55 from $.57 in 1995. This decrease was due mainly to reductions made to roaming rates received from other cellular carriers in the first quarter of 1995 which were in effect for the full year in 1996, mitigated by the effects of the Horizon Acquisition.

    Equipment sales increased 58.0% to $2.4 million in 1996 compared to $1.5 million in 1995. This increase was due mainly to the Horizon and Erie Acquisitions and an increased number of telephones and accessories distributed as new subscriber acquisitions increased, as well as from additional sales of equipment to existing customers. Other revenue declined 4.4% to $1.6 million in 1996 from $1.7 million in 1995 as equipment rental revenue continued to decrease due to the continued phase out of rental programs.

    COST OF SERVICES. Cost of services increased 63.7% to $5.5 million in 1996 from $3.4 million in 1995 due mainly to the Horizon and Erie Acquisitions. Cost of services decreased to 12.3% of total revenues in 1996 from 13.7% in 1995, as a result of operating efficiencies gained from the Horizon and Erie Acquisitions.

    COST OF EQUIPMENT SALES. Cost of equipment sales increased 39.7% to $5.8 million in 1996 from $4.2 million in 1995. This increase was due mainly to the Horizon and Erie Acquisitions and to an increased number of telephones and accessories distributed as new subscriber acquisitions increased. The increased cost of equipment sold resulting from the increase in gross activations was mitigated by the declining cost to acquire new telephones.

    GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs increased 77.1% to $9.9 million in 1996 from $5.6 million in 1995. This increase is due primarily to the Horizon and Erie Acquisitions and the effects of a third quarter 1995 one time adjustment to the personal property tax accrual resulting from a substantial decrease in tax rates.

    SELLING AND MARKETING COSTS. Selling and marketing costs increased 97.3% to $6.1 million in 1996 from $3.1 million in 1995. This increase is due to the Horizon and Erie Acquisitions and a higher level of new subscribers added period to period. Selling and marketing cost per gross new subscriber, including equipment subsidies, decreased 10.1% to $310.0 in 1996 from $345.0 for 1995 as a result of a decrease in cost of telephones and accessories in addition to improved efficiencies.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 187.9% to $10.0 million in 1996 from $3.5 million in 1995 due to depreciation on higher levels of fixed assets resulting from the Horizon and Erie Acquisitions and purchases for system growth, and amortization of the licenses acquired in the Horizon and Erie Acquisitions. The amortization of the acquired cellular licenses and subscriber lists contributed $3.4 million to this increased amortization. For 1996, Sygnet spent $10.0 million in capital expenditures, primarily for new cell sites, cell site conversions, and system growth.

    INTEREST EXPENSE, NET. Interest expense increased to $11.2 million in 1996 from $2.7 million in 1995. This increase was primarily a result of increased borrowings associated with the Horizon and Erie Acquisitions.

    EXTRAORDINARY LOSS. In October 1996, Sygnet incurred an extraordinary loss of $1.4 million to write off unamortized financing costs associated with an extinguished bank credit agreement.

IMPACT OF YEAR 2000

    The Year 2000 Issue is the result of the inability of some computer programs to distinguish the year 1900 from the year 2000. Most computer programs and operating systems were written using two digits to define the applicable year rather than four digits. This means that any equipment containing computer programs with time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. In some instances this could result in system failures, disruption in operations and possible inaccuracies of data.

    Sygnet has substantially completed an inventory of all its systems and equipment in each market to determine the impact of the Year 2000 Issue. Based on this inventory, Sygnet has contacted its significant vendors to determine how their products and services might be affected by the Year 2000 Issue. Generally, Sygnet is relying upon representations made by the vendors as to their state of readiness for the Year 2000 Issue. Based on internal evaluations and on information provided by these vendors certain systems have been upgraded and tested for Year 2000 compliance. Sygnet estimates that it is 60% complete with this phase of the project.

    Sygnet is placing special emphasis on areas that present a risk of materially interrupting its revenue stream in the event of a Year 2000 problem. Presently, it appears three main systems have the potential to materially interrupt the revenue stream due to the Year 2000 Issue. They are the two cellular switches, which could prevent calls from being made, and the billing system, which could prevent Sygnet from billing and subsequently receiving revenue from its customers. To address this risk, the Northern Telecom switch, which serves Sygnet's Ohio and Pennsylvania markets, has recently undergone a software upgrade to a Year 2000 compliant version. Sygnet has monitored testing of this software in a Year 2000 situation with commonly known critical dates and has encountered no problems. Accordingly, Sygnet has deemed this system to have a minimal risk of failure regarding the Year 2000 Issue and will not develop contingency plans for the Northern Telecom switch unless new information becomes available that suggests a contingency plan is warranted. The Ericsson switch, which serves Sygnet's New York market, is expected to have its software upgraded to a Year 2000 compliant version in the first quarter of 1999. In connection with the planned upgrade of the New York system, the Company plans to replace the Ericsson switching equipment with Northern Telecom equipment that is believed to be Year 2000 compliant. In addition, the upgrade of the billing system software to a Year 2000 compliant version is expected to be completed in the first quarter of 1999. The vendor that provides this system has indicated that Year 2000 compliance testing will be completed by June of 1999. Sygnet has deemed this system to have a moderate risk of not being able to handle the Year 2000 requirements and a contingency plan is being prepared that may include selecting a new billing vendor in mid-1999.

    The cost of testing and upgrading these systems can not be determined at this time. Management's current estimate of the cost of becoming Year 2000 compliant is $250,000 or less. This estimate may change significantly downward or upward as the process continues or if problems arise with either a switch or billing system. Additionally, this estimate may change substantially if other systems or vendors are unable to become Year 2000 compliant causing a material interruption of the revenue stream.

LIQUIDITY AND CAPITAL RESOURCES

    Sygnet has historically relied on internally generated funds to fund debt service and a substantial portion of its capital expenditures. Bank credit facilities and equity issuances have been used for additional support of capital expenditure programs and to fund acquisitions.

    Net cash provided by operating activities was $13.5 million for the nine months ended September 30, 1998 compared to $7.1 million for the comparable period in 1997. The increase was primarily the result of the increase in operating income, offset somewhat by a decrease in net working capital. Net cash provided by operating activities was $9.4 million for 1997 compared to $14.8 million for 1996 and $2.4 million in 1995. This decrease from 1996 to 1997 was primarily due to interest paid of $30.0 million in 1997 compared to $4.7 million in 1996, which was offset significantly by the increase in revenue due to growth in subscribers. The increase from 1995 to 1996 was primarily the result of the increase in the number of subscribers and their related growth in revenue.

    Net cash used in investing activities was $11.1 million for the nine months ended September 30, 1998 compared to $17.6 million for the comparable period in 1997. In 1998, this activity reflects decreased levels of purchases of property and equipment primarily for system buildout in addition to proceeds of $300,000 associated with the sale of an undeveloped patent to an officer/shareholder of Sygnet. In 1997, this activity reflects final payments made in connection with the Horizon Acquisition and the completion of the buildout of the system acquired in the Horizon Acquisition. Net cash used in investing activities, which totaled $25.8 million, $264.2 million and $49.1 million for the years ended December 31, 1997, 1996 and 1995, respectively, principally related to the system buildout in 1997, the Horizon Acquisition in 1996 and the Erie Acquisition in 1995 and capital expenditures required to support the growth of the business.

    Net cash used in financing activities was $2.9 million for the nine months ended September 30, 1998 compared to $10.0 million provided by financing activities for the comparable period in 1997 as the combination of reduced capital expenditures and increased cash flow from operating activities reduced the need for outside financing. In 1997, this activity included $43.6 million in net proceeds from the sale of Sygnet's common stock which were used primarily to redeem the remaining outstanding preferred stock and to reduce amounts outstanding under Sygnet's Old Bank Facility and fund capital expenditures. Net cash provided by financing activities was $15.0 million for 1997 compared to $251.2 million for 1996 and $46.6 million in 1995. The 1996 amount includes primarily funds received, net of financing cost, from the issuance of the Sygnet Notes and preferred stock and borrowings under the Old Bank Facility to fund acquisitions. Dividends of $.3 million and $1.2 million were paid in 1996 and 1995, respectively.

    The Company expects its capital expenditures to total approximately $16.0 million for 1999; through September 30, 1998, Sygnet had expended $11.5 million. Of the amount expected to be made in 1999, $7.5 million is expected to be made to upgrade the New York system to TDMA IS-136. The amount and timing of capital expenditures may vary depending on the rate at which the Company expands and develops its cellular systems and whether the Company consummates additional acquisitions. In addition, Sygnet expects to borrow $6.0 million under the New Bank Facilities to close the Pennsylvania 2 Acquisition and additional amounts to pay any accrued interest under Sygnet's Old Bank Facility and the Sygnet Notes.

    The Company's New Bank Facilities will aggregate $430.0 million, consisting of a $50.0 million Revolving Credit Facility and $380.0 million of Term Loan Facilities. Obligations under the New Facilities are secured by a pledge of the capital stock of Sygnet's operating subsidiary as well as a lien on substantially all of the assets of Sygnet and its operating subsidiary. The New Bank Facilities require Sygnet and the Company to maintain certain financial ratios. The failure to maintain such ratios would constitute an event of default, notwithstanding Sygnet's ability to meet its debt service obligations. See "Description of Certain Indebtedness." The ability of Sygnet to borrow under the New Bank Facilities will be limited by the requirement that, on a quarterly basis beginning December 31, 2000, the amount available under the New Bank Facilities will reduce until they terminate.

    As part of the Transactions, Sygnet sold to Dobson Tower Company, a wholly owned subsidiary of Dobson, substantially all of the towers owned by Sygnet for $25.0 million. Dobson Tower Company has leased these towers back to Sygnet under an operating lease. The lease is for an initial term of five years, with annual lease payments of approximately $1.6 million.

    On September 30, 1998 after giving pro forma effect to the Transactions, the Company and its subsidiaries would have approximately $598.2 million of indebtedness outstanding.

    Although the Company cannot provide you any assurance, the Company believes that, assuming successful implementation of the Company's strategy, including the further development of Sygnet's cellular systems and significant and sustained growth in Sygnet's cash flow, borrowings under the New Bank Facilities and cash flow from operations, will be sufficient to fund the Pennsylvania 2 Acquisition and to satisfy the Company's currently expected capital expenditure, working capital and debt service obligations. However, the Company will need to refinance the New Bank Facilities and the Notes at their maturities. The Company's ability to do so will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its indebtedness and other factors, including market conditions beyond the control of the Company. See "Risk Factors--Refinancing Risk." The actual amount and timing of the Company's future capital requirements may differ materially from the Company's estimates as a result of, among other things, the demand for the Company's services and regulatory, technological and competitive developments. Sources of additional financing may include commercial bank borrowings, vendor financing and the sale of equity or debt securities. The Company cannot assure you that any such financing will be available on acceptable terms or at all.

EFFECT OF NEW ACCOUNTING STANDARDS

    In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income, which is required to be adopted effective January 1, 1998. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Reclassification of financial statements for earlier periods presented is required. The implementation of Statement No. 130 did not have a material effect on Sygnet's financial statements.

    In June 1997, the FASB also issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, which is required to be adopted effective January 1, 1998. This Statement changes the way companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. The implementation of Statement No. 131 did not have a material effect on Sygnet's financial statement disclosures.

                                    BUSINESS

    Sygnet owns and operates rural and suburban cellular telephone systems serving a single large cluster of properties with approximately 2.4 million Pops and 166,886 subscribers in northeastern Ohio, western Pennsylvania and western New York. The cluster includes Youngstown, Ohio, Erie, Pennsylvania, and suburban and rural areas between the Cleveland, Akron-Canton, Pittsburgh, Buffalo and Rochester metropolitan areas. The Company is a wholly owned subsidiary of Dobson.

    Sygnet has grown rapidly through selective acquisitions and internal growth. Between 1993 and 1997, Sygnet's revenues increased at a compounded annual growth rate of 56.0% and its Adjusted EBITDA increased at a compounded annual growth rate of 71.1%. Excluding properties acquired during that period, Sygnet's revenues increased at a compounded annual growth rate of 23.9% and its Adjusted EBITDA increased at a compounded annual growth rate of 34.2% over the same period. In addition, from December 31, 1993 to September 30, 1998, Sygnet's penetration rate increased from 2.5% to 7.0%. For the nine months ended September 30, 1998, Sygnet had revenue of $76.9 million, operating income of $15.1 million and Adjusted EBITDA of $36.4 million.

    On December 23, 1998 Dobson/Sygnet Operating Company, a subsidiary of the Company, merged into Sygnet. Sygnet has established and maintained a strong and visible local presence. Since the merger, Sygnet's existing local management will continue to have day-to-day operating authority, with the flexibility to respond to individual market requirements and to foster a strong sense of customer service and community spirit. The Company expects to benefit from synergies resulting from Dobson's centralization of certain functions such as control of pricing, customer service and marketing, systems design, engineering, purchasing, financial and administrative functions and from the consolidation of billing functions. For example, after the Sygnet Acquisition, the Company expects to consolidate Sygnet's three regional call centers and one of Dobson's existing call centers. In addition, the Company expects the Sygnet Acquisition to strengthen and expand Dobson's and Sygnet's existing roaming partner relationships with AT&T Wireless because certain Sygnet properties are adjacent to AT&T Wireless properties.

    Sygnet's markets are primarily rural and suburban and include a high concentration of expressway corridors that tend to have a significant amount of roaming activity. Roaming revenue represented approximately 32% (28% excluding roaming by Sygnet customers into other Sygnet markets) of Sygnet's total revenues for both the year ended December 31, 1997 and the nine months ended September 30, 1998. Sygnet has entered into roaming agreements with operators of cellular systems in adjoining MSAs and other MSAs which allow customers to roam at competitive prices which, in certain instances, are comparable to Sygnet's home area rates. Sygnet's principal roaming partners are AT&T Wireless, AirTouch and SBC Communications. Sygnet also has roaming agreements with PCS providers, such as AT&T Wireless and Sprint, to allow the PCS providers' customers with dual mode telephones to roam in certain Sygnet markets.

    Through selective acquisitions, Sygnet has created an integrated network of rural and suburban cellular systems in a contiguous service area. The following table sets forth certain data with respect to Sygnet's cellular systems:

                                TOTAL         TOTAL             MARKET            YEAR ACQUIRED
MARKETS (1)                     POPS     SUBSCRIBERS (2)    PENETRATION (3)         BY SYGNET
----------------------------  ---------  ---------------  -------------------  --------------------
Erie (4)....................    282,300        26,381                9.3%              1995
New York (5)................    480,000        26,409                5.5%              1996
Pennsylvania (6)............    890,300        49,516                5.6%              1996
Youngstown (7)..............    721,400        64,580                9.0%      1985, 1987 and 1991
                              ---------       -------                 --
  Total.....................  2,374,000       166,886                7.0%
                              ---------       -------                 --
                              ---------       -------                 --

------------------------

(1) Except for Pennsylvania 2 RSA, Sygnet owns 100% of the licenses for these markets.

(2) As of September 30, 1998.

(3) Determined by dividing total Sygnet subscribers by the total Pops covered by the applicable FCC cellular licenses or authorizations held by Sygnet.

(4) The Erie market is composed of Erie, Pennsylvania MSA.

(5) The New York market is composed of New York 3 RSA.

(6) The Pennsylvania market is composed of Pennsylvania 1 RSA, Pennsylvania 2 RSA, Pennsylvania 6 RSA and Pennsylvania 7 RSA. Sygnet had previously operated Pennsylvania 2 RSA under an interim operating authority, which was terminated on June 3, 1997 when the FCC awarded a permanent license to Pinellas Communications. On June 8, 1998, Sygnet entered into an agreement to purchase Pennsylvania 2 RSA for $6.0 million in cash. Since then, Sygnet has been operating Pennsylvania 2 under a management and lease agreement with the present owner of Pennsylvania 2, which will continue in effect until the FCC's grant of the license to the present owner is no longer subject to reconsideration or judicial review.

(7) The Youngstown market is composed of: (i) Youngstown, Ohio MSA, which Sygnet acquired in 1985; (ii) Sharon, Pennsylvania MSA, which Sygnet acquired in 1987; and (iii) Ohio 11 RSA, which Sygnet acquired in 1991.

BUSINESS STRATEGY

    The Company's business strategy is to focus on integrating its operations with Dobson's, increasing its market penetration and further developing its cellular systems to sustain growth in the Company's cash flows. The principal elements of the Company's strategy include:

    INTEGRATE OPERATIONS WITH DOBSON. Dobson intends to integrate the operations of Sygnet with its existing cellular operations to achieve economies of scale. Management believes that these increased efficiencies will come from the centralized control of pricing, customer service and marketing, system design, engineering, purchasing, financial and administrative functions and from the consolidation of billing functions. For example, the Company expects to consolidate Sygnet's three regional call centers and one of Dobson's existing call centers. Following the Sygnet Acquisition, Dobson's subscribers will approximately double to 329,906 and its total Pops will likewise increase to 5.2 million. Dobson intends to use its increased size to improve its leverage in negotiating prices and services from third party service providers and equipment vendors.

    EXPAND STRATEGIC RELATIONSHIPS. The Company intends to continue to maintain and expand strategic relationships with operators of wireless systems in major MSAs near the Company's systems. These relationships include roaming agreements which allow the Company's subscribers to use the system in the neighboring MSA at favorable rates. Under these agreements, the MSA operator's subscribers receive similar benefits roaming in the Company's areas. Sygnet has agreements with the dominant cellular operators in the neighboring MSAs and RSAs, including AT&T Wireless, AirTouch and SBC Communications. The Company also has agreements with PCS providers, such as AT&T Wireless and Sprint, to allow the PCS providers' customers with dual mode telephones to roam in certain Sygnet markets. By entering into these strategic agreements, the Company is able to increase its roaming revenue and offer its subscribers larger areas in which the Company's rates apply.

    AGGRESSIVE LOCAL MARKETING AND PROMOTION OF CELLULAR SERVICES. The Company plans to continue to distinguish Sygnet as the local market's leading cellular services provider, stressing its service quality, local sales offices and commitment to the community. Sygnet's sales efforts have been conducted primarily through its 51 retail outlets and its direct sales force and, to a lesser extent, through independent agents. The Company believes that, as an operator with strong local distribution of products and services, Sygnet has an advantage over its competitors who do not emphasize a local presence or focus on local market requirements and community involvement. The Company intends to continue to open new retail outlets and coordinate marketing efforts with Dobson's centralized marketing department, which should increase efficiencies by spreading costs over a larger customer base.

    TARGETED SALES EFFORTS. The Company's marketing programs seek to attract subscribers who are likely to generate high monthly revenue and low churn rates. The Company will undertake extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and advantage of Sygnet's cellular service. In addition, the Company intends to maintain Sygnet's sales force compensation system, which is designed to maximize the acquisition of these high use, reduced churn subscribers. Sygnet's marketing programs and compensation systems are designed to increase monthly revenue per subscriber and lower marketing and selling costs per additional subscriber.

    SUPERIOR CUSTOMER SERVICE. The Company intends to maintain a high level of customer satisfaction through a variety of techniques, including 24-hour customer service. The Company will continue to support local customer service through its direct sales force and its retail stores. Management believes that Sygnet's emphasis on superior customer service has enabled it to achieve an average monthly churn rate of 1.3% for the year ended December 31, 1997 and 1.5% for the nine months ended September 30, 1998.

    CONTINUED SYSTEM DEVELOPMENT. The Company believes that increasing capacity and upgrading its systems will attract additional subscribers, enhance the use of its systems by existing subscribers, increase roaming activity and further enhance the overall efficiency of the network. Sygnet upgraded its Erie, Youngstown and Pennsylvania markets with TDMA IS-136 digital technology to enable it to increase roaming (by servicing the increasing number of digital cellular subscribers and PCS subscribers with dual mode telephones) and provide enhanced capabilities, including caller ID, longer battery life and zone billing. Sygnet's digital system covered approximately 84% of its subscribers at September 30, 1998. The Company plans to upgrade its New York market to TDMA IS-136 in 1999 which will expand digital coverage to substantially all of its markets. Since the beginning of 1995, Sygnet has spent approximately $56.2 million to upgrade and expand its network. The Company intends to continue to improve coverage, increase capacity and build out its systems, and plans to invest approximately $16.0 million in 1999, which amount includes upgrading its New York system to TDMA IS-136.

MARKETS AND SYSTEMS

    Sygnet's operations are conducted in a single large cluster of properties with approximately 2.4 million Pops and 166,886 subscribers in northeastern Ohio, western Pennsylvania and western New York. The cluster includes four markets: the Youngstown market, the Erie market, the Pennsylvania market, and the New York market. To date, Sygnet has converted 130 of its 181 cell sites to TDMA IS-136 digital service. The following is a description of Sygnet's cellular markets.

YOUNGSTOWN MARKET

    GENERAL. The Youngstown market is composed of the Youngstown, Ohio MSA, the Sharon, Pennsylvania MSA and the Ohio 11 RSA. Sygnet initiated cellular operations in the Youngstown market in 1985 when it acquired its license from the FCC for the Youngstown, Ohio MSA.

    LOCATION. The Youngstown market covers a contiguous area that is located at a midway point between Pittsburgh and Cleveland along the Ohio Turnpike and Interstate 76 and includes Interstate 80, a major transportation access route from the midwest to New York City.

    MARKETING. The Company operates under the brand name Wilcom Cellular in the Youngstown market. The Company currently has 18 retail locations and approximately 22 sales agents in the area.

    SYSTEMS. There are 55 cell sites covering substantially all of the total Pops in the Youngstown market. The Company has completed upgrading its system in this area to analog/TDMA IS-136 digital service.

ERIE MARKET

    GENERAL. The Erie market is composed of the Erie, Pennsylvania MSA. The Company initiated cellular operations in the Erie market in September 1995 following the Erie Acquisition.

    LOCATION. The Erie market covers a contiguous area that includes Interstate 90, which connects Buffalo and Cleveland, and Interstate 79, which connects Erie directly to Pittsburgh.

    MARKETING. The Company operates under the brand name CELLULAR ONE-Registered Trademark- in the Erie market. The Company currently has eight retail locations and approximately 12 sales agents in the area.

    SYSTEMS. There are 14 cell sites covering substantially all of the total Pops in the Erie market. The Company has completed upgrading its system in this area to analog/TDMA IS-136 digital service.

PENNSYLVANIA MARKET

    GENERAL. The Pennsylvania market is composed of Pennsylvania 1 RSA, Pennsylvania 2 RSA, Pennsylvania 6 RSA and Pennsylvania 7 RSA. Sygnet operated the Pennsylvania 2 RSA under an interim operating authority which was terminated upon the granting by the FCC of a permanent license to its present owner, Pinnellas Communications. On June 8, 1998, Sygnet entered into an agreement with Pinellas Communications to purchase the Pennsylvania 2 RSA. Since then, Sygnet has been operating Pennsylvania 2 under a management and lease agreement with Pinellas Communications, which will continue in effect until the FCC's grant of the license to Pinellas Communications is no longer subject to reconsideration or judicial review. The FCC has, however, separately approved the transfer of the license from Pinellas Communications to Sygnet.

    LOCATION. The Pennsylvania market covers a contiguous area that includes Interstate 79 and Interstate 80, which link the major population centers in north-central Pennsylvania, including Pittsburgh and Erie. The Pennsylvania market also includes Route 60, a recently completed toll road, which serves as an expressway to Pittsburgh International Airport.

    MARKETING. The Company operates under the brand name CELLULAR ONE-Registered Trademark- in the Pennsylvania market. The Company currently has 12 retail locations and approximately 15 sales agents in the area.

    SYSTEMS. There are 62 cell sites covering substantially all of the total Pops in the Pennsylvania market. The Company has substantially completed upgrading its system in this area to analog/TDMA IS-136 digital service. Upon acquisition of Pennsylvania 2 RSA from Pinellas, the Company will build out this system and install TDMA IS-136 digital service.

NEW YORK MARKET

    GENERAL. The New York market is composed of the New York 3 RSA. The Company initiated cellular operations in the New York market in October 1996 following the Horizon Acquisition.

    LOCATION. The New York market is located in the western part of New York and includes six counties. The system borders Buffalo and Rochester to the north, Erie, Pennsylvania to the west and Binghamton/Elmira to the east. Interstates 90 and 390 and Route 17 run through the New York region. Interstate 90 (the New York Thruway) connects Buffalo, Rochester and Erie. Interstate 390 connects Rochester, Corning, Binghamton and Elmira. Route 17 connects Interstate 390 west to Interstate 90 in Erie.

    MARKETING. The Company operates under the brand name CELLULAR ONE-Registered Trademark- in the New York market. The Company currently has 13 retail locations and 11 sales agents in the area.

    SYSTEMS. There are 50 cell sites covering substantially all of the total Pops in the New York market. The Company has not upgraded its system in this area to digital service. The Company expects to upgrade the New York market to TDMA IS-136 digital service in 1999.

PRODUCTS AND SERVICES

    The Company provides a variety of cellular services and products designed to address a range of consumer, business and personal security needs. In addition to mobile voice transmission, the Company offers ancillary services such as call forwarding, call-waiting, three-party conference calling, voice message storage and retrieval and no-answer transfer. The nature of the services offered by the Company varies depending upon the market area. The Company also sells cellular equipment at discount prices and uses free phone promotions to encourage use of its mobile services.

    The Company offers cellular service for a fixed monthly access fee (accompanied by varying allotments of included or "free" minutes), plus additional variable charges per minute of use and for custom calling features. Various pricing programs (which are generally based on one year service contracts) are utilized. Unlike some of its competitors, the Company designs rate plans on a market-by-market basis. Generally, these rate plans include high-volume user plans, medium-volume user plans, basic plans and economy plans. In general, rate plans which include a higher monthly access fee typically include a lower usage rate per minute. An ongoing review of equipment and servicing pricing is maintained to ensure the Company's competitiveness and, as appropriate, revisions to pricing of service plans and equipment are made to meet the demands of the local marketplace.

    The Company has upgraded substantially all of its cellular systems (excluding its New York system) to TDMA IS-136 digital technology to enable it to increase roaming (by servicing the increasing number of digital cellular subscribers and PCS subscribers with dual mode phones) and provide enhanced capabilities, including caller ID, longer battery life and zone billing. The Company expects to upgrade its New York region to TDMA IS-136 digital technology in 1999. Because its digital switches will be capable of handling both analog and digital transmission, the Company will be able to continue to offer analog cellular service to those customers who do not transfer to digital handsets. Sygnet recently commenced marketing digital cellular services to its customers.

CUSTOMER SERVICE

    Customer service will remain an essential element of the Company's marketing and operating philosophy. The Company is committed to attracting new subscribers and retaining existing subscribers by providing consistently high-quality customer service. In each of its markets, the Company maintains installation and repair facilities and a local staff, including a market manager, customer service representatives and technical and sales representatives. Each cellular service area handles its own customer-related functions such as customer activations, account adjustments and rate plan changes. Local offices and installation and repair facilities enable the Company to service customers better, schedule installations and make repairs. Through the use of sophisticated, centralized monitoring equipment, the Company will be able to centrally monitor the technical performance of its cellular service areas.

    In addition, the Company's customers are able to report cellular telephone service or account problems 24-hours a day to a call service center on a toll-free access number (with no airtime charge). As soon as practicable after the Sygnet Acquisition, the Company expects to consolidate Sygnet's three regional call centers and one of Dobson's existing call centers. Management believes its emphasis on customer service affords it a competitive advantage over its large competitors.

SALES, MARKETING AND DISTRIBUTION

    The Company will continue to focus its marketing program on attracting subscribers who are likely to generate high monthly revenue and low churn rates. The Company undertakes extensive market research to identify and design marketing programs to attract these subscribers and tailor distinctive rate plans and roaming rates to emphasize the quality, value and the advantage of the Company's cellular service. The Company has established marketing alliances with neighboring cellular systems to create larger "home rate" areas and to effectively expand the Company's footprint in order to increase its roaming revenue and to attract new subscribers. The Company markets its service offerings primarily through its direct sales force and Company-owned retail stores. The Company also uses a network of dealers and other agents, such as electronics stores, car dealerships and department stores. In addition to these traditional channels, the Company's marketing team evaluates other, less traditional, methods of distributing the Company's services and products, such as targeted telemarketing and direct mail programs.

    The Company will continue to market its cellular products and services under the brand names Wilcom Cellular, which has strong regional recognition in the Youngstown region, and CELLULAR ONE-Registered Trademark-, one of the most recognized brand names in the cellular industry. The national advertising campaign conducted by the Cellular One Group enhances the Company's advertising exposure at a fraction of the cost of what could be achieved by the Company alone. See "--Service Marks."

    Management trains and compensates its sales force in a manner designed to stress the importance of customer service, high penetration levels and minimum acquisition costs per subscriber. The Company believes that its direct sales force is better able to select and screen new subscribers and select pricing plans that realistically match subscriber means and needs than are independent agents. In addition, the Company motivates its direct sales force to sell appropriate rate plans to subscribers, thereby reducing churn, by linking payment of commissions to subscriber retention. As a result, the Company believes its use of a direct sales force keeps marketing costs low both directly, because commissions are lower, and indirectly, because subscriber retention is higher than when independent agents are used.

    The Company believes that the after-sale telemarketing program conducted by its sales force and customer service personnel helps to reduce its churn rate. This program enhances customer loyalty and allows the sales staff to check customer satisfaction as well as to offer additional calling features, such as voicemail, call waiting and call forwarding.

    At September 30, 1998, Sygnet had 24 retail stores and 27 other retail outlets. The retail stores range in size from 1,500 square feet to 5,000 square feet, and each retail store is fully equipped to handle customer service and telephone maintenance and installation. Some of these stores are also authorized warranty repair centers. The Company's stores provide subscriber-friendly retail environments (extended hours, large selection, an expert sales staff and convenient locations) which make the sales process quick and easy for the subscriber. The retail outlets, other than retail stores, consist of kiosks in malls and other stores.

ROAMING

    The Company believes that regional roaming is an important service component for many subscribers. The Company believes that roaming will continue to be a substantial source of revenue for the Company due, in part, to the fact that Sygnet's cellular system is located in rural and suburban areas with a high concentration of commuting customers and expressway corridors that tend to result in a significant amount of roaming activity. Sygnet has entered into roaming agreements with operators of cellular systems in adjoining MSAs and RSAs and others which provide for roaming rates that allow customers to roam at competitive prices which, in certain instances, are comparable to home area rates. The Company believes this increases usage on all wireless systems, including the Company's. Sygnet's principal roaming partners are AT&T Wireless, AirTouch and SBC Communications. Sygnet also has agreements with PCS providers, including AT&T Wireless and Sprint, to allow PCS providers' customers with dual mode phones to roam in certain Sygnet markets.

    Sygnet has agreements with NACN, which is the largest wireless telephone network system in the world linking cellular operators throughout the United States and Canada. NACN connects key areas across North America so that customers can use their cellular phones to place and receive calls in these areas as easily as they do in their home areas. Through NACN, customers receive calls automatically without the use of complicated roaming codes as they roam in more than 5,000 cities and towns in the United States and Canada. In addition, special services such as call forwarding and call waiting automatically follow subscribers as they travel. While the industry trend is to reduce roaming rates, the Company believes that Sygnet's roaming rates are generally lower than the rates offered by others in or near its systems and that Sygnet's roaming rates are not materially impacted by this trend. The Company, however, can provide no assurance that this trend will not materially impact the Company in the future.

TECHNOLOGY AND SYSTEM DEVELOPMENT

    OVERVIEW. Historically, most cellular services have transmitted voice and data signals over analog-based systems, which use one continuous electronic signal that varies in amplitude or frequency over a single radio channel. Digital systems, on the other hand, convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy and single number (or "find me") service, and more robust data transmission features, such as "mobile office" applications (including facsimile, electronic mail and connecting notebook computers with computer/data networks).

    While digital technology serves generally to reduce transmission interference relative to analog technology, capacity limitations in the 8 kilobit cellular digital handsets now deployed by most digital cellular operators also cause a perceptible decline in transmission quality. This gap in transmission quality has proven to be a significant barrier to cellular operators seeking to switch their customers from analog to digital service. Enhanced 13 kilobit digital handsets are now available for digital cellular systems. These new handsets offer improved digital transmission.

    SYSTEM DEVELOPMENT. At September 30, 1998, the Sygnet network included a Northern Telecom cellular switch (which presently serves all areas but the New York market) and an Ericsson cellular switch (which presently serves the New York market), 181 cell sites and a large microwave network with 151 links. Substantially all of the Sygnet system (excluding its New York system) supports AMPS and TDMA services. As of September 30, 1998, Sygnet had converted 130 of its 181 cell sites to TDMA IS-136 digital technology. The Company intends to upgrade its New York market to TDMA IS-136 digital technology with Northern Telecom equipment in 1999. The Company develops or builds out its cellular service areas by adding channels to existing cell sites and by building new cell sites with an emphasis on improving coverage for hand-held phones in heavily-trafficked areas. Such development is designed to increase capacity and to improve coverage in response to projected subscriber demand and in response to competitive factors. Projected subscriber demand is calculated for each cellular service area on a cell-by-cell basis. Sygnet has historically met such demand through a combination of augmenting channel capacity in existing cell sites and building new cell sites.

    System expansion by cell site construction is expected to enable the Company to continue to add and retain subscribers, enhance subscriber use of the systems, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall efficiency of the network. The Company believes that the increased cellular coverage will have a positive impact on market penetration and subscriber usage.

    Sygnet owns 124 of the 134 cellular towers it uses. In connection with the Sygnet Acquisition, Sygnet intends to sell substantially all of these towers to Dobson Tower Company, a subsidiary of Dobson in the Tower Sale Leaseback. See "Certain Transactions."

    DIGITAL TECHNOLOGY. Digital signal transmission is accomplished through the use of frequency management technologies, or "protocols." These protocols "manage" the radio channel either by dividing it into distinct time slots (TDMA) or by assigning specific coding instructions to each packet of digitized data that comprises a signal (CDMA). While the FCC has mandated that licensed cellular systems in the U.S. must utilize compatible analog signaling protocols, at present there is no required universal digital signaling protocol. Because the CDMA and TDMA protocols are incompatible, a subscriber of a system that relies on TDMA technology, for example, will be unable to use his handset when traveling in an area served only by CDMA, unless he carries a dual-mode handset (which is not yet available) that permits the subscriber to use the cellular system in that area. However, the FCC or industry organizations may decide to move toward a universal digital switching protocol in the future.

    Over the next decade, it is expected that many cellular systems will convert from analog to digital technology. This conversion is due in part to capacity constraints in many of the largest cellular markets, such as New York, Los Angeles and Chicago. As carriers reach limited capacity levels, certain calls may be unable to be completed, especially during peak hours. Digital technology increases system capacity and offers other advantages, often including improved overall average signal quality, improved call security, potentially lower incremental costs for additional subscribers and the ability to provide data transmission services. The conversion from analog to digital technology is expected to be an industry-wide process that will take a number of years to complete. While management does not believe that its network will experience capacity constraints in the foreseeable future that would require converting its network from analog to digital technology, it has converted its systems, other than its New York systems, to TDMA IS-136 digital service so that its subscribers will enjoy the added benefits of digital technology, and the Company will benefit from increased roamer revenue (by servicing the increasing number of digital cellular subscribers and PCS subscribers with dual mode phones).

    INFORMATION SYSTEMS. Home subscriber billing functions for the Company's cellular operations are provided by International Telecommunications Data Service ("ITDS"), which is also the primary provider of billing services for Dobson. Proprietary software furnished by ITDS serves all functions of billing for the corporate and retail locations. All administrative and customer maintenance functions are handled in-house with invoice processing and printing handled by ITDS. The Company uses complementing software to the billing system allowing the use of credit, collection, and switch interfaces.

SERVICE MARKS

    In its cellular telephone business, Sygnet is currently licensed to use the CELLULAR ONE-Registered Trademark- service mark in its Erie, New York and Pennsylvania regions. CELLULAR ONE-Registered Trademark- is a registered service mark with the U.S. Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership of Cellular One Marketing, Inc., a subsidiary of SWBM, together with Cellular One Development, Inc., a subsidiary of AT&T Wireless, and Vanguard. The Company uses the CELLULAR

ONE-Registered Trademark- service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group (the "Licensor"). Licensing and advertising fees are determined based upon the population of the licensed areas. The licensing agreements require Sygnet to provide high-quality cellular telephone service to its customers and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by the Licensor. The licensing agreements which Sygnet has entered into are for original five-year terms that expire beginning in 2001. These agreements may be renewed at Sygnet's option, subject to the satisfaction of certain operating standards, for two additional five-year terms. See "Risk Factors--Reliance on Use of Third-Party Service Mark."

    The Company currently operates in the Youngstown region under the unregistered tradename "Wilcom Cellular." The Company also uses "Sygnet Wireless, Inc." and "Sygnet Communications, Inc." as unregistered tradenames.

COMPETITION

    The Company competes with various companies in each of its markets. Overall, the Company competes against four distinct cellular system operators.

    The following chart lists the Company's cellular competitors:

MARKETS                          CELLULAR COMPETITORS
-------------------------------  -------------------------------------------------------------
Erie                             GTE Mobilnet
New York                         Frontier
Pennsylvania                     ALLTEL and Bell Atlantic
Youngstown                       ALLTEL

    PCS licenses in the Company's markets have been awarded to Ameritech Wireless, Aerial Communications, AT&T Wireless, Devon Mobile Communications, New England Wireless, Nextwave and Omnipoint. To date no PCS licensee is actively marketing PCS services in the Company's markets, although certain licensees have built out portions of the highway corridors.

    The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of improvements in the capacity and quality of digital technology, shorter cycles for new products and enhancements, and changes in consumer preferences and expectations. Accordingly, the Company expects competition in the wireless telecommunications business to be dynamic and intense as a result of the entrance of new competitors and the development of new technologies, products and services.

    Each of the markets in which the Company competes is served by other two-way wireless service providers, including licensed cellular and PCS operators. Many of these competitors have been operating for a number of years, currently serve a substantial subscriber base and have significantly greater financial and technical resources than those available to the Company. Some competitors may market other services, such as long distance, landline local exchange services and internet access, with their wireless telecommunication service offerings. Several of the Company's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications systems that encompass most of the United States.

    In each of its markets, the Company competes primarily against one other facilities-based cellular carrier. Competition for customers between cellular licensees is based principally upon price, the services and enhancements offered, the technical quality of the cellular system, customer service, system coverage and capacity. Such competition may increase to the extent that licenses are transferred from smaller, stand-alone operators to larger, better capitalized and more experienced cellular operators that may be able to offer consumers certain network advantages.

    Cellular carriers also face to a lesser extent competition from PCS, ESMR and mobile satellite service ("MSS") systems, as well as from resellers of these services and cellular service. In the future, cellular operators may also compete more directly with traditional landline telephone service providers. Continuing technological advances in telecommunications make it impossible to predict the extent of future competition. However, due to the depth and breadth of these competitive services offered by operators using these other technologies, such competition could be significant and is expected to become more intense.

    The FCC requires that all cellular system operators provide service to resellers on a nondiscriminatory basis. A reseller provides cellular service to customers but does not hold an FCC license or own cellular facilities. Instead, the reseller buys blocks of cellular telephone numbers from a licensed carrier and resells service through its own distribution network to the public. Therefore, a reseller may be both a customer of a cellular licensee's services and a competitor of that licensee. Several well-known telecommunications companies resell cellular service as a complement to their long distance, local telephone, paging, cable television or internet offerings.

    The most likely future source of direct competition to cellular providers in the near term from a new technology is broadband PCS. Broadband PCS services consist of wireless two-way telecommunications services for voice, data and other transmissions employing digital micro-cellular technology. PCS operates in the 1850 to 1990 MHz band. PCS technology utilizes a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. Many PCS licensees that will compete with the Company have access to substantial capital resources. In addition, many of these companies or their predecessors and affiliates already operate large cellular telephone systems and thus bring significant wireless experience.

    ESMR is a wireless communications service supplied by converting analog SMR services into an integrated, digital transmission system. The ESMR system incorporates characteristics of cellular technology, including multiple low power transmitters and interconnection with the landline telephone network. ESMR service providers, such as Nextel, may compete with analog cellular service by providing high quality digital communication technology, lower rates, enhanced privacy and additional features such as electronic mail and built-in paging. ESMR handsets are likely to be more expensive than cellular telephones.

    A consortium of telecommunications providers known as American Mobile Satellite Corporation has been licensed by the FCC to provide MSS and is currently providing such services. The FCC has also licensed four entities to provide MSS as low earth-orbit satellite-based systems. One such licensee, controlled by Motorola, operates a low earth-orbit satellite-based system called "Iridium" and recently initiated such service in some markets. None of the other licensees have yet launched MSS service. Other proposals for MSS are pending before the FCC. The FCC is developing rules for these services and international and foreign regulatory authorities must also approve aspects of some MSS services. Mobile satellite systems could augment or replace communications within land-based cellular systems. While the Company may experience increased competition from low earth-orbit satellite-based systems in the future, to date, such systems have not affected the Company's operations.

    The commercial development and deployment of most of these new technologies remain in an early phase. The Company expects this activity to be focused initially in relatively large markets in view of the substantial costs involved in building and launching systems using these technologies. The Company believes that it can effectively face this competition from its position as an incumbent in the cellular industry with a high quality network, an extensive footprint that is not capacity constrained, strong distribution channels, superior customer service capabilities and an experienced management team. Since the Company operates in medium to small markets, the new entrants may be unable to offer wireless service at competitive rates in many of the Company's markets in the near term. The extensive capital expenditures required to deploy infrastructure are more readily justifiable from an economic standpoint in larger, more densely populated urban areas, than in the rural areas in which the Company operates.

REGULATION

    OVERVIEW. The wireless telecommunications industry is subject to extensive governmental regulation on the federal level and to varying degrees on the state level. Many aspects of such regulation have been impacted by the enactment of the Telecommunications Act and have been the subject of administrative rulemakings that are significant to the Company. The following is a summary of the federal laws and regulations that materially affect the cellular communications industry and a description of certain state laws. This section does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the cellular communications industry.

    FEDERAL REGULATION. The licensing, construction, modification, operation, ownership and acquisition of cellular telephone systems are subject to regulations and policies of the FCC under the Communications Act of 1934, as amended (the "Communications Act"). The FCC has promulgated rules and regulations governing, among other things, applications to construct and operate cellular communications systems, applications to transfer control of or assign cellular licenses and technical and operational standards for the operation of cellular systems (such as maximum power and antenna height).

    The FCC licenses cellular systems in accordance with 734 geographically defined market areas comprising 306 MSAs and 428 RSAs. In each market, the frequencies allocated for cellular telephone use are divided into two equal 25 MHz blocks and designated as wireline and non-wireline. Apart from the different frequency blocks, there is no technical difference between wireline and non-wireline cellular systems and the operational requirements imposed on each by the FCC are the same. However, no entity may own, directly or indirectly, more than a 5% interest in both systems in any one MSA or RSA, unless such ownership will not pose a substantial threat to competition, and no entity may, directly or indirectly, own a controlling interest in, or otherwise have the ability to control, both such systems. The FCC may prohibit or impose conditions on transfers of licenses. In addition, under FCC rules, no person may have an attributable interest in a total of more than 45 MHz of licensed, broadband PCS, cellular and ESMR spectrum regulated as Commercial Mobile Radio Services ("CMRS") with significant overlap in any geographic area (significant overlap will occur when at least 10% of the population of the PCS licensed service areas is within the CGSA (as defined below) and/or the ESMR service area).

    Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the "Cellular Geographic Service Area" or "CGSA." The CGSA may conform exactly with the boundaries of the FCC designated MSA or RSA, or it may be larger or smaller, subject to certain minimum service requirements. A cellular licensee has the exclusive right to expand its CGSA boundaries within the licensee's MSA or RSA for a period of five years after grant of the licensee's initial construction permit. At the end of this five-year build-out period, however, any entity may apply to serve portions of the MSA or RSA of at least 50 square miles in size outside the licensee's then designated CGSA. Sygnet's five year buildout period has expired in all of its existing markets, with the exception of Pennsylvania 2 RSA.

    Cellular service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid interference between adjacent systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. The Company is obligated to pay certain annual regulatory fees to the FCC in connection with its cellular operations, as well as other fees necessary to support centralized numbering, administration of telephone numbers, the provision of telecommunications relay services for the hearing-impaired and applications' filing fees.

    The Communications Act requires prior FCC approval for transfers to or from the Company of a controlling interest in any license or construction permit, or any rights thereunder. All of the applications requesting the FCC's approval for the transfers of control and license assignments associated with the Sygnet Acquisition have been granted by the FCC. Although there can be no assurance that any future requests for approval of applications filed will be approved or acted upon in a timely manner by the FCC, the Company has no reason to believe such requests or applications would not be approved or granted in due course.

    The FCC also regulates a number of other aspects of the cellular business. For example, the FCC regulates cellular resale practices and recently extended the resale requirement to broadband PCS and ESMR licensees. Cellular, PCS and ESMR providers may not restrict any customer's resale of their services or unreasonably discriminate against resellers of their services. All resale obligations for cellular, broadband PCS and ESMR operators will terminate on November 24, 2002. The FCC has also adopted requirements for cellular and other providers of two-way voice services to implement basic and enhanced 911 services. These services provide emergency service providers with the ability to better identify and locate callers using wireless services, including callers using special devices for the hearing impaired. The Company's implementation of these services is scheduled to occur in several stages ending in October 2001. Cellular and PCS carriers are also required to provide law enforcement agencies with capacity to support lawful wiretaps by March 12, 2001 and technical assistance for wiretaps by June 30, 2000. These wireless 911 and law enforcement requirements may create additional capital obligations for the Company to make necessary system changes.

    In addition, the FCC regulates the ancillary service offerings that cellular and PCS licensees can provide and recently revised its rules to permit cellular, broadband PCS, paging and ESMR licensees to offer fixed services on a co-primary basis along with mobile services. This rule change may facilitate the provision of wireless local loop service, which involves the use of wireless links to provide local telephone service by cellular licensees, as well as broadband PCS and ESMR licensees. In this regard, the FCC also recently adopted telephone number portability rules for local exchange carriers, as well as cellular, broadband PCS and ESMR licensees, that could facilitate the development of local exchange competition, including wireless local loop service. The new number portability rules generally require cellular, broadband PCS and ESMR licensees to have the capability to deliver calls from their systems to ported numbers by December 31, 1998 and offer number portability and roaming to ported numbers by March 31, 2000. These requirements may result in added capital expenditures for the Company to make necessary system changes, although the Company currently has no plans for any such expenditures.

    Initial cellular licenses are generally granted for terms of ten years, beginning on the date of the grant of the initial operating authority, and are renewable upon application to the FCC. Sygnet's cellular licenses expire at various dates beginning in October 2000. Licenses may be revoked and license renewal applications denied for cause after appropriate notice and hearing. Near the conclusion of the license term, licensees must file applications for renewal of licenses to obtain authority to operate for up to an additional 10-year term. The FCC will award a renewal expectancy to a cellular licensee that meets certain standards of past performance. If the existing licensee receives a renewal expectancy, it is very likely that the existing licensee's cellular license will be renewed without becoming subject to competing applications. To receive a renewal expectancy, a licensee must show that it has provided "substantial" service during its past license term, and has substantially complied with applicable FCC rules and policies and the Communications Act. "Substantial" service is defined as service which is sound, favorable and substantially above a level of mediocre service that might only minimally warrant renewal. If the existing licensee does not receive a renewal expectancy, competing applications for the license will be accepted by the FCC and the license may be awarded to another entity.

    In order to increase competition in wireless communications, promote improved quality and service and make available the widest possible range of wireless services, federal legislation was enacted directing the FCC to allocate radio frequency spectrum for PCS by competitive bidding. A PCS system operates under a protected geographic service area license granted by the FCC for either an MTA or BTA on one of six frequency blocks allocated for broadband PCS service. The FCC has divided the United States and its possessions and territories into PCS markets made up of 493 BTAs and 51 MTAs. As many as six licensees will compete in each PCS service area. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, each of which is allocated to serve either MTAs or BTAs. The spectrum allocation includes two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs, a total of more than 2,000 licenses.

    Applications for FCC authority may be denied and in extreme cases licenses may be revoked if the FCC finds that an entity lacks the requisite "character" qualifications to be a licensee. In making the determination, the FCC considers whether an applicant or licensee has been the subject of adverse findings in a judicial or administrative proceeding involving felonies, the possession or sale of unlawful drugs, fraud, antitrust violations or unfair competition, employment discrimination, misrepresentations to the FCC or other government agencies, or serious violations of the Communications Act or FCC regulations.

    If the FCC determines that the public interest would be served, it may revoke the Company's cellular licenses or require an ownership restructuring if greater than 25 percent of the Company's equity is owned of record or voted by aliens or their representatives, a foreign government or its representative, or any corporation organized under the laws of a foreign country. The FCC will generally permit additional indirect ownership in excess of the statutory 25 percent benchmark where that interest is to be held by an entity or entities from member countries of the World Trade Organization ("WTO"). For investors from non-WTO countries, however, the FCC will determine whether the home country of the foreign investor extends reciprocal treatment called "equivalent competitive opportunities" to U.S. entities. If such opportunities do not exist, it is unlikely that the FCC will permit investment beyond the 25 percent benchmark. These restrictions could adversely affect the Company's ability to attract additional equity financing.

    Interconnection charges paid to local exchange carriers are a major component of the Company's cost of service. Changes in the interconnection charge rate structure imposed by the FCC or mandated by the Telecommunications Act may have a material impact on the Company.

    The Telecommunications Act, which makes significant changes to the Communications Act and terminated the antitrust consent decree applicable to the RBOCs, affects the telecommunications industry. This legislation, among other things, affects competition for local telecommunications services, interconnection arrangements for carriers, universal service funding and the provision of interexchange services.

    The Telecommunications Act requires state public utilities commissions and/or the FCC to implement policies that mandate reciprocal compensation between local exchange carriers, a category that will, for these purposes, include cellular carriers, for interconnection services at rates more closely related to cost. On August 1, 1996, the FCC adopted rules implementing the interconnection policies imposed by the Telecommunications Act. Various aspects of the order not directly related to interconnection between wireless carriers and local exchange carriers are currently being reviewed by the U.S. Supreme Court and the FCC's orders are currently subject to a federal appellate court stay. If the FCC's rules are upheld on appeal, such action could result in further reductions of the Company's interconnection expenses.

    The Telecommunications Act requires the FCC to adopt rules that require interstate communications carriers, including cellular carriers, to "make an equitable and non-discriminatory contribution" to a universal service fund that reimburses communications carriers that provide basic communications services to users who receive services at subsidized rates. These rules could result in increased costs for the Company's cellular operations. The Telecommunications Act also eases the restrictions on the provision of interexchange telephone services by wireless carriers affiliated with RBOCs. RBOC-related wireless carriers have interpreted the legislation to permit immediate provision of long distance call delivery for their cellular customers.

    The Telecommunications Act specifically exempts all cellular carriers from the obligation to provide equal access to interstate long distance carriers. However, the Telecommunications Act gives the FCC the authority to impose rules to require unblocked access through carrier identification codes or 800/888 numbers, so that cellular subscribers are not denied access to the long distance carrier of their choosing, if the FCC determines that the public interest so requires. The Company currently provides "dial around" equal access to all of its customers.

    The Telecommunications Act also imposes restrictions on a telecommunications carrier's use of customer proprietary network information. FCC rules implementing these restrictions could impose new costly obligations on the Company and impose burdens on its current marketing activities.

    The overall impact of the Telecommunications Act on the business of the Company is unclear and will likely remain so for the foreseeable future. The new limitations on local zoning requirements may facilitate the construction of new cell sites and related facilities. See "--State, Local and Other Regulation." However, other provisions of the statute relating to interconnection, telephone number portability, equal access, use of customer proprietary network information and resale could subject the Company to additional costs and increased competition.

    STATE, LOCAL AND OTHER REGULATION. The Communications Act preempts state or local regulation of the entry of, or the rates charged by, any commercial mobile service or any private mobile service provider, which includes cellular telephone service providers. The FCC has denied the petition of eight states to continue their rate regulation authority, including authority over cellular operators. As a practical matter, the Company is free to establish rates and offer new products and service with a minimum of regulatory requirements. The three states in which the Company will operate upon completion of the Sygnet Acquisition maintain nominal oversight jurisdiction, primarily focusing upon prior approval of acquisitions and transfers and resolution of customer complaints.

    The location and construction of cellular transmitter towers and antennas are subject to FCC and Federal Aviation Administration regulations and are subject to federal, state and local environmental regulation, as well as state or local zoning, land use and other regulation. Before a system can be put into commercial operation, the grantee of a construction permit must obtain all necessary zoning and building permit approvals for the cell sites and microwave tower locations and must secure state certification, if required. The time needed to obtain zoning approvals and requisite state permits varies from market to market and state to state. Likewise, variations exist in local zoning processes. In addition, any proposed site must comply with the FCC's environmental rules.

    Zoning and planning regulation may become more restrictive in the future as many broadband PCS carriers are now seeking sites for network construction. The Telecommunications Act provides limited relief from state and local laws that arbitrarily restrict the expansion of personal wireless services, which include cellular, PCS and ESMR systems. For example, under the Telecommunications Act, localities are now precluded from denying zoning approval for cell sites based upon electromagnetic emission concerns, if the cellular operator's system complies with FCC emissions standards. In addition, localities are prohibited from adopting zoning requirements that prohibit or have the effect of prohibiting personal wireless services, or that discriminate between "functionally equivalent" services. Notwithstanding these new requirements, wireless carriers have had various degrees of success in challenging offensive zoning requirements and it is still unclear whether the costs of expanding cellular systems by adding cell sites will increase and whether significant delays will be experienced due to local zoning regulations.

    The Company can provide no assurance that any state or local regulatory requirements currently applicable to the Company's systems will not be changed in the future or that regulatory requirements will not be adopted in those states and localities which currently have none.

    FUTURE REGULATION. From time to time, legislation that could affect the Company, either beneficially or adversely, is proposed by federal or state legislators. There can be no assurance that federal or state legislation will not be enacted, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities, that might adversely affect the business of the Company. Changes such as the allocation by the FCC of radio spectrum to services that compete with the Company's business could adversely affect the Company's operating results.

EMPLOYEES AND AGENTS

    As of September 30, 1998, Sygnet had approximately 455 employees and had agreements with more than 60 independent sales agents. None of Sygnet's employees is represented by a labor organization, and the Company considers Sygnet's employee relations to be good.

PROPERTIES

    The Company maintains its headquarters in Oklahoma City, Oklahoma. Sygnet owns office buildings in Youngstown and Warren, Ohio and land for a proposed office site in Boardman, Ohio. As of September 30, 1998, the Company's cellular operations leased 55 and owned 2 retail sales and administrative offices. The Company anticipates that it will review these leases from time to time and may, in the future, lease or acquire new facilities as needed. The Company does not anticipate that it will encounter any material difficulties in meeting its future needs for any leased space. The Company owned 4 cell sites and 124 towers and leased 177 cell sites and 10 towers as of September 30, 1998. As part of the Transactions, Sygnet sold substantially all of its owned towers to Dobson Tower Company, a subsidiary of Dobson, which leased these towers back to Sygnet. See "Certain Transactions."

LEGAL PROCEEDINGS

    Sygnet is not currently involved in any pending legal proceedings that individually or in the aggregate are material to Sygnet. Sygnet is a party to routine filings and customary regulatory proceedings with the FCC and state public utility commissions relating to its operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Upon completion of the Transactions, Albert H. Pharis Jr., Sygnet's former President and Chief Executive Officer, became a director of and entered into a consulting arrangement with Dobson under which he will provide services to all of Dobson's cellular subsidiaries. Dana L. Schmaltz also joined the Board of Directors of Dobson and its cellular subsidiaries upon completion of the Transactions. In addition, Craig T. Sheetz, Sygnet's former Vice President and Chief Financial Officer, serves as Executive Vice President of Operations of Dobson for Dobson's cellular subsidiaries.

    The directors and executive officers of the Company are set forth below. Certain of the officers and directors hold or have held positions in Dobson and several of its subsidiaries. The ages of the persons set forth below are as of December 31, 1998.

NAME                                     AGE                                     POSITION
-----------------------------------      ---      -----------------------------------------------------------------------
Everett R. Dobson (1)..............          38   Chairman of the Board and Chief Executive Officer
G. Edward Evans....................          37   President and Chief Operating Officer
Bruce R. Knooihuizen...............          42   Vice President and Chief Financial Officer
Stephen T. Dobson (1)..............          35   Secretary, Treasurer and Director
Russell L. Dobson (1)..............          63   Director
Justin L. Jaschke..................          39   Director
Albert H. Pharis, Jr...............          48   Director
Dana L. Schmaltz...................          31   Director

------------------------

(1) Everett R. Dobson and Stephen T. Dobson are sons of Russell L. Dobson.

    EVERETT R. DOBSON has served as a Chairman and Chief Executive Officer of the Company since its formation in 1998 and as a director and officer of Dobson since 1982. From 1990 to 1996, he served as a director, President and Chief Operating Officer of Dobson and President of Dobson's cellular subsidiaries. He was elected Chairman of the Board and Chief Executive Officer of Dobson in April 1996. Mr. Dobson served on the board of the Cellular Telecommunications Industry Association ("CTIA") in 1993 and 1994. He holds a B.A. in Economics from Southwestern Oklahoma State University ("SWOSU") where he currently sits on the SWOSU Foundation Board and chairs the investment committee.

    G. EDWARD EVANS has served as President and Chief Operating Officer of the Company since its formation in 1998 and has served as President of Dobson's cellular subsidiaries since January 1997. Mr. Evans was employed by BellSouth Mobility, Inc. from 1993 to 1996, serving as General Manager-- Kentucky, director of Field Operations at the company's corporate office in Atlanta and Director of Marketing--Alabama. He was an Area Manager and a Market Manager of United States Cellular, Inc. from 1990 to 1993 and was a Sales Manager of GTE Mobilnet from 1989 to 1990. Mr. Evans serves on the board of CTIA. He has an M.B.A. from Georgia State University.

    BRUCE R. KNOOIHUIZEN has served as Vice President and Chief Financial Officer of the Company since its formation in 1998 and has served as Vice President and Chief Financial Officer of Dobson since July 1996. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of U S WEST. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994, Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990, and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988 he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received a B.S. in finance from Miami University in Oxford, Ohio and an M.B.A. in finance from the University of Cincinnati.

    STEPHEN T. DOBSON has been Secretary, Treasurer and a director of the Company since its formation in 1998. He has been a director of Dobson since 1990. He has served as Secretary of Dobson since 1990 and served as Treasurer of Dobson from 1991 until September, 1998 and Treasurer and Secretary of Dobson Telephone Company since 1994 and 1990, respectively. Mr. Dobson has served as President and a director of Dobson's wireline operations since 1997. Mr. Dobson is a member of the Western Rural Telephone Association ("WRTA"), National Telephone Cooperative Association and Telecommunications Resellers Association. He holds a B.S. in business administration from the University of Central Oklahoma.

    RUSSELL L. DOBSON has been a director of the Company since its formation in 1998 and of Dobson since 1990 and was Chairman of the Board and Chief Executive Officer from 1990 to 1996. Mr. Dobson joined his father at Dobson Telephone Company in 1956 and became the controlling owner and Chief Executive Officer in 1975 when he purchased his father's interest. He has been active in many industry-related groups, including the OTA, WRTA and Organization for the Protection and Advancement of Small Telephone Companies.

    JUSTIN L. JASCHKE has been a director of the Company since its formation in 1998 and of Dobson since October 1996. Mr. Jaschke has been the Chief Executive Officer and a Director of Verio, Inc., a privately held Internet access provider, since its inception in March 1996. Prior to forming Verio, Inc., Mr. Jaschke served as Chief Operating Officer for Nextel following its merger with OneComm Corporation ("OneComm") in July of 1995. Mr. Jaschke served as OneComm's President and a member of its Board of Directors from 1993 until the merger with Nextel. Mr. Jaschke currently serves as Chairman of the Board of Directors of V-I-A Internet, Inc. and also serves on the Board of Directors of Metricom, Inc., a wireless data communications provider. From May 1990 to April 1993, Mr. Jaschke served as President and CEO of Bay Area Cellular Telephone Company. From November 1987 to May 1990, Mr. Jaschke was Vice President of Corporate Development of PacTel Cellular, and from 1985 to 1987 was Director of Mergers and Acquisitions of PacTel Corporation. Prior to that, Mr. Jaschke was a management consultant with Marakon Associates. Mr. Jaschke has a B.S. in mathematics from the University of Puget Sound and an M.S. in management from the Massachusetts Institute of Technology Sloan School of Management.

    ALBERT H. PHARIS, JR. has served as President, Chief Executive Officer and Director of Sygnet since Sygnet's inception in 1985. He has been active as a board member of CTIA since 1985 and as a member of the CTIA Executive Committee since 1989. He has also been Chairman of CTIA's Small Operators Caucus. Mr. Pharis became a director of the Company and of Dobson in December 1998.

    DANA L. SCHMALTZ became a director of the Company in accordance with the terms of the Stockholders' Agreement dated December 23, 1998 between the Company and J.W. Childs Associates, L.P. Mr. Schmaltz is a Vice President of J.W. Childs Associates, L.P. and has been at J.W. Childs Associates, L.P. since February 1997. From 1995 to 1997, Mr. Schmaltz was an associate at DLJ Merchant Banking, Inc. Mr. Schmaltz graduated from the Harvard Graduate School of Business Administration in 1995.

COMPOSITION OF BOARD OF DIRECTORS

    The Company's Board of Directors presently consists of five directors. Directors and executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of the Company are elected for one-year terms at the annual meeting of stockholders which is held in April of each year. Officers of the Company are appointed at the Board's first meeting after each annual meeting of stockholders.

                           SUMMARY COMPENSATION TABLE

                                                                                      SECURITIES
                                           ANNUAL COMPENSATION        OTHER ANNUAL    UNDERLYING
                                     -------------------------------  COMPENSATION   OPTION AWARDS     ALL OTHER
NAME AND PRINCIPAL POSITION(1)         YEAR      SALARY      BONUS         ($)       (# OF SHARES)  COMPENSATION ($)
-----------------------------------  ---------  ---------  ---------  -------------  -------------  ----------------
Everett R. Dobson..................       1998  $  --      $  --        $  --             --           $   --
  Chairman of the Board and Chief
    Executive Officer

------------------------

(1) Everett R. Dobson was elected Chief Executive Officer of the Company on July 26, 1998 and he received no compensation from the Company during 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company does not have a separate compensation committee of its Board of Directors. The Board of Directors will set the compensation for its executive officers and Everett R. Dobson, Chairman of the Board and Chief Executive Officer, and Stephen T. Dobson, Treasurer and Secretary, are directors and participate in these deliberations concerning executive officer compensation. Each of the directors of the Company also serves on the board of directors of Dobson and on the boards of directors of various subsidiaries of Dobson. As such, each of the directors will participate in the deliberations concerning executive officer compensation for Dobson and its subsidiaries.

STOCK OPTION PLANS

    Key employees of the Company may participate in the Dobson Communications 1996 Stock Option Plan which permits the grant of stock options to purchase Class B Common Stock of Dobson.

                              CERTAIN TRANSACTIONS

    The Company has adopted a policy requiring that any material transaction between the Company and persons or entities affiliated with officers, directors, or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in an arm's length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved by the Board of Directors on a case-by-case basis.

    Dobson provides certain administrative services, including accounting, information systems management, human resources management and marketing to the Company and its subsidiaries. Additionally, officers of the Company are also officers of Dobson and various of its other subsidiaries. These officers perform functions for all of the Dobson subsidiaries, including the Company and its subsidiaries. The Company will reimburse Dobson based on Dobson's cost of providing the services.

    The Company is a party to a tax sharing agreement with Dobson and its other subsidiaries. The Company, as a member of the affiliated group with Dobson will join with Dobson and its other subsidiaries in filing a consolidated federal income tax return. Under the tax sharing agreement, each subsidiary's contribution toward the group's consolidated federal income tax liability is determined as if such party were at all times a separate taxpayer not included in the group. Based on this determination of separate tax liability, each subsidiary pays to Dobson an amount in lieu of taxes equal to the amount the subsidiary would be obligated to pay if it filed returns as a separate taxpayer. If, but only to the extent that, the group realizes a tax benefit for any taxable year as a result of the inclusion of a subsidiary's tax items in the determination of tax liability of the group, Dobson will pay to the subsidiary an amount equal to such tax benefits realized.

    As part of the Transactions, Sygnet sold substantially all of the towers owned by Sygnet to Dobson Tower Company, a wholly owned subsidiary of Dobson, for $25.0 million. Dobson Tower Company then leased the towers back to Sygnet under an operating lease, with annual lease payments of approximately $1.6 million.

                             PRINCIPAL SHAREHOLDER

    All of the issued and outstanding capital stock of the Company is owned beneficially and of record by Dobson. Everett R. Dobson beneficially owns capital stock of Dobson representing 84.8% of the voting power of Dobson's outstanding capital stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW BANK FACILITIES

    The New Bank Facilities provided by NationsBank, as Agent, include a $50.0 million senior secured, reducing revolving credit facility (the "Revolving Credit Facility") and a series of three term loans aggregating $380.0 million ("Term Loan Facilities") to be used for permitted acquisitions, restricted payments, the Sygnet Acquisition, to refinance Sygnet's existing indebtedness and to fund capital expenditures, permitted investments, working capital and other corporate purposes.

    The following summary of the material provisions of the New Bank Facilities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the definitive loan documents. Capitalized terms that are used but not defined in this section have the meanings that are given such terms in the definitive loan agreement.

    The New Bank Facilities aggregate $430.0 million and include (a) a $50.0 million, 7 3/4 year reducing revolving credit facility, (b) a $125.0 million, 7 3/4 year term loan ("Term Loan A"), (c) a $155.0 million, 8 1/4 year term loan ("Term Loan B") and (d) a $100.0 million, 9 year term loan ("Term Loan C").

    Borrowings under the Revolving Credit Facility and Term Loans A and B will bear interest, payable at least quarterly, at Sygnet's option, at (a) the "Applicable Margin" plus the greater of (i) the Federal Funds Effective Rate plus 0.5% and (ii) the prime rate (the "Base Rate"), or (b) the "Applicable Margin" plus Reserve Adjusted LIBOR ("LIBOR") for interest periods of 1, 2, 3 or 6 months. The "Applicable Margin" for the Revolving Credit Facility and Term Loan A fluctuates based on Sygnet's leverage and is the Base Rate plus 0.75% to 2.00% or LIBOR plus 1.75% to 3.00%. For Term Loan B, the "Applicable Margin" fluctuates based on Sygnet's leverage and is the Base Rate plus 1.75% to 2.25% or LIBOR plus 2.75% to 3.25%. Term Loan C will bear interest at LIBOR plus 3.75% for interest periods of 1, 2, 3 or 6 months.

    Commencing with the quarter ending December 31, 2000, the borrowing commitment under the Revolving Credit Facility and Term Loan A will reduce quarterly under the following annual amortization schedule:

YEAR                                                                         ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -----------------------
2000.....................................................................               5.0%
2001.....................................................................               7.5%
2002.....................................................................               7.5%
2003.....................................................................              12.5%
2004.....................................................................              15.0%
2005.....................................................................              25.0%
2006.....................................................................              27.5%

    Commencing with the quarter ending December 31, 2000, Term Loan B will reduce quarterly under the following annual amortization schedule:

YEAR                                                                         ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -----------------------
2000.....................................................................               2.5%
2001.....................................................................               2.5%
2002.....................................................................               2.5%
2003.....................................................................               7.5%
2004.....................................................................              15.0%
2005.....................................................................              25.0%
2006.....................................................................              27.5%
2007.....................................................................              17.5%

    Term Loan C will amortize annually under the following schedule:

YEAR                                                                         ANNUAL AMORTIZATION
-------------------------------------------------------------------------  -----------------------
1999-2006................................................................               1.0%
2007.....................................................................              92.0%

    The commitments under the New Bank Facilities will all be permanently reduced by an amount equal to 100% of the net cash proceeds from sales of assets in excess of $5.0 million, to the extent not reinvested within 12 months, by an amount equal to 100% of the net cash proceeds received from certain equity or debt issuances and by 75% or 50% of excess cash flow, depending on Sygnet's leverage. In addition, to the extent amounts have been borrowed in respect of the Tower Sale Leaseback, such amounts shall be repaid with the net proceeds therefrom and the commitments under each of Term Loan A and Term Loan B will decrease by $10.0 million.

    Sygnet may, without premium or penalty, prepay advances bearing interest based on the Base Rate at any time and may, without premium or penalty, prepay advances bearing interest based on the LIBOR rate at the end of an applicable interest period. Term Loan C may be redeemed in whole or in part at 102% of the principal amount through December 31, 1999, 101% of the principal amount through December 31, 2001 and thereafter at 100%.

    The New Bank Facilities contain a number of covenants including, among others, covenants limiting the ability of Sygnet and each of its subsidiaries to incur debt, make loans, create liens, make guarantees and investments, change their business, engage in transactions with affiliates, sell assets, enter into restrictive agreements, engage in sale leaseback transactions or new business and engage in mergers and acquisitions. The New Bank Facilities will contain other usual and customary negative and affirmative covenants, including Year 2000 compliance.

    The New Bank Facilities restrict Sygnet and Sygnet Communications from declaring and paying distributions or making restrictive payments. However, Sygnet will be permitted to pay dividends to pay (i) scheduled interest on the Notes commencing after the first six interest payments on the Notes and (ii) regularly scheduled payments on up to $120,000,000 in liquidation preference value of Dobson's preferred stock, commencing January 15, 2003, in each case unless if at the time of such dividend or distribution an event of default (other than an event of default resulting solely from the breach of a representation or warranty) exists or would be caused by such dividend or distribution; provided that, with respect to any event of default (other than a payment default (including by way of acceleration), a bankruptcy event with respect to the Company, Sygnet or Sygnet Communications or Dobson or any of its restricted subsidiaries or the loss of a material license or cellular system), Sygnet and Sygnet Communications will not be prohibited from paying dividends to the Company to pay scheduled interest on the Notes for more than 180 days.

    Sygnet is required to maintain certain financial ratios, including, among others, a ratio of total debt to cash flow, a ratio of operating cash flow to pro forma debt service, a ratio of operating cash flow to cash interest expense and a fixed charge coverage ratio. In addition, Dobson and the Company will be required to maintain a ratio of debt to operating cash flow.

    Failure to satisfy any of the financial covenants will constitute an Event of Default under the New Bank Facilities, permitting the lenders, after notice, to terminate the commitment and/or accelerate payment of outstanding indebtedness notwithstanding the ability of Sygnet to meet its debt service obligations. The New Bank Facilities include other customary events of default including, without limitation, loss of franchise or any material license; breach of representations, warranties and covenants; insolvency or bankruptcy of Sygnet or any of its subsidiaries or of Dobson or any of its subsidiaries; cross default to other material indebtedness, leases, contracts of Sygnet, its subsidiaries, or of Dobson and its subsidiaries (excluding Logix Communications Enterprises, Inc.); any material adverse change; dissolution or termination of Sygnet or any of its subsidiaries or of Dobson; if Dobson fails to maintain direct voting and economic control of Sygnet and its subsidiaries; and if less than two-thirds of the existing executive management team of Dobson continue to hold executive positions with Dobson.

    Sygnet's obligations under the New Bank Facilities are guaranteed by its subsidiaries. Borrowings under the New Bank Facilities will be secured by a first perfected security interest in all assets of Sygnet and its present and future subsidiaries including a pledge of all intercompany notes.

SYGNET NOTES

    On September 26, 1996, Sygnet issued $110 million in aggregate principal amount of 11 1/2% Senior Notes which mature in October 2006. The Sygnet Notes were issued under an Indenture dated as of September 26, 1996 between Sygnet and Fleet National Bank, as trustee. The Old Notes bear interest at an annual rate of 11 1/2%, payable semi-annually on each April 1 and October 1. On December 23, 1998, Sygnet completed its purchase of all of the Sygnet Notes.

                            DESCRIPTION OF THE NOTES

    The Notes are issued under an Indenture, dated as of December 23, 1998, between the Company, as issuer, and United States Trust Company of New York (the "Trustee"). A copy of the Indenture is available upon request from the Company. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions." The term "Company" as used in this "Description of the Notes" means Dobson/Sygnet Communications Company, excluding its subsidiaries.

GENERAL

    The Notes are unsecured (except to the extent described under "--Pledged Securities" below), unsubordinated obligations of the Company, initially limited to $200.0 million aggregate principal amount, and will mature on December 15, 2008. Each Note will initially bear interest at 12 1/4% per annum from the Closing Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date) on June 15 and December 15 of each year commencing June 15, 1999.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee at United States Trust Company of New York, 114 W. 47th Street, New York, New York 10036, Attention: Corporate Trust Department); PROVIDED that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

    The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "--Book-Entry, Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

    The Company may, subject to the covenants described below under "Covenants" and applicable law, issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

    The Notes are redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after December 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular

Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing December 15 of the years set forth below:

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2003........................................................................        106.125%
2004........................................................................        103.063
2005........................................................................        101.531
2006 and thereafter.........................................................        100.000%

    In addition, at any time prior to December 15, 2001, the Company may redeem up to 35% of the principal amount of the Notes originally issued with the Net Cash Proceeds of one or more sales of Capital Stock of the Company (other than Disqualified Stock), at any time as a whole or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 112.25%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); PROVIDED that at least 65% of the aggregate principal amount of Notes originally issued remains outstanding after each such redemption and any such redemption must occur within 60 days after the related sale of Capital Stock.

    In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; PROVIDED that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

REGISTRATION RIGHTS

    The Company and the Initial Purchasers entered into a Registration Rights Agreement (the "Registration Rights Agreement") on December 23, 1998. Pursuant to the Registration Rights Agreement the Company agreed, for the benefit of the Holders, at its expense, to (1) file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Notes for a new issue of debt securities of the Company (the "Exchange Notes") to be issued under the Indenture in the same aggregate principal amount as and with terms that will be identical in all respects to the Notes (except that the Exchange Notes will not contain transfer restrictions),
(2) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act and (3) use its best efforts to consummate the Exchange Offer. Promptly after the Exchange Offer Registration Statement is declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Notes (the "Exchange Offer"). The Company will keep the Exchange Offer open for not less than 20 business days after the date notice of the Exchange Offer is mailed to the Holders. For each Note tendered to the Company pursuant to the Exchange Offer and not validly withdrawn by the Holder thereof, the Holder of such Note will receive an Exchange Note having a principal amount equal to the principal amount of such surrendered Note.

    Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes that will be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the Holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, (1) will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned no-action letters, (2) will not be able to tender its Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

    Each Holder who wishes to exchange Notes for Exchange Notes in the Exchange Offer is required to represent that (1) it is not an affiliate of the Company,
(2) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (3) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (an "Exchanging Dealer") who acquired the Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Exchanging Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment form the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Exchanging Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

    If any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not consummated within 180 days of the Closing Date or in certain other circumstances, the Company will, at its expense (1) file with the Commission a shelf registration statement (the "Shelf Registration Statement") covering resales of the Notes, (2) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (3) keep effective the Shelf Registration Statement until two years after the Closing Date (or such shorter period of time that will terminate when all the Notes covered thereby have been sold pursuant thereto or in certain other circumstances). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each Holder covered by the Shelf Registration Statement copies of the prospectus that is a part of the Shelf Registration Statement, notify each Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification obligations). In addition, each Holder will be required to deliver certain information to be used in connection with the Shelf Registration Statement in order to have its Notes included in the Shelf Registration Statement.

    If either (a) the Exchange Offer is not consummated on or prior to June 21, 1999 or (b) a Shelf Registration Statement is not declared effective when required, the Company will pay liquidated damages ("Liquidated Damages") to each Holder of Notes in an amount equal to .5% per annum of the principal amount thereof, payable on June 15 and December 15. Upon the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, Liquidated Damages will cease to accrue.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement.

PLEDGED SECURITIES

    Pursuant to the Indenture, on the Closing Date the Company purchased and pledged to the Trustee for the benefit of the Holders of the Notes the Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first six scheduled interest payments due on the Notes. The Company used approximately $67.7 million of the net proceeds of the Offering to acquire the Pledged Securities. The Pledged Securities have been pledged by the Company to the Trustee for the benefit of the Holders of the Notes pursuant to the Pledge Agreement and will be held by the Trustee in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an Interest Payment Date on the Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Pledge Account proceeds sufficient to pay interest then due on the Notes. In the event that the Company exercises the former option, the Company may thereafter direct the Trustee to release to the Company proceeds or Pledged Securities from the Pledge Account in like amount. A failure by the Company to pay interest on the Notes in a timely manner through the first six scheduled interest payment dates will constitute an immediate Event of Default under the Indenture, with no grace or cure period.

    The Notes are secured in part by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account will also secure repayment of the principal amount of the Notes to the extent of such security. Under the Pledge Agreement, once the Company makes the first six scheduled interest payments on the Notes, all of the remaining Pledged Securities and any other amounts in the Pledge Account, if any, will be released from the Pledge Account and thereafter the Notes will be unsecured.

RANKING

    The Notes are unsubordinated Indebtedness of the Company and rank equally in right of payment with all other unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. After giving PRO FORMA effect to the Transactions, as of September 30, 1998, the Company would have had on an unconsolidated basis no indebtedness other than the Notes. The Company is a holding company and the Notes will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries. As of September 30, 1998, on the same pro forma basis, the subsidiaries of the Company would have had $605.7 million of liabilities including $398.2 million of indebtedness, all of which would have been effectively senior to the Notes. See "Capitalization."

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of all terms as well as any other capitalized term used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; PROVIDED that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

        (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period;

        (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

       (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

        (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales;

        (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and

        (vi) all extraordinary gains and extraordinary losses, net of tax.

    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than Federal Communications Commission license acquisition costs), all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

    "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; PROVIDED that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

    "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; PROVIDED that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, (c) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received consists of property or assets (other than current assets) of a nature or type or that are used in a business (or a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or business of, the Company and its Restricted Subsidiaries existing on the date of such sale or other disposition, (d) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officer's Certificate) not in excess of $5.0 million in any transaction or series of related transactions or (e) the Tower Sale.

    "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Bank Agent" means NationsBank, N.A., or its successors as agent for the lenders under the New Credit Agreement.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the Closing Date, including, without limitation, all Common Stock and Preferred Stock.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

    "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of (x) Dobson Communications, on a fully diluted basis, than is beneficially owned by Everett
R. Dobson and his Affiliates on such date or (y) the Company, on a fully diluted basis, than is beneficially owned by the Existing Stockholders on such date and
(b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing

Stockholders on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors (x) whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved or (y) so long as no "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of Dobson Communications, on a fully diluted basis, than is beneficially owned by Everett R. Dobson and his Affiliates on such date, whose election was approved by Dobson Communications) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

    "Closing Date" means the date on which the Notes are originally issued under the Indenture.

    "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Stock of such Person, whether now outstanding or issued after the Closing Date, including without limitation, all series and classes of such common stock.

    "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (i) Consolidated Interest Expense,
(ii) income taxes, (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense, and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by
(B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; EXCLUDING, HOWEVER, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission (such four fiscal quarter period being the "Four Quarter Period"); PROVIDED that in making the foregoing calculation (A) pro forma effect shall be given to any Indebtedness that is to be Incurred or repaid on the Transaction Date as if such Incurrence or repayment had occurred on the first day of such Four Quarter Period; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during the period beginning on the first day of the Four Quarter Period and ending on the Transaction Date (the "Reference Period") as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; PROVIDED that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

    "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; PROVIDED that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

    "Dobson Communications" means Dobson Communications Corporation, an Oklahoma corporation.

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    "Existing Stockholders" means (i) Everett R. Dobson and his Affiliates and
(ii) Dobson Communications, so long as no "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of Dobson Communications on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of Dobson Communications, on a fully diluted basis, than is held by the Existing Stockholders in clause (i) on such date.

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "Government Securities" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

        (i) all indebtedness of such Person for borrowed money,

        (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

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       (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement),

        (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables,

        (v) all obligations of such Person as lessee under Capitalized Leases,

        (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness,

       (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and

      (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

    The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, PROVIDED (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" so long as such money is held to secure the payment of such interest and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or a capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net

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of liabilities (other than liabilities to the Company or any of its
Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and
(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "New Credit Agreement" means the credit agreement dated as of the Closing Date between Dobson/ Sygnet Operating Company and NationsBank, N.A. and certain other financial institutions, together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such credit agreement (including without limitation any Guarantees and security documents), in each case as such credit agreement or such agreements, instruments or documents may be amended (including any amendment and restatement thereof), supplemented, extended, renewed, replaced or otherwise modified from time to time (including any agreement extending the maturity of, refinancing or otherwise restructuring (including the inclusion of additional borrowers thereunder that are subsidiaries of the Company) all or a portion of the Indebtedness under such agreement or any successor agreement).

    "Offer to Purchase" means an offer by the Company to purchase Notes from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

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        (i) the covenant pursuant to which the offer is being made and that all
    Notes validly tendered will be accepted for payment on a pro rata basis;

        (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

       (iii) that any Note not tendered will continue to accrue interest pursuant to its terms;

        (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

        (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

        (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

       (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

    On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof validly tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

    "Permitted Investment" means:

        (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment;

        (ii) Temporary Cash Investments;

       (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

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
        (iv) stock, obligations or securities received in satisfaction of judgments;

        (v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits;

        (vi) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates; and

       (vii) loans or advances to officers or employees of the Company or of any Restricted Subsidiary that do not in the aggregate exceed $3 million at any time outstanding.

    "Permitted Liens" means:

        (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

        (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

       (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

        (iv) Liens incurred or deposits made (including deposits made to the FCC) to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

        (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

        (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; PROVIDED that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below,
    (1) to finance the cost (including the cost of design, development, improvement, construction, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

       (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

      (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

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
        (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

        (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

        (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

       (xii) Liens in favor of the Company or any Restricted Subsidiary;

      (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary of the Company that does not give rise to an Event of Default;

       (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

       (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

       (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

      (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;

      (xviii) Liens that secure Indebtedness with an aggregate principal amount not in excess of $5 million at any time outstanding; and

       (xix) Liens on or sales of receivables.

    "Pledge Account" means an account established with the Trustee pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities to be purchased by the Company with the net proceeds from the Notes.

    "Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of the Closing Date, made by the Company in favor of the Trustee, governing the disbursement of funds from the Pledge Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

    "Pledged Securities" means the Government Securities to be purchased by the Company and held in the Pledge Account in accordance with the Pledge Agreement.

    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred stock or preference stock.

    "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

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    A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "S&P" means Standard & Poor's Ratings Service and its successors.

    "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Sygnet Acquisition" means, collectively, the transfer of the stock of Dobson/Sygnet Operating Company to the Company and the merger of Dobson/Sygnet Operating Company with and into Sygnet Wireless, Inc., pursuant to which Sygnet Wireless, Inc. will survive as a Wholly Owned Restricted Subsidiary of the Company.

    "Temporary Cash Investment" means any of the following:

        (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof,

        (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

       (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

        (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and

        (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

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
    "Tower Lease" means the lease of the towers sold in the Tower Sale pursuant to a tower lease agreement between Sygnet Communications, Inc. and Dobson Tower Company.

    "Tower Sale" means the sale of substantially all of Sygnet Communications, Inc.'s towers to Dobson Tower Company or any of its Affiliates.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; PROVIDED that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that immediately after giving effect to such designation (x) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be incurred for all purposes of the Indenture and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly providing the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

    The Indenture will contain, among others, the following covenants.

    LIMITATION ON INDEBTEDNESS

    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and other Indebtedness existing on the Closing Date); PROVIDED that the Company may Incur Indebtedness, and any Restricted Subsidiary may Incur Acquired Indebtedness, if,

                                       80
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after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than 8 to 1, for Indebtedness Incurred on or prior to December 31, 1999, or 7 to 1, for Indebtedness Incurred thereafter.

    Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

        (i) Indebtedness, and refinancings thereof, outstanding at any time under the New Credit Agreement in an aggregate principal amount not to exceed $450.0 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

        (ii) Indebtedness owed (A) to the Company evidenced by a promissory note or (B) to any of its Restricted Subsidiaries; PROVIDED that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);

       (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (iv), (vi), (viii) or (x) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is PARI PASSU with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is PARI PASSU with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made PARI PASSU with, or subordinate in right of payment to, the remaining Notes,
    (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and PROVIDED FURTHER that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii);

        (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; PROVIDED that such agreements (a) are designed solely to protect the Company or its Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; or
    (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

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        (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance";

        (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described below;

       (vii) Indebtedness Incurred to finance the cost (including the cost of design, development, construction, installation or integration) of tangible telecommunications network assets, equipment or inventory acquired by the Company or a Restricted Subsidiary after the Closing Date;

      (viii) Indebtedness of the Company, and any refinancings thereof, not to exceed, at any one time outstanding, two times the Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company to the extent such Net Cash Proceeds have not been used pursuant to clause (C) (2) of the first paragraph or clause (iii), (iv), (v) or (viii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; PROVIDED that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes;

        (ix) Indebtedness of Sygnet Wireless, Inc. and its Subsidiaries on the Closing Date; provided that upon consummation of the Sygnet Acquisition, no such Indebtedness (other than any of the 11 1/2% Senior Notes due 2006 of Sygnet Wireless, Inc. not tendered into Sygnet Wireless, Inc.'s tender offer) shall remain outstanding; and

        (x) Indebtedness, and any refinancings thereof, outstanding at any time in an aggregate amount not to exceed $10 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

    (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

    (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the New Credit Agreement on or prior to the Closing Date, and any of Sygnet Wireless, Inc.'s 11 1/2% Senior Notes due 2006, shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

    LIMITATION ON RESTRICTED PAYMENTS

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and
(y) pro rata dividends or distributions

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on Common Stock of Restricted Subsidiaries held by minority stockholders,
PROVIDED that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the fiscal quarter beginning immediately following the Closing
Date) (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company,
(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments"), if, at the time of, and after giving effect to, the proposed Restricted Payment:

       (A) a Default or Event of Default shall have occurred and be continuing,

        (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or

        (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of

            (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission PLUS

            (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company (except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant) or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) PLUS

            (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, returns of capital or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

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
    The foregoing provision shall not be violated by reason of:

        (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

        (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

       (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent capital contribution or offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock, exclusive of any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes);

        (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent capital contribution or offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock, exclusive of any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes);

        (v) the declaration or payment of dividends on the Common Stock of the Company following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by the Company in such Public Equity Offering;

        (vi) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

       (vii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company to the extent necessary in the good faith judgment of the Board of Directors of the Company, to prevent the loss or secure the renewal or reinstatement of any license or franchise held by the Company or any Restricted Subsidiary from any governmental agency;

      (viii) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments; PROVIDED that the aggregate amount of Investments made pursuant to this clause (viii) does not exceed the sum of (a) $10 million plus the amount of Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses (iii), (iv) or
    (v) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (b) the net reduction in Investments made pursuant to this clause
    (viii) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), PROVIDED that the net reduction in any Investment shall not exceed the amount of such Investment;

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        (ix) Investments acquired as a capital contribution or in exchange for
    Capital Stock (other than Disqualified Stock) of the Company; or

        (x) the purchase, redemption, retirement or other acquisition for value of Capital Stock of the Company, or options to purchase such shares, held by directors, employees or former directors or employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; PROVIDED that the aggregate consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or options after the Closing Date does not exceed $1 million in any calendar year;

PROVIDED that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or
(iv) thereof and an Investment referred to in clause (ix) thereof), and the Net Cash Proceeds from any capital contribution or any issuance of Capital Stock referred to in clauses (iii), (iv) and (viii), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is PARI PASSU with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

    The foregoing provisions shall not restrict any encumbrances or restrictions:

        (i) existing on the Closing Date in the New Credit Agreement, the Indenture or any other agreements in effect on the Closing Date, and any amendments, extensions, refinancings, renewals or replacements of such agreements; PROVIDED that the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

        (ii) existing under or by reason of applicable law;

       (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

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
        (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

        (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

        (vi) contained in the terms of any Indebtedness of a Restricted Subsidiary, or any agreement pursuant to which such Indebtedness was issued, if the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, if the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and if the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes.

    Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

        (i) to the Company or a Wholly Owned Restricted Subsidiary;

        (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

       (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, PROVIDED any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant, if made on the date of such issuance or sale; and

        (iv) sales of Common Stock of a Restricted Subsidiary; PROVIDED that the Net Cash Proceeds, if any, of such sale are applied in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is PARI PASSU with or subordinate in right of payment to the Notes ("Guaranteed
Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of

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payment of the Notes by such Restricted Subsidiary and (ii) such Restricted
Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; PROVIDED that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) PARI PASSU with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

    LIMITATION ON LIENS

    The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

    The foregoing limitation does not apply to:

        (i) Liens existing on the Closing Date;

        (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;

       (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;

        (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

        (v) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;

        (vi) Liens securing Indebtedness Incurred under clause (i) of the second paragraph of the "Limitation on Indebtedness" covenant; or

       (vii) Permitted Liens.

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
    LIMITATION ON SALE-LEASEBACK TRANSACTIONS

    The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

    The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; (iv) the Tower Sale and the Tower Lease; or (v) the Company or such Restricted Subsidiary, within twelve months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES

    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to:

        (i) transactions (A) approved by a majority of the members of the Board of Directors who do not have any material direct or indirect financial interest in or with respect to such transactions or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

        (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

       (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

        (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

        (v) the Tower Sale and the Tower Lease; provided that the Company and its Restricted Subsidiaries receive at least $25 million from the Tower Sale and the annual rental expense under the Tower Lease is no more than $1.6 million;

        (vi) transactions between the Company or any of its Restricted Subsidiaries and Dobson Communications or its Affiliates on terms of the kind customarily employed to allocate charges among members of a consolidated group of entities, in any such case that are fair and reasonable to the Company or such Restricted Subsidiary; PROVIDED that the aggregate consideration subject to such transactions does not exceed $3 million in any calendar year; or

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       (vii) any Restricted Payments not prohibited by the "Limitation on
    Restricted Payments" covenant.

    Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Stockholders and Affiliates" covenant and not covered by clauses (ii) through (vii) of this paragraph, the aggregate amount of which (x) exceeds $1.0 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above or (y) exceeds $5.0 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(B) above.

    LIMITATION ON ASSET SALES

    The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 85% of the consideration received consists of cash or Temporary Cash Investments.

    In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its subsidiaries has been filed with the Commission), then the Company shall or shall cause the relevant Restricted Subsidiary to:

        (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets

           (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of the Company or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or

            (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and

        (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such twelve-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

    The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

    There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

    At all times from and after the earlier of (i) the date of the commencement of an Exchange Offer or the effectiveness of the Shelf Registration Statement (the "Registration") and (ii) June 21, 1999, in either case, whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. In addition, at all times prior to the earlier of the date of the Registration and June 21, 1999, the Company shall, at its cost, deliver to each Holder of the Notes quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act. In addition, at all times prior to the Registration, upon the request of any Holder or any prospective purchaser of the Notes designated by a Holder, the Company shall supply to such Holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

EVENTS OF DEFAULT

    The following events are defined as "Events of Default" in the Indenture:

        (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

        (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; PROVIDED that a failure to make any of the first six scheduled interest payments on the Notes in a timely manner will constitute an Event of Default with no grace or cure period;

        (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

        (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

        (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be

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
    due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

        (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

        (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or
    (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

        (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

        (i) the Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

    If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, the Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the

Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

    The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

    The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless:

        (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture;

        (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

       (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

        (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that this clause (iv) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; PROVIDED that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or the Company) shall be issued or distributed to the stockholders of the Company; and

        (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

PROVIDED, HOWEVER, that clauses (iii) and (iv) above shall not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; PROVIDED that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

    DEFEASANCE AND DISCHARGE. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit (except with respect to any trust funds for the account of any Holder who may be deemed an "insider" for purposes of the United States Bankruptcy Code, after one year following the deposit); the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Default or Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

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
    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clauses (c) and (d) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and such covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraphs and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR
  EMPLOYEES

    The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Escrow and Security Agreement, the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

    The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth herein, the Notes have initially been issued in the form of one or more global notes. The global notes will be deposited on the Closing Date with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

    Notes offered and sold in reliance on Regulation S will initially be represented by one or more permanent global notes in definitive, fully registered form (the "Offshore Global Note") which will be registered in the name of the Global Note Holder and deposited on behalf of the purchasers of the Notes represented thereby with a custodian for the Global Note Holder for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel Bank"). Prior to the 40th day after the later of the commencement of this offering and the Closing Date, interests in the Offshore Global Note may only be held through Euroclear or Cedel Bank.

    Notes offered and sold to "Qualified Institutional Buyers" in reliance on Rule 144A under the Securities Act will be represented by one or more permanent global notes in definitive, fully registered form (the "U.S. Global Note" and together with the Offshore Global Note, the "Global Notes") which will be registered in the name of the Global Note Holder and deposited on behalf of the purchasers of the Notes represented thereby with a custodian for the Global Note Holder for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at the Depositary.

    Notes (1) transferred to institutional "accredited investors" who are not "Qualified Institutional Buyers" (as such terms are defined under "Notice to Investors" elsewhere herein ("Non-Global Purchasers")) or (2) issued as described under "Certificated Notes" below, will be issued in registered, definitive, certificated form (the "Certificated Notes"). Upon the transfer of Certificated Notes to a Qualified Institutional Buyer or in an offshore transaction under Regulation S, such Certificated Notes may, unless the Global Note shall have previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note representing the principal amount of the Notes being transferred upon delivery of appropriate certificates to the Trustee.

    The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a

Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants.

    The Company expects that pursuant to procedures established by the Depositary (1) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes and (2) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Participants), the Participants and the Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Notes evidenced by the Global Notes will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

    Investors may hold their interests in the Offshore Global Note directly through Euroclear or Cedel Bank, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Beginning 40 days after the later of the commencement of this offering and the Closing Date (but not earlier), investors may also hold such interests through organizations other than Euroclear or Cedel Bank that are Participants in the Depositary. Euroclear and Cedel Bank will hold such interests in the Offshore Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which in turn will hold such interests in the Offshore Global Note in customers' securities acocunts in the depositaries' names on the books of the Depositary.

    So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary relating to the Notes.

    Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Participants and Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants and Indirect Participants.

    Transfers between Participants will be effected in accordance with the Depositary's rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Notes in accordance with the normal procedures of the Depositary and in accordance with the procedures set forth in the Indenture.

    Before February 2, 1999, transfers by an owner of a beneficial interest in the Offshore Global Note to a transferee who takes delivery of such interest through the U.S. Global Note will be made only in accordance with the applicable procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided in the Indenture to the effect that such transfer is being made to a person whom the transferor reasonably believes is a Qualified Institutional Buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A.

    Transfers by an owner of a beneficial interest in the U.S. Global Note to a transferee who takes delivery of such interest through the Offshore Global Note, whether before, on or after the 40th day after the later of the commencement of this offering and the Closing Date, will be made only upon receipt by the Trustee of a certification to the effect that such transfer is being made in accordance with Regulation S. Transfers of Certificated Notes to persons who will hold through the U.S. Global Note or the Offshore Global Note will be subject to certifications provided by the Trustee.

    CERTIFICATED NOTES

    Transferees of Notes who are not "Qualified Institutional Buyers" as defined in Rule 144A under the Securities Act may hold Notes only in the form of Certificated Notes. All such Certificated Notes would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (1) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture then, upon surrender by the Global Note Holder of the Global Notes, Certificated Notes will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

    SAME-DAY SETTLEMENT AND PAYMENT

    The Indenture will require that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each Holder's registered address. Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Cedel Bank participant purchasing an interest in a Global Note from a Participant in the Depositary will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel Bank participant, during the securities settlement processing day (which must be a business day for Euroclear or Cedel Bank) immediately following the settlement date of the Depositary. The Depositary has advised the Company that cash received in Euroclear or Cedel Bank as a result of sales of interests in a Global Note by or through a Euroclear or Cedel Bank participant to a Participant will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or Cedel Bank cash account only as of the business day for Euroclear or Cedel Bank following the Depositary's settlement date.

       CERTAIN U.S. FEDERAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following summary describes the material anticipated U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by Non-United States Holders (as defined below). Except where noted, it deals only with Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances. Furthermore, the discussion below is based upon the provisions of the Code and regulations, administrative and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified with possible retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below.

    As used herein, "Non-United States Holder" or "Non-U.S. Holder" means any person or entity that is, as to the United States, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust or a foreign partnership one or more of the members of which is, as to the United States, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

    ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE OWNERSHIP AND DISPOSITION OF THE NOTES.

TAXATION OF INTEREST ON THE NOTES

    If a Non-U.S. Holder of a Note does not satisfy all of the conditions discussed in the next paragraph, the Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax with respect to payments of interest on the Note (the "30% U.S. Withholding Tax"). If applicable to a Non-U.S. Holder of a Note, the 30% U.S. Withholding Tax must be withheld by the Company or its paying agent from any payments of interest with respect to the Note.

    The 30% U.S. Withholding Tax is not applicable to payments of interest with respect to a Note, if the Non-U.S. Holder of the Note (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (ii) is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, (iii) is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code and (iv) satisfies the statement requirement set forth in Sections 871(h) and 881(c) of the Code and the Treasury Regulations thereunder (the "Statement Requirement").

    To satisfy the Statement Requirement, the Non-U.S. Holder of a Note or a financial institution holding the Note on behalf of such Non-U.S. Holder must provide, in accordance with specified procedures, the Company or its paying agent with a statement to the effect that the beneficial owner of the Note is not a U.S. person. These requirements will be met if (x) the Non-U.S. Holder provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an IRS Form W-8 or Form W-8IMY (or substitute form)) or (y) a financial institution holding the Note on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

    With respect to Notes held by a foreign partnership, under current law, the IRS Form W-8 or Form W-8IMY (or substitute form) may be provided by the foreign partnership. However, for interest and sale proceeds paid with respect to a Note after December 31, 1999, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing an intermediary IRS Form W-8 (or substitute form), to attach an appropriate certification by each partner. Treasury Regulations generally effective for payments made after December 31, 1999, modify certain of the Statement Requirements. It is possible that the Company and other withholding agents may request a new withholding exemption form from holders in order to qualify for continued exemption from withholding under the Treasury Regulations when they become effective. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

    The 30% U.S. Withholding Tax is not imposed or may be reduced or eliminated with respect to the payments of interest on a Note, if the Company or its paying agent receives IRS Form 4224 or Form W-8ECI (or substitute form) or IRS Form 1001 or Form W8BEN (or substitute form) (or, after December 31, 1999, IRS Form W-8 or Form W-8IMY (or substitute form)) from the Non-U.S. Holder of the Note, establishing, unless the Company has knowledge to the contrary, either (i) that interest paid on the Note is effectively connected with the conduct of a trade or business in the U.S. or (ii) that a tax treaty applies to reduce the rate of, or eliminate, the withholding tax, respectively. Interest paid to a Non-U.S. Holder that is effectively connected with the conduct by the holder of a trade or business in the U.S. is generally taxed on a net income basis at the graduated rates that are applicable to U.S. persons. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income may also be subject to the U.S. federal branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the U.S. of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the holder is a qualified resident of the treaty country).

SALE, EXCHANGE OR OTHER DISPOSITION OF NOTES

    A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax with respect to capital gain recognized on a sale, exchange or other disposition of the Notes unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S., (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to U.S. expatriates.

    Gain recognized by a Non-U.S. Holder on a sale, exchange or other disposition of the Notes that is effectively connected with the conduct by the Holder of a trade or business in the U.S. is generally taxed on a net income basis at the graduated rates that are applicable to U.S. persons. In the case of a Non-U.S. Holder that is a corporation, such effectively connected income may also be subject to the U.S. branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the Holder is a qualified resident of the treaty country).

    The exchange of a Note by a Non-U.S. Holder for an Exchange Note pursuant to the Exchange Offer should not constitute a taxable exchange. A Non-U.S. Holder should have the same tax basis and holding period in the Exchange Note as it did in the Note.

FEDERAL ESTATE TAX

    A Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to U.S. federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    No information reporting or backup withholding will be required with respect to payments made by the Company or its paying agent to a Non-U.S. Holder if the Statement Requirement has been met and the payor does not have actual knowledge that the Non-U.S. Holder is a U.S. person.

    In addition, information reporting and backup withholding will not apply if payments on a Note are paid or collected by a foreign office of a nominee, custodian or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker pays the proceeds of the sale of a Note to the beneficial owner thereof. However, payments made or collected by such nominee, custodian, agent or broker that is, for U.S. federal income tax purposes, (i) a U.S. person, (ii) a controlled foreign corporation, or a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three year period, or (iii) (with respect to payments made after December 31, 1999) a foreign partnership with certain connections to the U.S., will be subject to information reporting (but not backup withholding) unless such nominee, custodian, agent or broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the Holder certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption.

    Treasury Regulations generally effective for payments made after December 31, 1999, modify certain of the certification requirements for backup withholding. It is possible that the Company and other withholding agents may request a new withholding exemption form from holders in order to qualify for continued exemption from backup withholding under the Treasury Regulations when they become effective. Non-U.S. Holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    There has previously been only a limited secondary market and no public market for the Old Notes. The Company does not intend to apply for the listing of the Notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The Notes are eligible for trading in the PORTAL market. The Company has been advised by the Initial Purchasers that the Initial Purchasers currently intend to make a market in the Notes; however, no Initial Purchaser is obligated to do so and any market making may be discontinued by any Initial Purchaser at any time. In addition, such market making activity may be limited during the Exchange Offer. Therefore, there can be no assurance that an active market for the Old Notes or the New Notes will develop. If a trading market does not develop or is not maintained, holders of Notes may experience difficulty in reselling Notes. If a trading market develops for the Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

    BROKER-DEALERS WHO DID NOT ACQUIRE OLD NOTES AS A RESULT OF MARKET MAKING ACTIVITIES OR TRADING ACTIVITIES MAY NOT PARTICIPATE IN THE EXCHANGE OFFER.

    With respect to resale of New Notes, based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Exchange Act) who exchanges Old Notes for New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988) or similar no-action letters or any similar interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

    As contemplated by the no-action letters mentioned above and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder in the ordinary course of business,
(ii) the holder is not engaging and does not intend to engage in the distribution of the New Notes, and (iii) the holder acknowledges that, if such holder participates in the Exchange Offer for the purpose of distributing the New Notes, such holder must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the above no-action letters.

    Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company or an affiliate of the Company) may exchange such Old Notes for New Notes pursuant to the Exchange Offer, however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the New Notes received by it in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this Prospectus. The Company has agreed to cause the Exchange Offer Registration Statement, of which this Prospectus is a part, to remain continuously effective for a period of 180 days, if required, from the Exchange Date, and to make this Prospectus, as amended or supplemented, available to any such Broker-Dealer for use in connection with resales. Any Broker-Dealer participating in the Exchange Offer will be required to acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of New Notes received by it in the Exchange Offer. The delivery by a Broker-Dealer of a prospectus in connection with resales of New Notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act. The Company will not receive any proceeds from any sale of New Notes by a Broker-Dealer.

    New Notes received by Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such New Notes.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the Notes are being passed upon for the Company by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

                                    EXPERTS

    The consolidated financial statements of Sygnet Wireless, Inc., at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

    The consolidated balance sheets of Dobson/Sygnet Communications Company and Dobson/Sygnet Operating Company, included in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants as indicated in their reports appearing herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    This Prospectus constitutes a part of the Registration Statement filed by us with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. Therefore, we make in this Prospectus reference to the Registration Statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the Registration Statement and the exhibits and schedules thereto. You should be aware that statements contained in this Prospectus concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

    Upon effectiveness of the Registration Statement of which the Prospectus is a part, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, we will file periodic reports, proxy statements and other information with the Commission. You may read and copy reports, proxy statements and other information we file at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference facilities. Copies of documents we file can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access this information electronically through the Commission's web page on the Internet at http://www.sec.gov. This web site contains reports, proxy statement and other information regarding registrants such as ourselves that have filed electronically with the Commission.

    The indenture governing the outstanding notes provides that we will furnish to the holders of the notes copies of the periodic reports required to be filed with the Commission under the Exchange Act. Even if we are not subject to the periodic reporting and informational requirements of the Exchange Act, we will make such filings to the extent that such filings are accepted by the Commission. We will make these filings regardless of whether we have a class of securities registered under the Exchange Act. Furthermore, we will provide the Trustee for the notes and the holders of the notes within 15 days after such filings with annual reports containing the information required to be contained in Form 10-K, and quarterly reports containing the information required to be contained in Form 10-Q promulgated by the Exchange Act. From time to time, we will also provide such other information as is required to be contained in Form 8-K promulgated by the Exchange Act. If the filing of such information is not accepted by the Commission or is prohibited by the Exchange Act, we will then provide promptly upon written request, at our cost, copies of such reports to prospective purchasers of the notes.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

SYGNET WIRELESS, INC.

  Report of independent auditors...........................................................................        F-2

  Consolidated balance sheets as of December 31, 1996 and 1997.............................................        F-3

  Consolidated statements of operations for the years ended December 31, 1995, 1996 and 1997...............        F-4

  Consolidated statements of shareholders' equity (deficit) for the years ended December 31, 1995, 1996 and
    1997...................................................................................................        F-5

  Consolidated statements of cash flows for the years ended December 31, 1995, 1996 and 1997...............        F-6

  Notes to consolidated financial statements...............................................................        F-7

  Consolidated balance sheets as of December 31, 1997 and September 30, 1998 (unaudited)...................       F-17

  Consolidated statements of operations for the nine months ended September 30, 1997 and 1998
    (unaudited)............................................................................................       F-18

  Consolidated statements of cash flows for the nine months ended September 30, 1997 and 1998
    (unaudited)............................................................................................       F-19

  Notes to consolidated financial statements (unaudited)...................................................       F-20

DOBSON/SYGNET COMMUNICATIONS COMPANY

  Report of independent public accountants.................................................................       F-22

  Balance sheet as of September 30, 1998...................................................................       F-23

  Notes to balance sheet...................................................................................       F-24

DOBSON/SYGNET OPERATING COMPANY

  Report of independent public accountants.................................................................       F-26

  Balance sheet as of September 30, 1998...................................................................       F-27

  Notes to balance sheet...................................................................................       F-28

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Sygnet Wireless, Inc.

    We have audited the accompanying consolidated balance sheets of Sygnet Wireless, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sygnet Wireless, Inc. at December 31, 1996 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Cleveland, Ohio
February 6, 1998

                             SYGNET WIRELESS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31
                                                                                   ------------------------------
                                                                                        1996            1997
                                                                                   --------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents......................................................  $    2,257,748  $      860,086
  Accounts receivable, less allowance for doubtful accounts of $809,800 at
    December 31, 1997 and $1,168,800 at December 31, 1996........................       8,857,028      10,711,627
  Inventory......................................................................       1,696,952       1,867,445
  Prepaid expenses...............................................................         531,171         309,460
                                                                                   --------------  --------------
    Total current assets.........................................................      13,342,899      13,748,618
Other assets:
  Cellular licenses--net.........................................................     252,271,468     245,866,235
  Customer lists--net............................................................      24,535,885      19,382,087
  Deferred financing costs--net..................................................      10,068,956       8,982,430
                                                                                   --------------  --------------
    Total other assets...........................................................     286,876,309     274,230,752
Property and equipment--net......................................................      43,958,969      53,007,015
                                                                                   --------------  --------------
    Total assets.................................................................  $  344,178,177  $  340,986,385
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...............................................................  $    2,826,629  $    3,264,206
  Deferred revenue...............................................................       1,679,873       2,058,066
  Accrued expenses and other liabilities.........................................       2,744,789       4,196,230
  Interest payable...............................................................       6,940,623       6,749,755
                                                                                   --------------  --------------
    Total current liabilities....................................................      14,191,914      16,268,257
Long-term debt...................................................................     312,250,000     305,500,000
Redeemable Series A Senior Cumulative Nonvoting Preferred Stock, $.01 par,
  aggregate redemption value of $20,690,411, 500,000 shares authorized, 200,000
  shares issued and outstanding and warrants.....................................      19,718,028        --
Shareholders' equity (deficit):
  Common shares, $.01 par, Class A, 1 vote per share; 60,000,000 shares authorized; 4,010,653 shares issued and outstanding as of December 31, 1997;
    2,653 shares issued and outstanding as of December 31, 1996..................              27          40,107
  Common shares, $.01 par, Class B, 10 votes per share; 10,000,000 shares authorized; 5,159,977 shares issued and outstanding as of December 31, 1997;
    6,167,977 shares issued and outstanding as of December 31, 1996..............          61,679          51,599
  Additional paid-in capital.....................................................       5,812,211      47,598,498
  Retained deficit...............................................................      (7,605,730)    (28,222,124)
  Note receivable from officer/shareholder.......................................        (249,952)       (249,952)
                                                                                   --------------  --------------
Total shareholders' equity (deficit).............................................      (1,981,765)     19,218,128
                                                                                   --------------  --------------
Total liabilities, redeemable preferred stock and shareholders' equity
  (deficit)......................................................................  $  344,178,177  $  340,986,385
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                             SYGNET WIRELESS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED DECEMBER 31
                                                                     --------------------------------------------
                                                                         1995           1996            1997
                                                                     -------------  -------------  --------------
REVENUE:
  Subscriber revenue...............................................  $  17,191,291  $  31,084,883  $   52,638,712
  Roamer revenue...................................................      4,175,809      9,687,284      26,992,584
  Equipment sales..................................................      1,529,284      2,416,769       4,323,052
  Other revenue....................................................      1,680,544      1,607,245       1,679,412
                                                                     -------------  -------------  --------------
    Total revenue..................................................     24,576,928     44,796,181      85,633,760

COSTS AND EXPENSES:
  Cost of services.................................................      3,365,954      5,508,386      10,048,416
  Cost of equipment sales..........................................      4,163,890      5,816,144       9,663,251
  General and administrative.......................................      5,563,887      9,852,004      16,975,592
  Selling and marketing............................................      3,082,492      6,080,308      10,841,059
  Depreciation and amortization....................................      3,486,554     10,038,439      28,718,937
                                                                     -------------  -------------  --------------
    Total costs and expenses.......................................     19,662,777     37,295,281      76,247,255
                                                                     -------------  -------------  --------------

INCOME FROM OPERATIONS.............................................      4,914,151      7,500,900       9,386,505

OTHER:
  Interest expense.................................................      2,660,248     11,173,688      29,901,678
  Other expense, net...............................................        303,867        194,723         101,221
                                                                     -------------  -------------  --------------
(LOSS) INCOME BEFORE EXTRAORDINARY ITEM............................      1,950,036     (3,867,511)    (20,616,394)
Extraordinary loss on extinguishment of debt.......................       --           (1,420,864)       --
                                                                     -------------  -------------  --------------
NET (LOSS) INCOME..................................................  $   1,950,036  $  (5,288,375) $  (20,616,394)
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Earnings per share information (pro forma for 1996):
  Loss before preferred stock dividend and accretion...............                    (5,288,375) $  (20,616,394)
  Preferred stock dividend and accretion...........................                 $    (718,028) $   (2,121,423)
                                                                                    -------------  --------------
  Net loss applicable to common shareholders.......................                 $  (6,006,403) $  (22,737,817)
                                                                                    -------------  --------------
                                                                                    -------------  --------------
  Net loss per share applicable to common shareholders
    Before extraordinary item......................................                 $        (.74) $        (2.93)
    Extraordinary item.............................................                          (.23)       --
                                                                                    -------------  --------------
    Net loss.......................................................                 $        (.97) $        (2.93)
                                                                                    -------------  --------------
                                                                                    -------------  --------------
Weighted average common shares outstanding.........................                     6,170,630       7,773,370
                                                                                    -------------  --------------
                                                                                    -------------  --------------

                            See accompanying notes.

                             SYGNET WIRELESS, INC.
           CONSOLIDATERD STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                  WILCOM CORPORATION                         SYGNET COMMUNICATIONS, INC.
                                                     COMMON STOCK                                   COMMON STOCK
                                    ----------------------------------------------  ---------------------------------------------
                                            TYPE A                  TYPE B                 TYPE A                 TYPE B
                                    ----------------------  ----------------------  --------------------  -----------------------
                                      SHARES      AMOUNT      SHARES      AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT
                                    -----------  ---------  -----------  ---------  ---------  ---------  ----------  -----------
Balance as of January 1, 1995.....         500   $  12,500       2,500   $  62,500    209,362  $ 209,362   1,046,801  $ 1,046,801
  Net Income......................
  Dividends declared..............
  Type A common stock
    repurchased...................
  Type B common stock
    repurchased...................
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------

Balance as of December 31, 1995...         500      12,500       2,500      62,500    209,362    209,362   1,046,801    1,046,801
  Net loss........................
  Dividends declared..............
  Corporate merger................        (500)    (12,500)     (2,500)    (62,500)     4,360      4,360      21,800       21,800
  Retirement of treasury stock....                                                     (8,024)               (40,173)
  Sygnet Wireless
    capitalization................                                                   (205,698)  (213,722) (1,028,428)  (1,068,601)
  Capital contribution of
    S Corporation earnings........
  Preferred stock dividend........
  Accretion of preferred stock....
  Exchange of common shares.......
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------
Balance as of December 31, 1996...      --          --          --          --         --         --          --          --
  Net loss........................
  Preferred Stock dividend........
  Accretion of Preferred Stock....
  Stock option compensation.......
  Excess of redemption price over
    carring value of Preferred
    Stock.........................
  Net Proceeds from issuance of
    stock to Boston Venture.......
  Exchange of Common Shares.......
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------
  Balance as of December 31,
    1997..........................      --       $  --          --       $  --         --      $  --          --      $   --
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------
                                         -----   ---------  -----------  ---------  ---------  ---------  ----------  -----------


                                               SYGNET WIRELESS, INC.
                                    -------------------------------------------                                 NOTE
                                                                                                             RECEIVABLE   TREASURY
                                          CLASS A                CLASS B         ADDITIONAL     RETAINED        FROM        STOCK
                                    --------------------  ---------------------    PAID-IN      EARNINGS      OFFICER/    ---------
                                     SHARES     AMOUNT      SHARES     AMOUNT      CAPITAL     (DEFICIT)    SHAREHOLDER    SHARES
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------  ---------
Balance as of January 1, 1995.....     --      $  --          --      $  --      $ 4,170,368  $   (482,842)  $ (249,952)     --
  Net Income......................                                                               1,950,036
  Dividends declared..............                                                                (713,519)
  Type A common stock
    repurchased...................                                                                                            8,024
  Type B common stock
    repurchased...................                                                                                           40,173
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------  ---------
Balance as of December 31, 1995...     --         --          --         --        4,170,368       753,675     (249,952)     48,197
  Net loss........................                                                              (5,288,375)
  Dividends declared..............                                                                (261,625)
  Corporate merger................                                                    48,840
  Retirement of treasury stock....                                                (1,718,991)                               (48,197)
  Sygnet Wireless
    capitalization................                         6,170,630     61,706    1,220,617
  Capital contribution of
    S Corporation earnings........                                                 2,809,405    (2,809,405)
  Preferred stock dividend........                                                  (690,411)
  Accretion of preferred stock....                                                   (27,617)
  Exchange of common shares.......      2,653         27      (2,653)       (27)
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------  ---------
Balance as of December 31, 1996...      2,653         27   6,167,977     61,679    5,812,211    (7,605,730)    (249,952)     --
  Net loss........................                                                             (20,616,394)
  Preferred Stock dividend........                                                (1,149,040)
  Accretion of Preferred Stock....                                                   (46,849)
  Stock option compensation.......                                                   306,000
  Excess of redemption price over
    carring value of Preferred
    Stock.........................                                                  (925,534)
  Net Proceeds from issuance of
    stock to Boston Venture.......  3,000,000     30,000                          43,601,710
  Exchange of Common Shares.......  1,008,000     10,080  (1,008,000)   (10,080)
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------  ---------
  Balance as of December 31,
    1997..........................  4,010,653  $  40,107   5,159,977  $  51,599  $47,598,498  $(28,222,124)  $ (249,952)  $  --
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------  ---------
                                    ---------  ---------  ----------  ---------  -----------  ------------  ------------  ---------


                                      AMOUNT
                                    -----------
Balance as of January 1, 1995.....  $   --
  Net Income......................
  Dividends declared..............
  Type A common stock
    repurchased...................  $  (312,936)
  Type B common stock
    repurchased...................  $(1,406,055)
                                    -----------
Balance as of December 31, 1995...  $(1,718,991)
  Net loss........................
  Dividends declared..............
  Corporate merger................
  Retirement of treasury stock....    1,718,991
  Sygnet Wireless
    capitalization................
  Capital contribution of
    S Corporation earnings........
  Preferred stock dividend........
  Accretion of preferred stock....
  Exchange of common shares.......
                                    -----------
Balance as of December 31, 1996...      --
  Net loss........................
  Preferred Stock dividend........
  Accretion of Preferred Stock....
  Stock option compensation.......
  Excess of redemption price over
    carring value of Preferred
    Stock.........................
  Net Proceeds from issuance of
    stock to Boston Venture.......
  Exchange of Common Shares.......
                                    -----------
  Balance as of December 31,
    1997..........................  $   --
                                    -----------
                                    -----------

                             See accompanying notes

                             SYGNET WIRELESS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31
                                                                  -----------------------------------------------
                                                                       1995            1996             1997
                                                                  --------------  ---------------  --------------
OPERATING ACTIVITIES
Net (loss) income...............................................  $    1,950,036  $    (5,288,375) $  (20,616,394)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
  Depreciation..................................................       2,765,816        5,948,693      16,018,841
  Amortization..................................................         720,738        4,089,746      12,700,096
  Compensation expense from issuance of stock options...........        --              --                306,000
  Loss on disposal of equipment.................................         161,222          177,633         102,955
  Extraordinary loss on extinguishment of debt..................        --              1,420,864        --
  Changes in operating assets and liabilities:
    Accounts receivable.........................................      (2,838,833)        (184,315)     (1,854,599)
    Inventory...................................................        (184,951)        (287,900)       (170,493)
    Prepaid and deferred expenses...............................           7,951           28,649         232,548
    Accounts payable and accrued expenses.......................        (589,925)       2,424,406       2,866,653
    Accrued interest payable....................................         452,933        6,481,912        (190,868)
                                                                  --------------  ---------------  --------------
Net cash provided by operating activities.......................       2,444,987       14,811,313       9,394,739
INVESTING ACTIVITIES
Acquisitions of Horizon and Erie................................     (40,533,104)    (254,150,136)       (599,442)
Purchases of property and equipment.............................      (9,056,098)     (10,049,999)    (25,575,837)
Proceeds from sale of equipment.................................         513,730        --                405,995
                                                                  --------------  ---------------  --------------
Net cash used in investing activities...........................     (49,075,472)    (264,200,135)    (25,769,284)
FINANCING ACTIVITIES
Dividends paid..................................................      (1,158,980)        (261,625)       --
Proceeds from long-term debt....................................      51,986,188      320,750,000      30,500,000
Principal payments on long-term debt............................        (750,000)     (78,000,000)    (37,250,000)
Increase in financing costs.....................................      (1,716,230)     (10,290,097)        (65,376)
Net proceeds from issuance of preferred stock...................        --             19,000,000        --
Redemption of preferred stock...................................        --              --            (21,839,451)
Net proceeds from issuance of common stock......................        --              --             43,631,710
Purchase of treasury stock......................................      (1,718,991)       --               --
                                                                  --------------  ---------------  --------------
Net cash provided by financing activities.......................      46,641,987      251,198,278      14,976,883
(Decrease) increase in cash and cash equivalents................          11,502        1,809,456      (1,397,662)
Cash and cash equivalents at beginning of year..................         436,790          448,292       2,257,748
                                                                  --------------  ---------------  --------------
Cash and cash equivalents at end of year........................  $      448,292  $     2,257,748  $      860,086
                                                                  --------------  ---------------  --------------
                                                                  --------------  ---------------  --------------

                             See accompanying notes

                             SYGNET WIRELESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    These financial statements include the combined financial statements of Sygnet Communications, Inc. ("Sygnet") and Wilcom Corporation ("Wilcom") through August 31, 1996, the effective date of the merger described below, and the consolidated accounts of Sygnet Wireless, Inc. and its wholly-owned subsidiary Sygnet Communications, Inc. ("Sygnet") (hereinafter collectively referred to as the "Company") thereafter. The Company owns and operates cellular telephone systems serving one large cluster with an approximate population of 2.4 million in Northeastern Ohio, Western Pennsylvania and Western New York.

    On August 19, 1996, the shareholders of Sygnet and Wilcom effected a corporate restructuring whereby Wilcom was merged into Sygnet and shareholders of Wilcom received 8.72 shares of Sygnet common stock for each share of Wilcom common stock held as of August 31, 1996, the effective date of the merger. This merger was a business combination between entities under common control whereby the assets and liabilities so transferred were accounted for at historical cost in a manner similar to that in pooling-of-interest accounting. Also, in conjunction with this merger, the shareholders of Sygnet amended the articles of incorporation to change Sygnet's name to Sygnet Wireless, Inc.

    Prior to the restructuring, Sygnet and Wilcom had been operating their cellular business through three partnerships (Youngstown Cellular Telephone Company ("YCTC")), Erie Cellular Telephone Company ("Erie"), and Wilcom Cellular) and Sharon--Youngstown Cellular, Inc. ("Sharon"). As a result of the restructuring and merger, Sharon was renamed Sygnet and is the wholly-owned subsidiary and operating company of Sygnet Wireless, Inc. The existence of YCTC, Erie, and Wilcom Cellular terminated on October 1, 1996 when all partnership interests transferred to Sygnet.

2. RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the FASB issued Statement No. 130, REPORTING COMPREHENSIVE INCOME, which is required to be adopted effective January 1, 1998. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Reclassification of financial statements for earlier periods presented is required. The impact of Statement No. 130 on the Company's financial statements is not expected to be material.

    In June 1997, the FASB also issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which is required to be adopted effective January 1, 1998. This Statement changes the way companies report selected segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to shareholders. The impact of Statement No. 131 on the Company's financial statement disclosures is not expected to be material.

3. ACQUISITIONS

    On October 9, 1996, the Company acquired certain cellular licenses, property, equipment, customer lists, current assets and current liabilities of Horizon Cellular Telephone Company of Chautauqua L.P., Horizon Cellular Telephone Company of Crawford L.P., and Horizon Cellular Telephone Company of Indiana L.P. (hereinafter collectively referred to as "Horizon") for cash of $252.9 million. The acquired systems provide cellular service to an estimated population of 1.4 million in contiguous markets in Western Pennsylvania and Western New York.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. ACQUISITIONS (CONTINUED)
    On September 30, 1995, Sygnet, as a general partner, purchased 95.46% of Erie for cash of $40.53 million. On November 30, 1995, Sharon purchased 4.54% of Erie for $1.92 million, which was paid on February 12, 1996.

    The above transactions were accounted for as purchases and, accordingly, the results of operations of the companies acquired have been included in the consolidated financial statements since the dates of acquisition.

    Cash paid for acquisitions is summarized below:

                                                                    1995            1996
                                                                -------------  --------------
Current assets acquired.......................................  $     923,234  $    3,613,696
Property and equipment........................................      1,349,195      18,986,400
Cellular licenses.............................................     40,289,743     207,223,616
Customer lists................................................                     25,700,000
Current liabilities assumed...................................       (108,878)       (774,134)
                                                                -------------  --------------
Net assets and liabilities acquired...........................     42,453,294     254,749,578
Amounts payable in future periods.............................     (1,920,190)       (599,442)
                                                                -------------  --------------
Cash paid.....................................................  $  40,533,104  $  254,150,136
                                                                -------------  --------------
                                                                -------------  --------------

    The pro forma unaudited condensed combined results of operations for the year ended December 31, 1996 as if the purchase occurred on January 1, 1996 are as follows:

                                                                                     1996
                                                                                --------------
Revenue.......................................................................  $   69,851,000
                                                                                --------------
                                                                                --------------
Loss before extraordinary item................................................  $  (15,283,000)
                                                                                --------------
                                                                                --------------
Net loss......................................................................  $  (16,704,000)
                                                                                --------------
                                                                                --------------
Pro forma net loss per share applicable to common shareholders................  $        (3.25)
                                                                                --------------
                                                                                --------------

4. SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION

    The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated in the consolidated financial statements.

    CASH EQUIVALENTS

    The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORY

    Inventory consisting of merchandise purchased for resale is stated at the lower of cost or market determined by the first-in, first-out (FIFO) method.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and are depreciated over their estimated useful lives calculated under the straight-line or double-declining balance methods.

    INTANGIBLE ASSETS

    The FCC issues licenses that enable cellular carriers to provide cellular service in specific geographic areas. The FCC grants licenses for a term of up to 10 years and generally grants renewals if the licensee has complied with its obligations under the Communications Act of 1934. In 1993, the FCC adopted specific standards to apply to cellular renewals, concluding it will award a renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The Company believes that it has met, and will continue to meet all requirements necessary to secure renewal of its cellular licenses.

    The Company has acquired cellular licenses and customer lists through its acquisition of interests in various cellular systems. The cost of licenses and customer lists acquired was $231,003,426 in 1996. The Company uses a 40 year useful life to amortize its licenses under the straight-line method. Purchased cellular and paging customer lists are being amortized over 5 years under the straight-line method. The components of intangible assets at December 31 are summarized below:

                                                                    1996            1997
                                                               --------------  --------------
Cellular licenses............................................  $  255,849,696  $  255,849,696
Customer lists...............................................      25,819,792      25,819,792
                                                               --------------  --------------
                                                                  281,669,488     281,669,488
Accumulated amortization.....................................      (4,862,135)    (16,421,166)
                                                               --------------  --------------
                                                               $  276,807,353  $  265,248,322
                                                               --------------  --------------
                                                               --------------  --------------

    Amortization expense was $523,768, $3,652,470 and $11,559,031 in 1995, 1996
and 1997, respectively.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. When events and circumstances indicate that intangible and other long-term assets might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss would be recognized.

    REVENUE RECOGNITION

    The Company earns revenue primarily by providing cellular services to its customers (Subscriber Revenue) and from the usage of its system by the customers of other cellular carriers (Roamer Revenue). Access revenue for Subscriber Revenue is billed one month in advance. Revenue is recognized as service is rendered. Subscriber acquisition costs (primarily commissions and loss on equipment sales) are expensed when incurred.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEFERRED FINANCING COSTS

    Deferred financing costs are being amortized over the terms of the bank credit facility and senior notes. Accumulated amortization was $266,084 and $1,409,754 at December 31, 1996 and 1997, respectively. Amortization expense was $196,170, $437,276 and $1,141,065 in 1995, 1996 and 1997, respectively. Upon entering into a new bank credit facility in October 1996, an extraordinary loss of $1,420,864 was incurred to write-off unamortized financing costs under the extinguished bank credit agreement as described in Note 6.

    ADVERTISING COSTS

    Advertising costs are recorded as expense when incurred. Advertising expense was $933,498, $1,225,151 and $1,841,138 in 1995, 1996 and 1997, respectively.

    NET LOSS PER COMMON SHARE

    In 1997, the Company adopted FASB Statement No. 128, EARNINGS PER SHARE, which replaced the computation of primary and fully diluted earnings per share with basic and diluted earnings per share. No restatement of prior year earnings per share amounts was necessary since the impact was not significant.

    Net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. The pro forma net loss per share for 1996 is based on the number of common shares outstanding, as if the corporate restructuring described in Note 1 occurred at the beginning of the year. The effect of stock options is not included in the computation of dilutive earnings per share since it is anti-dilutive.

    Losses applicable to common shareholders include adjustments for Preferred Stock dividends and accretions and the excess of the redemption price paid over the carrying value of the Preferred Stock. Earnings per share for 1995 is not presented because such data prior to the restructuring described in Note 1 is not meaningful.

    STOCK COMPENSATION

    The Company accounts for its stock-based employee compensation arrangements based on the intrinsic value of the equity instruments granted, as set forth in APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

    SIGNIFICANT CONCENTRATIONS

    In connection with providing cellular services to customers of other cellular carriers, the Company has contractual agreements with those carriers which provide for agreed upon billing rates between the parties. Approximately 62%, 48% and 43% of the Company's Roamer Revenue was earned from two cellular carriers in 1995, 1996 and 1997, respectively.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

4. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FINANCIAL INSTRUMENTS

    Derivative financial instruments are used by the Company in the management of interest rate exposure and are accounted for on an accrual basis. Income and expense are recorded in the same category as that arising from the related liability being hedged (i.e., adjustments to interest expense).

    The Company uses variable interest rate credit facilities to finance acquisitions and operations of the Company. The Company may reduce its exposure to fluctuations in interest rates by creating offsetting positions through the use of derivative financial instruments. The Company does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives. The notional amount of interest rate swaps is the underlying principal amount used in determining the interest payments exchanged over the life of the swap. The notional amount is not a measure of the Company's exposure through its use of derivatives.

    The Company may be exposed to credit loss in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates the counterparties will be able to fully satisfy its obligations under the agreements.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    At December 31, 1996 and 1997, the carrying value of cash equivalents, accounts receivable, the interest rate swap and the long-term bank debt approximated fair value. The fair value of the long-term unsecured senior notes, calculated based on quoted market prices, was $112,750,000 and $118,800,000 at December 31, 1996 and 1997, respectively.

5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                 USEFUL LIFE        1996            1997
                                                -------------  --------------  --------------
Land, building and improvements...............     5-19 years  $    7,296,770  $   10,575,573
Cellular system and equipment.................   2.5-19 years      41,498,865      57,010,440
Customer premise equipment....................        3 years       1,690,906         665,935
Office furniture and equipment................     3-10 years       4,341,459       9,257,464
Cell site construction in progress............                      1,076,817       1,522,275
                                                               --------------  --------------
                                                                   55,904,817      79,031,687
Accumulated depreciation......................                    (11,945,848)    (26,024,672)
                                                               --------------  --------------
                                                               $   43,958,969  $   53,007,015
                                                               --------------  --------------
                                                               --------------  --------------

    At December 31, 1997, the Company had purchase commitments of approximately $9.3 million for equipment.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

6. LONG-TERM DEBT

    On September 19, 1996, the Company issued $110,000,000 11 1/2% unsecured Senior Notes due October 1, 2006 (the Notes). The Notes pay interest semiannually on April 1 and October 1 of each year commencing April 1, 1997. The Notes are redeemable at the option of the Company at redemption prices (expressed as a percentage of principal amount) ranging from 105.75% in 2001 to 100.00% in 2005 and thereafter. Among other things, the Notes contain certain covenants which limit additional indebtedness, payment of dividends, sale of assets or stock, changes in control and transactions with related parties. The proceeds from the Notes were used to repay amounts borrowed under a $75 million bank credit agreement and to finance the acquisition of Horizon described in
Note 3.

    On October 9, 1996, Sygnet entered into a new financing agreement (the Bank Credit Facility) with a commercial bank group. The Bank Credit Facility is a senior secured reducing revolver that provides Sygnet the ability to borrow up to $300.0 million through June 30, 1999. Mandatory reductions in the revolver occur quarterly thereafter through June 30, 2005, when the Bank Credit Facility terminates. The Bank Credit Facility is secured by certain assets and the stock of Sygnet. The Bank Credit Facility provides for various borrowing rate options based on either a fixed spread over the London Interbank Offered Rate (LIBOR) or the prime rate. Interest payments are made quarterly. As of December 31, 1997, $195.5 million was outstanding under the Bank Credit Facility.

    Among other things, the Bank Credit Facility contains financial covenants which require the maintenance of debt service ratios and the hedging of interest rate risk and limit distributions to shareholders and sales of assets. In connection with these covenants, the Company has a three year interest rate swap with a total underlying notional amount of $80 million. The swap agreements converted the interest rate on $80 million notional amount of the credit facility from a variable rate based upon a three month LIBOR (5.81% at December 31, 1997) to fixed rates ranging from 5.79% to 6.03%. Amounts paid or received under these agreements are recognized as adjustments to interest expense.

    There are no future minimum payments based upon the borrowing levels at December 31, 1997 for the next five years.

    Interest paid was $2,202,345, 4,691,776 and $30,076,031 in 1995, 1996 and
1997 respectively.

7. LEASES

    The Company has entered into various operating leases for land and office facilities. Leases for tower sites provide for periodic extensions of lease periods with future lease payments indexed to the consumer price index.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

7. LEASES (CONTINUED)
    Minimum future rental payments under operating leases having remaining terms in excess of one year as of December 31, 1997 are as follows:

1998...........................................  $1,777,262
1999...........................................   1,445,209
2000...........................................   1,182,204
2001...........................................     817,668
2002...........................................     505,431
Thereafter.....................................   6,657,092
                                                 ----------
Total..........................................  $12,384,866
                                                 ----------
                                                 ----------

    Rent expense was approximately $460,800, $906,042 and $2,077,644 in 1995, 1996 and 1997, respectively.

8. RETIREMENT PLAN

    The Company sponsors a 401(k) retirement and profit sharing plan which covers substantially all its employees. Eligible employees can contribute from 1% to 15% of their compensation. The Company, at its discretion, may match a portion of the employee's contribution. The Company may also, at its discretion, make additional profit sharing contributions to the plan. Total pension expense was $114,000, $181,000 and $293,000 in 1995, 1996 and 1997, respectively.

9. REDEEMABLE PREFERRED STOCK AND WARRANTS

    On April 3, 1997, 100,000 shares of Series A Senior Cumulative Nonvoting Preferred Stock (Preferred Stock) were redeemed by the Company at a cost of $10,000,000 which was funded by the Bank Credit Facility. On June 20, 1997, the remaining 118,394.51 shares of Preferred Stock were redeemed by the Company at a cost of $11,839,451. This redemption was funded by the Common Stock Sale described in Note 10.

    The Preferred Stock had a redemption value of $100 per share and was recorded at fair value on the date of issuance less issuance costs. Dividends were cumulative from the date of issuance, accrued quarterly in arrears and were payable in shares of Preferred Stock. The dividend rates increased annually from 15% in 1997 to 21% in 2000 and thereafter. As of December 31, 1996, the Company accrued stock dividends in the amount of $690,411 (which represented 6,904 shares). The Preferred Stock included the potential issuance of warrants to purchase shares of the Company's Class A Common Stock. For financial reporting purposes, the estimated fair value of the warrants was included with the Preferred Stock in the accompanying balance sheet and the excess of the redemption value of the Preferred Stock over the carrying value was accreted by periodic charges to additional paid-in capital over the life of the issue. No warrants were issued.

    The Company has authorized 5 million shares of Nonvoting Preferred Stock, par value $.01 per share, of which 500,000 are designated as Series A Senior Cumulative Nonvoting Preferred Stock.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

9. REDEEMABLE PREFERRED STOCK AND WARRANTS (CONTINUED)
    The Company has also authorized 10 million shares of Voting Preferred Stock, par value $.01 per share, none of which are issued as of December 31, 1997.

10. SHAREHOLDERS' EQUITY

    On June 20, 1997, the Company issued and sold 3,000,000 shares of Class A Common Stock, $.01 par value, to Boston Ventures Limited Partnership V (Boston Ventures) at a price of $15 per share (Common Stock Sales). The proceeds of $43.6 million, net of issuance fees of $1.4 million, were used to redeem the remaining outstanding Preferred Stock as described in Note 9, and to reduce amounts outstanding under the Bank Credit Facility. As a condition of the Common Stock Sales, Boston Ventures appointed two representatives on the Company's eleven member board of directors.

    In August 1997, Boston Ventures purchased 1,000,000 shares of Class B Common Stock from shareholders pursuant to a tender offer which upon purchase based on the requirements of the corporate restructuring described in Note 1, became Class A Common Stock.

    On August 28, 1996, the Company approved a plan to recapitalize the Company whereby the Sygnet common stock Type A (205,698 shares) and Type B (1,028,428 shares) were converted into 6,170,630 shares of Sygnet Wireless, Inc. Class B common stock in a 5 for 1 split, effective on September 20, 1996. These shares are entitled to ten votes per share.

    On January 5, 1995, Sygnet repurchased 8,024 Type A shares for $39.00 per share and 40,173 Type B shares for $35.00 per share from a shareholder for approximately $1,719,000. These shares were accounted for at cost and held as treasury stock until August 28, 1996 when they were retired.

    Under the most restrictive of the covenants discussed in Note 6, the Company could not declare any additional dividends on its common stock at December 31, 1997.

    On December 29, 1994, the Company received a promissory note from an officer/shareholder for $249,952 for the purchase of common shares from a shareholder. The note requires annual payment of interest at 8.23% with principal repayment commencing on December 31, 1998 through December 31, 2001.

11. INCOME TAXES

    On August 31, 1996, Sygnet and Wilcom terminated their status as Subchapter S Corporations. As a result of this termination, application of the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, requires deferred income taxes to be provided for differences in the basis for tax purposes and for financial accounting purposes of recorded assets and liabilities. As a result of the termination of their Subchapter S Corporation status, Sygnet and Wilcom contributed their undistributed earnings to additional paid-in capital. At December 31, 1997, the Company has net operating loss carryforwards of $28.7 million that expire in 2011 and 2012. For financial reporting purposes, a valuation allowance of $7,747,300 has been recognized to offset the net deferred tax assets which primarily relate to the net operating loss carryforward.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

11. INCOME TAXES (CONTINUED)
    Amounts for deferred tax assets and liabilities at December 31, 1996 and 1997 are as follows:

                                                                      1996           1997
                                                                  -------------  -------------
Deferred tax liabilities:
  Depreciation..................................................  $     787,200  $    --
  Amortization..................................................      1,271,800      3,593,000
                                                                  -------------  -------------
Total deferred tax liabilities..................................      2,059,000      3,593,000
Deferred tax assets:
  AMT credit carryforward.......................................         63,400         63,400
  Allowance for doubtful accounts...............................        397,400        275,300
  Depreciation..................................................                       958,400
  Net operating loss carryforward...............................      2,550,000      9,756,800
  Other.........................................................        201,700        390,400
                                                                  -------------  -------------
                                                                      3,212,500     11,444,300
Valuation allowance.............................................     (1,153,500)    (7,851,300)
                                                                  -------------  -------------
Total deferred tax assets.......................................      2,059,000      3,593,000
                                                                  -------------  -------------
Net deferred tax assets.........................................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The components of the income tax provision (benefit) in the consolidated statements of operations for the year ended December 31, 1996 and 1997 are as follows:

                                                                      1996           1997
                                                                  -------------  -------------
Cumulative effect of conversion from S to C corporation
  status........................................................  $     745,000  $    --
Deferred income tax (benefit)...................................     (1,898,500)    (6,697,800)
Valuation allowance.............................................      1,153,500      6,697,800
                                                                  -------------  -------------
Total provision for income tax (benefit)........................  $    --        $    --
                                                                  -------------  -------------
                                                                  -------------  -------------

12. STOCK OPTION PLAN

    The Company has stock option plans that provide for the purchase of Class A common stock by employees and directors of the Company. Under the stock option plans the Company is authorized to issue 1,250,000 options for the purchase of shares of Class A common stock (1,000,000 for employees and 250,000 for non-employee directors). These options vest over a period ranging from grant date to five years, are exercisable based upon the terms of the grants and expire at the end of ten years. The Company applies APBO No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and related Interpretations in accounting for the plan, which requires that for certain options granted, the Company recognizes as compensation expense the excess of the deemed fair value for accounting purposes of the common stock over the exercise price of the options. For the majority of options, no compensation cost has been recognized. Had compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's net loss and net loss per share would not have been materially different from the amounts reported.

                             SYGNET WIRELESS, INC.

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

12. STOCK OPTION PLAN (CONTINUED)
    For pro forma calculations the fair value of each option is estimated on the date of grant using the Minimum Value option-pricing model with the following weighted-average assumptions used for grants in both 1996 and 1997: risk-free interest rates ranging from 5.9% to 6.9% and average expected lives ranging from
5.25 to 7.5 years for issued options.

    A summary of the status of the company's stock option plan as of December 31, 1996 and 1997 and changes during the years then ended is presented below:

                                                         1996                           1997
                                             -----------------------------  -----------------------------
                                                         WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                                               SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE
                                             ----------  -----------------  ----------  -----------------
Outstanding at beginning of year...........      --          $  --             533,200      $   10.00
Granted....................................     533,200          10.00         183,000          10.31
Exercised..................................      --             --              --             --
Canceled...................................      --             --              --
                                             ----------         ------      ----------         ------
Outstanding at year end....................     533,200          10.00         716,200      $   10.08
                                             ----------         ------      ----------         ------
                                             ----------         ------      ----------         ------
Options exercisable at year end............      --                            651,200
Weighted-average fair value of options
  granted during the year..................  $   --                         $     7.80
Weighted-average remaining contractual
  life.....................................        9.68                           8.87

    At December 31, 1997, there were 533,800 options available for future grant.

                             SYGNET WIRELESS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                                    DECEMBER 31     SEPTEMBER 30
                                                                                        1997            1998
                                                                                   --------------  --------------
                                                                                       (NOTE)       (UNAUDITED)
                                                     ASSETS

Current assets:
  Cash and cash equivalents......................................................  $      860,086  $      467,124
  Accounts receivable, less allowance for doubtful accounts of $565,862 at
    September 30, 1998 and $809,800 at December 31, 1997.........................      10,711,627      13,506,769
  Inventory......................................................................       1,867,445       1,539,169
  Prepaid expenses...............................................................         309,460         929,915
                                                                                   --------------  --------------
    Total current assets.........................................................      13,748,618      16,442,977

Other assets:
  Cellular licenses--net.........................................................     245,866,235     241,062,311
  Customer lists--net............................................................      19,382,087      15,527,090
  Deferred financing costs--net..................................................       8,982,430       8,126,156
                                                                                   --------------  --------------
    Total other assets...........................................................     274,230,752     264,715,557
Property, plant and equipment--net...............................................      53,007,015      52,137,706
                                                                                   --------------  --------------
    Total assets.................................................................  $  340,986,385  $  333,296,240
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable...............................................................  $    3,264,206  $    1,807,017
  Deferred revenue...............................................................       2,058,066       2,381,739
  Accrued expenses and other liabilities.........................................       4,196,230       4,591,172
  Interest payable...............................................................       6,749,755       9,533,632
                                                                                   --------------  --------------
    Total current liabilities....................................................      16,268,257      18,313,560

Long-term debt...................................................................     305,500,000     302,644,000
Shareholders' equity:
  Common shares, $.01 par, Class A, 1 vote per share, 60,000,000 shares authorized, 4,734,091 shares issued and outstanding as of September 30, 1998;
    4,010,653 shares issued and outstanding as of December 31, 1997..............          40,107          47,341
  Common shares, $.01 par, Class B, 10 votes per share; 10,000,000 shares authorized, 4,436,539 shares issued and outstanding as of September 30, 1998;
    5,159,977 shares issued and outstanding as of December 31, 1997..............          51,599          44,365
Additional paid-in capital.......................................................      47,598,498      47,598,498
Retained deficit.................................................................     (28,222,124)    (35,101,572)
Note receivable from officer/shareholder.........................................        (249,952)       (249,952)
                                                                                   --------------  --------------
    Total shareholders' equity...................................................      19,218,128      12,338,680
                                                                                   --------------  --------------
    Total liabilities and shareholders' equity...................................  $  340,986,385  $  333,296,240
                                                                                   --------------  --------------
                                                                                   --------------  --------------

NOTE: THE BALANCE SHEET AT DECEMBER 31, 1997 HAS BEEN DERIVED FROM THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS AT THAT DATE BUT DOES NOT INCLUDE ALL OF THE INFORMATION AND FOOTNOTES REQUIRED BY GENERALLY ACCEPTED ACCOUNTING PRINCIPLES FOR COMPLETE FINANCIAL STATEMENTS.

                             SYGNET WIRELESS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                    ------------------------------
                                                                                         1997            1998
                                                                                    --------------  --------------
Revenue:
  Subscriber revenue..............................................................  $   38,531,124  $   46,738,516
  Roamer revenue..................................................................      19,868,262      24,752,828
  Equipment sales.................................................................       3,050,594       4,252,652
  Other revenue...................................................................       1,307,703       1,190,063
                                                                                    --------------  --------------
Total revenue.....................................................................      62,757,683      76,934,059

Costs and expenses:
  Cost of services................................................................       7,175,048       9,004,943
  Cost of equipment sales.........................................................       6,806,047       7,789,947
  General and administrative......................................................      11,666,527      14,664,517
  Selling and marketing...........................................................       7,465,863       9,056,770
  Depreciation and amortization...................................................      21,142,930      21,343,437
                                                                                    --------------  --------------
Total costs and expenses..........................................................      54,256,415      61,859,614
                                                                                    --------------  --------------
Income from operations............................................................       8,501,268      15,074,445

Other:
  Interest expense, net...........................................................      22,558,545      21,612,673
  Other...........................................................................          (6,174)        341,220
                                                                                    --------------  --------------
Net income (loss).................................................................  $  (14,051,103) $   (6,879,448)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Earnings per share information:
  Net income (loss)...............................................................  $  (14,051,103) $   (6,879,448)
  Preferred stock dividend and accretion..........................................      (2,121,472)       --
                                                                                    --------------  --------------
  Net income (loss) applicable to common shareholders.............................  $  (16,172,575) $   (6,879,448)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
  Net income (loss) per share applicable to common shareholders...................  $        (2.21) $         (.75)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Common shares outstanding.........................................................       7,302,498       9,170,630
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                             SYGNET WIRELESS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                     NINE MONTHS ENDED SEPTEMBER
                                                                                                 30,
                                                                                    ------------------------------
                                                                                         1997            1998
                                                                                    --------------  --------------

OPERATING ACTIVITIES

Net loss..........................................................................  $  (14,051,103) $   (6,879,448)

Adjustments to reconcile net loss to net cash provided by operating activities:

  Depreciation....................................................................      11,614,565      11,828,239

  Amortization....................................................................       9,528,365       9,515,198

  Loss (gain) on disposal of assets...............................................         (14,358)        109,104

  Changes in operating assets and liabilities:

    Accounts receivable...........................................................      (2,269,177)     (2,795,142)

    Inventory.....................................................................         413,076         328,276

    Prepaid and deferred expenses.................................................         188,487        (620,455)

    Accounts payable and accrued expenses.........................................         732,773        (738,574)

    Accrued interest payable......................................................         982,713       2,783,877
                                                                                    --------------  --------------

Net cash provided by operating activities.........................................       7,125,341      13,531,075

INVESTING ACTIVITIES

Business acquisition..............................................................        (599,442)       --

Purchases of property and equipment...............................................     (16,979,123)    (11,468,537)

Proceeds from sale of assets......................................................          20,995         400,500
                                                                                    --------------  --------------

Net cash used in investing activities.............................................     (17,557,570)    (11,068,037)

FINANCING ACTIVITIES

Proceeds from long-term debt......................................................      23,500,000      16,894,000

Principal payments on long-term debt..............................................     (35,250,000)    (19,750,000)

Increase in financing costs.......................................................        (308,666)       --

Redemption of preferred stock.....................................................     (21,839,451)       --

Net proceeds from sale of common stock............................................      43,875,000        --
                                                                                    --------------  --------------

Net cash (used in) provided by financing activities...............................       9,976,883      (2,856,000)

Decrease in cash and cash equivalents.............................................        (455,346)       (392,962)

Cash and cash equivalents at beginning of period..................................       2,257,748         860,086
                                                                                    --------------  --------------

Cash and cash equivalents at end of period........................................  $    1,802,402  $      467,124
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                             SYGNET WIRELESS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    These financial statements include the consolidated accounts of Sygnet Wireless, Inc. (the "Company") and its wholly-owned subsidiary Sygnet Communications, Inc. ("Sygnet"). The Company owns and operates cellular telephone systems serving one large cluster with an approximate population of
2.4 million in Northeastern Ohio, Western Pennsylvania and Western New York.

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 333-10161) filed with the Securities and Exchange Commission.

2. AGREEMENT AND PLAN OF MERGER

    On July 28, 1998, the Company entered into an Agreement and Plan of Merger ("Merger") with a subsidiary of Dobson Communications Corporation ("Dobson") pursuant to which Dobson will acquire all outstanding shares of common stock of the Company for an aggregate amount of $337.5 million, or approximately $34.51 per share. The agreement is pending regulatory approval and is expected to close in the fourth quarter of 1998.

3. LONG-TERM DEBT

    The Company has $110.0 million 11 1/2% unsecured Senior Notes due October 1, 2006 (the "Notes"). The Notes pay interest semiannually on April 1 and October 1 of each year. The Notes are redeemable at the option of the Company at redemption prices (expressed as a percentage of principal amount) ranging from 105.75% in 2001 to 100.00% in 2005 and thereafter. Among other things, the Notes contain certain covenants which limit additional indebtedness, payment of dividends, sale of assets or stock, changes in control and transactions with related parties.

    Sygnet has a financing agreement (the "Bank Credit Facility") with a commercial bank group. The Bank Credit Facility is a senior secured reducing revolver that provides Sygnet the ability to borrow up to $300.0 million through June 30, 1999. Mandatory reductions in the revolver occur quarterly thereafter through June 30, 2005, when the Bank Credit Facility terminates. The Bank Credit Facility is secured by certain assets and the stock of Sygnet. The Bank Credit Facility provides for various borrowing rate options based on either a fixed spread over the London Interbank Offered Rate (LIBOR) or the prime rate. As of September 30, 1998, the amount outstanding under the Bank Credit Facility is $192.6 million.

4. REDEEMABLE PREFERRED STOCK AND WARRANTS

    On April 3, 1997, 100,000 shares of Series A Senior Cumulative Nonvoting Preferred Stock ("Preferred Stock"), were redeemed by the Company at a cost of $10.0 million which was funded by the Bank Credit Facility. On June 20, 1997, the remaining 118,394.51 shares of Preferred Stock were redeemed by

                             SYGNET WIRELESS, INC.

                                  (UNAUDITED)

4. REDEEMABLE PREFERRED STOCK AND WARRANTS (CONTINUED) the Company at a cost of $11,839,451. This redemption was funded by the Common Stock Sale described in Note 5.

    The Preferred Stock had a redemption value of $100 per share and was recorded at fair value on the date of issuance less issuance costs. Dividends were cumulative from the date of issuance, accrued quarterly in arrears and were payable in shares of Preferred Stock. The dividend rates increased annually from 15% in 1997 to 21% in 2000 and thereafter. The Preferred Stock included the potential issuance of warrants to purchase shares of the Company's Class A Common Stock. For financial reporting purposes, the estimated fair value of the warrants was included with the Preferred Stock in the accompanying balance sheet and the excess of the redemption value of the Preferred Stock over the carrying value was accreted by periodic charges to additional paid-in capital over the life of the issue. No warrants were issued.

    The Company has authorized 5 million shares of Nonvoting Preferred Stock, par value $.01 per share, of which 500,000 are designated as Series A Senior Cumulative Nonvoting Preferred Stock.

5. SHAREHOLDERS EQUITY

    On June 20, 1997, the Company issued and sold 3,000,000 shares of Class A Common Stock, $.01 par value, to Boston Ventures Limited Partnership V ("Boston Ventures") at a price of $15 per share ("Common Stock Sale"). The proceeds of $43.9 million, net of issuance fees, were used to redeem the remaining outstanding Preferred Stock as described in Note 4, and to reduce amounts outstanding under the Bank Credit Facility. As a condition of the Common Stock Sale, Boston Ventures has two representatives on the Company's eleven member board of directors.

    In August 1997, Boston Ventures purchased 1,000,000 shares of Class B Common Stock from shareholders pursuant to a tender offer which, upon purchase, became Class A Common Stock.

6. COMMITMENTS AND CONTINGENCIES

    In accordance with the Merger (see Note 2), the Company may be liable to pay severance benefits and incentive compensation for an approximate amount of $1.9 million to certain employees if the Merger occurs and certain other conditions are met before December 31, 1998.

    On June 8, 1998, the Company entered into an agreement with Pinellas Communications to purchase the license to operate a cellular telephone system in the Rural Service Area PA-2. The purchase price is $6.0 million and the transaction is expected to close in the fourth quarter of 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Dobson/Sygnet Communications Company:

    We have audited the accompanying balance sheet of Dobson/Sygnet Communications Company (an Oklahoma corporation) as of September 30, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Dobson/Sygnet Communications Company as of September 30, 1998, in conformity with generally accepted accounting principles.

                                           ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
  December 2, 1998

                      DOBSON/SYGNET COMMUNICATIONS COMPANY
                                 BALANCE SHEET
                               SEPTEMBER 30, 1998

                                     ASSETS

CASH.................................................................  $     100
                                                                       ---------
                                                                       ---------

                              STOCKHOLDER'S EQUITY

STOCKHOLDER'S EQUITY
  Common stock, $1.00 par value, 500 shares authorized
    and 100 shares issued and outstanding............................  $     100
                                                                       ---------
                                                                       ---------

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

                             NOTES TO BALANCE SHEET

                               SEPTEMBER 30, 1998

1. ORGANIZATION:

    The Company was incorporated under the name Front Nine Holdings, Inc. as an Oklahoma corporation on July 23, 1998. Subsequently, the Company changed its name to Dobson/Sygnet Communications Company (the "Company") and amended its certificate of incorporation on December 2, 1998 to reflect this change. The Company is a wholly owned subsidiary of Dobson Communications Corporation ("Dobson Communications").

CAPITAL RESOURCES AND GROWTH

    The Company's total indebtedness and debt service requirements will substantially increase as a result of the transactions described in Note 3, and the Company will be subject to significant financial restrictions and limitations. If the Company is unable to borrow sufficient funds through bank financing, capital contributions from Dobson Communications and the senior notes described in Note 3, the Company may be unable to borrow additional funds from other sources during such time period to fund planned capital expenditures, its ongoing operations or other permissible uses.

    The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's cash flows currently are entirely dependent upon Dobson Communications and such dependency will continue at least until such time as the Company completes the merger of Sygnet's operations into the Company.

2. SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents on the accompanying balance sheet includes cash and short-term investments with original maturities of three months or less.

3. ACQUISITIONS:

    On July 28, 1998, Dobson/Sygnet Operating Company ("Operating"), an affiliate of the Company entered into a definitive agreement to acquire the stock of Sygnet for $337.5 million. Sygnet owns and operates cellular systems in Ohio, Pennsylvania and New York covering an estimated population base of 2.4 million people. In connection with the acquisition, Operating plans to redeem Sygnet's senior notes ($110 million at September 30, 1998) and refinance Sygnet's credit facility ($192.6 million at September 30, 1998) herein referred to as the ("Refinancings"). In connection with the Sygnet acquisition, Operating will also be required to finance the acquisition of Pennsylvania 2 RSA for $6.0 million.

    In July 1998, Operating placed $25 million into escrow pending the close of the Sygnet acquisition. The Company expects to finance the remaining purchase, consisting of the remaining $312.5 million of stock, the Refinancings and the Pennsylvania 2 RSA acquisition, through a combination of bank financing described in Note 4, capital contributions from Dobson Communications and the issuance of senior notes.

                      DOBSON/SYGNET COMMUNICATIONS COMPANY

                             NOTES TO BALANCE SHEET

                               SEPTEMBER 30, 1998

3. ACQUISITIONS: (CONTINUED)
Upon the issuance of senior notes by the Company, it will purchase the stock of Operating and contribute the net proceeds of the senior notes offering to Operating. The Sygnet and Pennsylvania 2 RSA acquisitions are expected to close in the fourth quarter of 1998 or early in 1999.

4. LONG-TERM DEBT:

    In connection with the pending Sygnet acquisition, Operating received commitments for a new $450.0 million credit facility to be secured by the assets acquired in the Sygnet acquisition. Operating also obtained commitments for bridge financing. Subsequent to September 30, 1998, the commitments for bridge financing expired. In connection with the bridge financing, Operating incurred $3.36 million in fees to obtain the bridge financing.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Dobson/Sygnet Operating Company:

    We have audited the accompanying balance sheet of Dobson/Sygnet Operating Company (an Ohio corporation) as of September 30, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Dobson/Sygnet Operating Company as of September 30, 1998, in conformity with generally accepted accounting principles.

                                           ARTHUR ANDERSEN LLP

Oklahoma City, Oklahoma,
  December 2, 1998

                        DOBSON/SYGNET OPERATING COMPANY
                                 BALANCE SHEET
                               SEPTEMBER 30, 1998

                                          ASSETS

CASH...........................................................................  $      100
                                                                                 ----------
OTHER ASSETS:
  Deposit......................................................................  25,000,000
  Deferred costs...............................................................   3,425,658
                                                                                 ----------
    Total other assets.........................................................  28,425,658
                                                                                 ----------
    Total assets...............................................................  $28,425,758
                                                                                 ----------
                                                                                 ----------

                           LIABILITIES AND STOCKHOLDER'S EQUITY

Accounts payable...............................................................  $3,425,658
                                                                                 ----------
    Total current liabilities..................................................   3,425,658

PAYABLES--AFFILIATE............................................................  25,000,000
STOCKHOLDER'S EQUITY
  Common stock, $1 par value, 500 shares authorized and 100 shares issued and
    outstanding................................................................         100
                                                                                 ----------
    Total liabilities and stockholder's equity.................................  $28,425,758
                                                                                 ----------
                                                                                 ----------

                        DOBSON/SYGNET OPERATING COMPANY

                             NOTES TO BALANCE SHEET

                               SEPTEMBER 30, 1998

1. ORGANIZATION:

    The Company was incorporated under the name SWI Acquisition Corp., as an Ohio corporation on July 23, 1998. Subsequently, the Company changed its name to Dobson/Sygnet Operating Company and amended its certificate of incorporation on August 25, 1998 to reflect this change. The Company is a wholly owned subsidiary of Dobson Communications Corporation ("Dobson Communications"). The Company currently serves as the company for the pre-acquisition activity of Sygnet Wireless, Inc. ("Sygnet") (See Note 3) and, upon consummation of the Sygnet acquisition, will merge with Sygnet.

    CAPITAL RESOURCES AND GROWTH

    The Company's total indebtedness and debt service requirements will substantially increase as a result of the transactions described in Note 3, and the Company will be subject to significant financial restrictions and limitations. If the Company is unable to raise sufficient funds through the bank financing, capital contributions from Dobson Communications and the senior notes issued by Dobson/Sygnet Communications Company described in Note 3, the Company may be unable to borrow additional funds from other sources in the future to fund planned capital expenditures, its ongoing operations or other permissible uses.

    The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's cash flows currently is entirely dependent upon Dobson Communications and such dependency will continue at least until such time as the Company completes the merger of Sygnet's operations into the Company.

2. SIGNIFICANT ACCOUNTING POLICIES:

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents on the accompanying combined balance sheet includes cash and short-term investments with original maturities of three months or less.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses potential impairments of long-lived assets and certain identifiable intangibles when there is evidence that events or changes in circumstances indicate that an asset's carrying value may not be recoverable. An impairment loss is recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such losses have been identified by the Company.

    DEFERRED COSTS

    Deferred costs consist primarily of fees incurred to secure long-term debt and acquisition costs. Deferred financing costs will be amortized on a straight-line basis over the term of the debt. Acquisition

                        DOBSON/SYGNET OPERATING COMPANY

                             NOTES TO BALANCE SHEET

                               SEPTEMBER 30, 1998

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) costs will be allocated to the appropriate balance sheet accounts in the Sygnet purchase price allocation and will be amortized accordingly.

3. ACQUISITIONS:

    On July 28, 1998, the Company entered into a definitive agreement to acquire the stock of Sygnet for $337.5 million. Sygnet owns and operates cellular systems in Ohio, Pennsylvania and New York covering an estimated population base of 2.4 million people. In connection with the acquisition, the Company plans to redeem Sygnet's senior notes ($110.0 million at September 30, 1998) and refinance Sygnet's credit facility ($192.6 million at September 30, 1998) herein referred to as the ("Refinancings"). In connection with the Sygnet acquisition, the Company will also be required to finance the acquisition of Pennsylvania 2 RSA for $6.0 million.

    In July 1998, the Company placed $25.0 million into escrow pending the close of the Sygnet acquisition. The Company expects to finance the remaining purchase, consisting of the remaining $312.5 million of stock, the Refinancings and the Pennsylvania 2 RSA acquisition, through a combination of bank financing described in Note 4, capital contributions from Dobson Communications and the issuance of senior notes by Communications. The Sygnet and Pennsylvania 2 RSA acquisitions are expected to close in the fourth quarter of 1998 or early in 1999.

4. LONG-TERM DEBT:

    In connection with the pending Sygnet acquisition, the Company received commitments for a new $450.0 million credit facility to be secured by the assets acquired in the Sygnet acquisition. As part of the Sygnet acquisition, the Company also obtained commitments for bridge financing. Subsequent to September 30, 1998, the commitments for bridge financing expired. In connection with the bridge financing, the Company incurred $3.36 million in fees to obtain the bridge financing. These fees are reflected in deferred cost on the accompanying balance sheet.

5. RELATED PARTY TRANSACTIONS

    The Company had payables to Dobson Communications and certain of its subsidiaries totaling $25.0 million at September 30, 1998 representing advances related to the Sygnet acquisition described in Note 3. The Company expects to repay these advances in connection with consummation of the acquisition with proceeds from long-term debt. Accordingly, the payables to these affiliates have been reflected as a non-current liability in the accompanying balance sheet.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the Oklahoma General Corporation Act under which the Company is incorporated, Article X of the Company's Amended Certificate of Incorporation provides for indemnification of each of the Company's officers and directors against (a) expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding brought by reason of his being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, or other enterprise at the request of the Company, other than an action by or in the right of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company, and with respect to any criminal action, he had no reasonable cause to believe that his conduct was unlawful and (b) expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Company brought by reason of his being or having been a director, officer, employee or agent of the Company, or any other corporation, partnership, joint venture, or other enterprise at the request of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company, unless and only to the extent that the court in which such action or suit was decided has determined that the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper. The Company's bylaws provide for similar indemnification. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended.

    The Company's directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

 EXHIBIT                                                                                     METHOD OF
 NUMBERS                                    DESCRIPTION                                       FILING
---------  ------------------------------------------------------------------------------  -------------
  2.1      Agreement and Plan of Merger dated July 28, 1998 between Sygnet Wireless, Inc.
             and Dobson/Sygnet Operating Company (formerly known as Front Nine Operating
             Company) (without schedules).                                                     (1) [2.0]

  2.2      Purchase Agreement dated July 8, 1998 by and between Sygnet Communications,
             Inc. and Pinellas Communications.                                               (2) [10.32]

  2.3      Asset Acquisition Agreement dated July 11, 1996 among Horizon Cellular
             Telephone Company of Chantaugua, L.P., Horizon Cellular Telephone Company of
             Crawford, L.P. and Sygnet Communications, Inc.                                  (3) [10.17]

  2.4      Agreement for Purchase of Partnership Interest dated September 15, 1995 by and between Sygnet Communications, Inc. and Erie Cellular Systems, Inc.
             (formerly McCaw Communications of Erie, Inc.).                                  (3) [10.18]

  2.5      Agreement to Furnish Schedules.                                                           (4)

  3.1      Registrant's Amended Certificate of Incorporation.                                        (4)

  3.2      Registrant's Amended Bylaws.                                                              (4)

 EXHIBIT                                                                                     METHOD OF
 NUMBERS                                    DESCRIPTION                                       FILING
---------  ------------------------------------------------------------------------------  -------------
  4.1      Indenture dated December 23, 1998 between Registrant, as Issuer, and United
             States Trust Company of New York, as Trustee.                                     (1) [4.1]

  4.2      Form of Note under Indenture (contained in Exhibit 4.1 hereto).                     (1) [4.1]

  4.3      Pledge Agreement dated December 23, 1998 between Registrant, as Pledgor, and
             NationsBanc Montgomery Securities LLC, Lehman Brothers, Inc., First Union
             Capital Markets, a division of Wheat First Securities, Inc. and TD
             Securities (USA) Inc., as Initial Purchasers, and United States Trust
             Company of New York, as Trustee.                                                        (4)

  4.4      Registration Rights Agreement dated December 23, 1998 between Registrant and
             NationsBanc Montgomery Securities LLC, Lehman Brothers Inc., First Union
             Capital Markets, a division of Wheat First Securities, Inc. and TD
             Securities (USA) Inc.                                                                   (4)

  4.5      Credit Agreement among the Agents and Lenders named therein and Dobson/Sygnet
             Operating Company, dated as of December 23, 1998.                                       (4)

  5        Opinion of McAfee & Taft A Professional Corporation.                                      (4)

 10.1      Asset Purchase Agreement dated December 23, 1998 by and between Sygnet
             Communications, Inc. and Dobson Tower Company.                                          (4)

 10.2      Master Site License Agreement dated December 23, 1998 by and between Sygnet
             Communications, Inc. and Dobson Tower Company.                                          (4)

 10.3.1    Cellular One License Agreement effective December 1, 1996, between Cellular
             One Group and Erie Cellular Telephone Company.                                           **

 10.3.2    Cellular One License Agreement, effective as of December 17, 1996, between
             Cellular One Group and Sygnet Communications, Inc. (PA-1).                               **

 10.3.3    Cellular One License Agreement, effective as of November 7, 1996, between
             Cellular One Group and Sygnet Communications, Inc. (PA-6).                               **

 10.3.4    Cellular One License Agreement, effective as of January 30, 1997, between
             Cellular One Group and Sygnet Communications, Inc. (PA-7).                               **

 10.3.5    Cellular One License Agreement, effective as of January 1, 1997, between
             Cellular One Group and Sygnet Communications, Inc. (NY-3).                               **

 10.4      Intercarrier Services Agreement dated April 25, 1995 between Youngstown
             Cellular Telephone Company and EDS Personal Communications Corporation, with
             Amendment dated April 10, 1996.                                                 (3) [10.13]

 10.4.1    Amendment No. 2 dated August 1, 1997 to Intercarrier Services Agreement dated
             April 25, 1995 between Youngstown Cellular Telephone Company and EDS
             Personal Communications Corporation.                                                    (4)

 EXHIBIT                                                                                     METHOD OF
 NUMBERS                                    DESCRIPTION                                       FILING
---------  ------------------------------------------------------------------------------  -------------
 10.5      Northern Telecom, Inc. DMS-MTX Cellular Supply Agreement dated June 1, 1996
             between Youngstown Cellular Telephone Company and Northern Telecom, Inc.        (3) [10.12]

 10.5.1    Amendment No. 1 dated April 15, 1998 to Northern Telecom, Inc. DMS-MTX
             Cellular Supply Agreement dated June 1, 1996 between Youngstown Cellular
             Telephone Company and Northern Telecom, Inc.                                            (4)

 10.6*     Consulting Agreement, dated December 21, 1998 between Dobson Communications
             Corporation and Albert H. Pharis, Jr.                                                   (4)

 12        Ratio of earnings to combined fixed charges and preferred stock dividends.                (4)

 21        Subsidiaries.                                                                             (4)

 23.1      Consent of McAfee & Taft A Professional Corporation will be contained in
             Exhibit 5 hereto.                                                                   (4) [5]

 23.2      Consent of Arthur Andersen LLP (Oklahoma City -- DSCC).                                   (4)

 23.3      Consent of Ernst & Young LLP (Cleveland--Sygnet).                                         (4)

 24        Power of Attorney.                                                                        (4)

 27        Financial Data Schedule.                                                                  (4)

 99.1      Letter of Transmittal.                                                                    (4)

 99.2      Notice of Guarantee of Delivery.                                                          (4)

 99.3      Guidelines for Certification of Taxpayer Identification Number.                           (4)

 99.4      Company letter.                                                                           (4)

 99.5      Client letter.                                                                            (4)

 99.6      Instruction to Beneficial Holders.                                                        (4)

------------------------

*   Management contract or compensatory plan or arrangement.

**  To be filed by amendment.

(1) Filed as an exhibit to the Current Report on Form 8-K of Dobson Communications Corporation (333-23769) filed on January 7, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(2) Filed as an exhibit to the Quarterly Report of Sygnet Wireless, Inc. (333-10161) on Form 10-Q for the quarterly period ended June 30, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

(3) Filed as an exhibit to the Sygnet Wireless, Inc. Registration Statement on Form S-1 (Registration No. 333-10161), as the exhibit number indicated in brackets and incorporated by reference herein.

(4) Filed herewith.

    (b) Financial Statement Schedules

    None.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registration pursuant to the provisions described under Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnifications against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 22 day of January, 1999.

                                DOBSON/SYGNET COMMUNICATIONS COMPANY

                                By:            /s/ Everett R. Dobson
                                     -----------------------------------------
                                                 Everett R. Dobson
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 22 day of January, 1999.

             NAME                                TITLE
------------------------------  ----------------------------------------

    /s/ Everett R. Dobson       Chairman of the Board, President and
------------------------------    Chief Executive Officer (Principal
      Everett R. Dobson           Executive Officer) and Director

    /s/ Stephen T. Dobson       Secretary and Director
------------------------------
      Stephen T. Dobson

   /s/ Bruce R. Knooihuizen     Vice President and Chief Financial
------------------------------    Officer (Principal Financial Officer)
     Bruce R. Knooihuizen

      /s/ Trent LeForce         Corporate Controller (Principal
------------------------------    Accounting Officer)
        Trent LeForce

                                Director
------------------------------
      Russell L. Dobson

    /s/ Justin L. Jaschke       Director
------------------------------
      Justin L. Jaschke

  /s/ Albert H. Pharis, Jr.     Director
------------------------------
    Albert H. Pharis, Jr.

                                Director
------------------------------
       Dana L. Schmaltz

                               INDEX TO EXHIBITS

 EXHIBIT                                                                                     METHOD OF
 NUMBERS                                    DESCRIPTION                                       FILING
---------  ------------------------------------------------------------------------------  -------------
  2.1      Agreement and Plan of Merger dated July 28, 1998 between Sygnet Wireless, Inc.
             and Dobson/Sygnet Operating Company (formerly known as Front Nine Operating
             Company) (without schedules).                                                     (1) [2.0]

  2.2      Purchase Agreement dated July 8, 1998 by and between Sygnet Communications,
             Inc. and Pinellas Communications.                                               (2) [10.32]

  2.3      Asset Acquisition Agreement dated July 11, 1996 among Horizon Cellular
             Telephone Company of Chantaugua, L.P., Horizon Cellular Telephone Company of
             Crawford, L.P. and Sygnet Communications, Inc.                                  (3) [10.17]

  2.4      Agreement for Purchase of Partnership Interest dated September 15, 1995 by and between Sygnet Communications, Inc. and Erie Cellular Systems, Inc.
             (formerly McCaw Communications of Erie, Inc.).                                  (3) [10.18]

  2.5      Agreement to Furnish Schedules.                                                           (4)

  3.1      Registrant's Amended Certificate of Incorporation.                                        (4)

  3.2      Registrant's Amended Bylaws.                                                              (4)

  4.1      Indenture dated December 23, 1998 between Registrant, as Issuer, and United
             States Trust Company of New York, as Trustee.                                     (1) [4.1]

  4.2      Form of Note under Indenture (contained in Exhibit 4.1 hereto).                     (1) [4.1]

  4.3      Pledge Agreement dated December 23, 1998 between Registrant, as Pledgor, and
             NationsBanc Montgomery Securities LLC, Lehman Brothers, Inc., First Union
             Capital Markets, a division of Wheat First Securities, Inc. and TD
             Securities (USA) Inc., as Initial Purchasers, and United States Trust
             Company of New York, as Trustee.                                                        (4)

  4.4      Registration Rights Agreement dated December 23, 1998 between Registrant and
             NationsBanc Montgomery Securities LLC, Lehman Brothers Inc., First Union
             Capital Markets, a division of Wheat First Securities, Inc. and TD
             Securities (USA) Inc.                                                                   (4)

  4.5      Credit Agreement among the Agents and Lenders named therein and Dobson/Sygnet
             Operating Company, dated as of December 23, 1998.                                       (4)

  5        Opinion of McAfee & Taft A Professional Corporation.                                      (4)

 10.1      Asset Purchase Agreement dated December 23, 1998 by and between Sygnet
             Communications, Inc. and Dobson Tower Company.                                          (4)

 10.2      Master Site License Agreement dated December 23, 1998 by and between Sygnet
             Communications, Inc. and Dobson Tower Company.                                          (4)

 10.3.1    Cellular One License Agreement effective December 1, 1996, between Cellular
             One Group and Erie Cellular Telephone Company.                                           **

 10.3.2    Cellular One License Agreement, effective as of December 17, 1996, between
             Cellular One Group and Sygnet Communications, Inc. (PA-1).                               **

 EXHIBIT                                                                                     METHOD OF
 NUMBERS                                    DESCRIPTION                                       FILING
---------  ------------------------------------------------------------------------------  -------------
 10.3.3    Cellular One License Agreement, effective as of November 7, 1996, between
             Cellular One Group and Sygnet Communications, Inc. (PA-6).                               **

 10.3.4    Cellular One License Agreement, effective as of January 30, 1997, between
             Cellular One Group and Sygnet Communications, Inc. (PA-7).                               **

 10.3.5    Cellular One License Agreement, effective as of January 1, 1997, between
             Cellular One Group and Sygnet Communications, Inc. (NY-3).                               **

 10.4      Intercarrier Services Agreement dated April 25, 1995 between Youngstown
             Cellular Telephone Company and EDS Personal Communications Corporation, with
             Amendment dated April 10, 1996.                                                 (3) [10.13]

 10.4.1    Amendment No. 2 dated August 1, 1997 to Intercarrier Services Agreement dated
             April 25, 1995 between Youngstown Cellular Telephone Company and EDS
             Personal Communications Corporation.                                                    (4)

 10.5      Northern Telecom, Inc. DMS-MTX Cellular Supply Agreement dated June 1, 1996
             between Youngstown Cellular Telephone Company and Northern Telecom, Inc.        (3) [10.12]

 10.5.1    Amendment No. 1 dated April 15, 1998 to Northern Telecom, Inc. DMS-MTX
             Cellular Supply Agreement dated June 1, 1996 between Youngstown Cellular
             Telephone Company and Northern Telecom, Inc.                                            (4)

 10.6*     Consulting Agreement, dated December 23, 1998 between Dobson Communications
             Corporation and Albert H. Pharis, Jr.                                                   (4)

 12        Ratio of earnings to combined fixed charges and preferred stock dividends.                (4)

 21        Subsidiaries.                                                                             (4)

 23.1      Consent of McAfee & Taft A Professional Corporation will be contained in
             Exhibit 5 hereto.                                                                   (4) [5]

 23.2      Consent of Arthur Andersen LLP (Oklahoma City -- DSCC).                                   (4)

 23.3      Consent of Ernst & Young LLP (Cleveland--Sygnet).                                         (4)

 24        Power of Attorney.                                                                        (4)

 27        Financial Data Schedule.                                                                  (4)

 99.1      Letter of Transmittal.                                                                    (4)

 99.2      Notice of Guarantee of Delivery.                                                          (4)

 99.3      Guidelines for Certification of Taxpayer Identification Number.                           (4)

 99.4      Company letter.                                                                           (4)

 99.5      Client letter.                                                                            (4)

 99.6      Instruction to Beneficial Holders.                                                        (4)

------------------------

*   Management contract or compensatory plan or arrangement.

**  To be filed by amendment.

(1) Filed as an exhibit to the Current Report on Form 8-K of Dobson Communications Corporation (333-23769) filed on January 7, 1999, as the exhibit number indicated in brackets and incorporated by reference herein.

(2) Filed as an exhibit to the Quarterly Report of Sygnet Wireless, Inc. (333-10161) on Form 10-Q for the quarterly period ended June 30, 1998, as the exhibit number indicated in brackets and incorporated by reference herein.

(3) Filed as an exhibit to the Sygnet Wireless, Inc. Registration Statement on Form S-1 (Registration No. 333-10161), as the exhibit number indicated in brackets and incorporated by reference herein.

(4) Filed herewith.